Exhibit 10.21(A): Letter Agreement

July 29, 2009

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Ladies and Gentlemen:

This letter agreement (including the Annexes hereto, the “Letter Agreement”) sets forth our binding agreement with respect to the terms and conditions upon which Microsoft Corporation (“Microsoft”) and Yahoo! Inc. (“Yahoo!”) will enter into the following transaction agreements:

(a)	a Search and Advertising Services and Sales Agreement that includes, among other provisions, the provisions set forth in Annex A; and

(b)

a License Agreement pursuant to which Microsoft will license certain of Yahoo!’s search and advertising assets that includes, among other provisions, the provisions set forth in Annex B (the “License Transaction”).

1.

Definitive Agreements. As soon as practicable after the date hereof, and subject to Section 7 of this Letter Agreement, the respective parties hereto will negotiate and execute more detailed definitive transaction agreements (the “Definitive Agreements”) reflecting and supplementing the provisions of this Letter Agreement, including the provisions set forth in Annexes A, B and C and the definitions in Annex D.

2.

Termination. This Letter Agreement and any Definitive Agreements may be terminated, and the transactions contemplated thereby abandoned, prior to the Commencement Date only (i) by the mutual written consent of Microsoft and Yahoo!, (ii) by either party if there has been a material breach by the other party such that the conditions to the terminating party’s obligation to commence performance under the Definitive Agreements set forth in Section 12 are not capable of being satisfied by the Termination Date, or (iii) by either party if the Commencement Date shall not have occurred on or prior to July 29, 2010 (the “Termination Date”); provided, however, that the right to terminate this Letter Agreement under this Section 2(iii) shall not be available to any party whose material breach of this Letter Agreement has been the cause of, or resulted in, the failure of the Commencement Date to occur on or prior to such date; and provided further, however, that if the Commencement Date has not occurred because of the failure to obtain any Required Antitrust Approval as of the Termination Date, then Yahoo! may, in its sole discretion, extend the Termination Date to January 29, 2011 by providing Microsoft with written notice of such extension on or before the original Termination Date.

3.

Public Disclosure. The initial press release by each of Yahoo! and Microsoft and Yahoo!’s Current Report on Form 8-K with respect to the execution of this Letter Agreement shall each be in a form previously agreed to by Yahoo! and Microsoft (the “Initial Announcements”). During the period prior to the Commencement Date, Yahoo! and Microsoft shall collaborate in good faith

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

to develop a joint communications plan to govern any communications with third parties or broadly disseminated internal communications by Yahoo! or Microsoft, acting jointly or separately, regarding this Letter Agreement and the Definitive Agreements prior to the Commencement Date (the “Communications Plan”), and each party shall use commercially reasonable efforts to ensure that any such communications are consistent with the Communications Plan. Other than the Initial Announcements and communications consistent with the preceding sentence, neither Yahoo! nor Microsoft (nor any of their respective controlled affiliates) shall issue any other press release or make any other public announcement or external communications with respect to this Letter Agreement and the Definitive Agreements without the prior consent of the other party, except as may be required by law (including securities laws and regulations) or legal process or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement or external communications shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements or external communications.

4.

Expenses. Except as otherwise set forth herein or in the Definitive Agreements, the parties hereto will each pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with this Letter Agreement and the Definitive Agreements (whether consummated or not).

5.

Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(a)	If to Microsoft, to:

Microsoft Corporation
One Microsoft Way
Redmond, WA 98052
	Attention:	Chief Executive Officer
	Telephone:	(425) 882-8080
	Telecopy:	(425) 936-7329
	Email:	[*]@microsoft.com

with a copy to:

Microsoft Corporation
One Microsoft Way
Redmond, WA 98052
	Attention:	General Counsel
	Telephone:	(425) 882-8080
	Telecopy:	(425) 936-7329
	Email:	[*]@microsoft.com

(b)	If to Yahoo!, to:

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Attention:	Carol Bartz

Chief Executive Officer
Telephone:	(408) 349-3300
Telecopy:	(408) 349-3510
Email:	[*]@yahoo-inc.com

with a copy to:

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Attention:	Michael Callahan
General Counsel
Telephone:	(408) 349-3300
Telecopy:	(408) 349-3510
Email:	[*]@yahoo-inc.com

6.

BINDING. IT IS UNDERSTOOD AND AGREED BY MICROSOFT AND YAHOO! THAT THIS LETTER AGREEMENT CONSTITUTES A BINDING OBLIGATION WHICH SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. The parties intend to negotiate and enter into the Definitive Agreements. If the Definitive Agreements are not executed within ninety (90) calendar days inclusive of the Escalation Period, if any, of the date of this Letter Agreement (the “Negotiation Period”), the parties agree that the Definitive Agreements shall be completed and executed pursuant to Section 7 hereof. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Letter Agreement without the written consent of the other party hereto.

7.	Dispute Resolution.

(a) General Provisions Regarding the Letter Agreement and the Terms of the Definitive Agreements.

(i) Arbitration and Arbitrator Selection. If a dispute arises from or relates to this Letter Agreement and/or the interpretation and enforcement of the rights and duties of the parties and any claim or controversy relating thereto, including without limitation any claim based in tort or in connection with the parties reaching agreement on the provisions of the Definitive Agreements (a “Dispute”), and the Dispute cannot be settled through direct negotiation of the parties pursuant to Section 7(a)(ii) below, the parties agree to submit any such Dispute to binding arbitration before the American Arbitration Association (the “AAA”), pursuant to the Commercial Arbitration Rules as supplemented by the Procedures for Large, Complex Commercial Disputes and as modified by this Section 7. For the avoidance of doubt, “Dispute” shall not include any dispute that arises from or relates to the Definitive Agreements after such Definitive Agreements have been executed. The arbitration shall be conducted before a panel of three arbitrators selected as follows: Within five (5) business days of the filing of the demand Microsoft and

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Yahoo! shall each select an arbitrator and so advise the AAA and the other party. Within fifteen (15) calendar days after the selection of the two arbitrators, such arbitrators shall select a third arbitrator, who shall chair the arbitration panel. If any arbitrator has not been selected by the time periods specified in this Section 7(a)(i), Microsoft and Yahoo! agree that such arbitrator(s) will be selected by the AAA using the following procedure:

(A) within five (5) business days of receipt of a request from either party for such appointment, the AAA shall provide the parties with a list of nine (9) potential arbitrators from the AAA’s National Roster of Arbitrators with the requisite qualifications;

(B) within five (5) business days of receipt of the list, each party shall strike up to three (3) names (in addition to any strikes for conflicts of interest) and rank the remaining arbitrators in order of preference;

(C) of the arbitrators remaining on the list, the arbitrator(s) with the highest combined ranking shall be selected; and

(D) if the process fails to yield an arbitrator or a sufficient number of arbitrators, it shall be promptly repeated until all arbitrators have been appointed.

Any arbitrator identified and appointed by the parties or by AAA shall be impartial, shall be an attorney or retired judge with significant experience in intellectual property law and the legal issues surrounding the Internet and shall be generally willing and able to attend any hearing in San Francisco, California. The arbitrator will not be a current or former employee, agent, or consultant of either party or any of its current or former affiliates, joint ventures, or subsidiaries. Notwithstanding the foregoing, if any party-appointed arbitrator is disqualified by the AAA subsequent to his or her appointment because of a conflict of interest, the party who appointed such arbitrator shall be given five (5) business days from the date of such disqualification to appoint a replacement arbitrator. The disqualification of any party appointed arbitrator shall not affect the prior appointment of the chair of the arbitration panel and the chair shall continue to serve.

(ii) Pre-Arbitration Negotiations/Escalation Period. Prior to initiating any arbitration the parties agree to submit any disputed issue to the General Counsels and Chief Executive Officers of Microsoft and Yahoo! for negotiation. The parties further agree to defer initiating any arbitration until expiration of the period described in the immediately following sentence (the “Escalation Period”). The Escalation Period shall commence with a written notice from either party to the other and shall expire fourteen (14) calendar days thereafter. During the Escalation Period the parties agree to take commercially reasonable efforts to make their General Counsels and Chief Executive Officers available to engage in negotiations to resolve the disputed issue(s). The Escalation Period may be extended by written mutual agreement.

(iii) Expedited Process. It is the intent of the parties to have any arbitration of this Letter Agreement proceed in an expeditious manner, however, any deadline, time period, procedure or standard contained herein (including, without limitation, any time period in Section 7(b)) may be extended or modified by agreement of the parties and the parties agree that the failure of the arbitrators or the AAA to strictly conform to any

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

deadline, time period, procedure or standard contained herein shall not be a basis for seeking to overturn any decision rendered by the arbitration panel.

(iv) Finality, Process, Costs and Expenses. Any arbitration shall be held and the decision shall be rendered in New York, New York, however, at the request of any party any individual hearing shall be held in San Francisco, California. Other than any arbitration under Section 7(b), any decision of the arbitration panel shall be accompanied by a reasoned opinion. The arbitration panel’s decision (and with regard to Section 7(b)(vi) its decision on the Final Decision Terms) shall be final and binding on the parties, may be entered and enforced in the United States District Court for the Southern District of New York or solely in the case that such federal court does not have jurisdiction in any New York State court sitting in New York City (collectively, the “New York Courts”) and shall not be subject to review or appeal except on the grounds set forth in the Federal Arbitration Act, 9 U.S.C. §1 et seq. For the avoidance of doubt, such award, once confirmed by a New York Court or any judgment on such award from any New York Court may be enforced in any court having jurisdiction over any of the parties or any of their assets. Each party shall pay its own costs and expenses of arbitration as well as the fees and expenses of its party-appointed arbitrator. All remaining administrative costs of arbitration including the costs of AAA and the arbitrator chair’s fees and expenses shall be paid 50% by Microsoft and 50% by Yahoo!.

(v) Confidentiality. Except as may be required by law, regulatory authority, or as strictly necessary to enforce the arbitration panel’s ruling, or to obtain interim relief, neither party nor its controlled affiliates nor the arbitration panel may disclose the existence, content or awards, interim awards, decisions or rulings of any arbitration hereunder, including any related exhibits, testimony, submissions or orders, without the prior written consent of both parties.

(vi) Injunctive Relief; Specific Performance. Regardless of whether injunctive relief or specific performance would be available in a court of equity or law, the arbitration panel shall have full and complete authority to grant mandatory or other injunctive relief and compel specific performance of this Letter Agreement including completion and execution of the Definitive Agreements, and including granting interim relief in advance of a final decision.

(b) Specific Provisions Regarding Terms of the Definitive Agreements. If the Definitive Agreements are not executed during the Negotiation Period, any Disputes regarding the final terms of the Definitive Agreements that are not resolved during the Escalation Period shall be submitted to arbitration. The AAA rules cited above shall be modified as follows:

(i) The arbitration panel shall be selected as set forth above. If practicable for the arbitrators’ schedules, the arbitration panel shall, within three (3) business days of the appointment of the last member and after consultation with the parties’ representatives, schedule a hearing to commence within fifteen (15) calendar days thereafter.

(ii) Within five (5) business days after the end of the Negotiation Period, each party shall submit to the other party details of each of the open issues and for each such open issue, set forth a draft of such party’s proposed contractual language along

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

with a written explanation of such party’s position. Within five (5) business days thereafter each party shall submit to the other party a written response to the other party’s position on the open issues and proposed contractual language. Copies of all submissions described in this Section 7(b)(ii) shall be furnished to the arbitrators within two (2) business days after the arbitration panel has been selected.

(iii) The arbitration shall be conducted without discovery, live testimony or expert testimony. Each party may submit pre-hearing briefs, reply briefs and declarations of not more than six (6) officers, employees, or negotiators involved in negotiating this Letter Agreement or the Definitive Agreements (including employees compiling information or preparing analyses or other supporting materials used in such negotiations) (such persons collectively “Negotiating Team Members”); provided that each Negotiating Team Member shall have been employed or engaged by such party as of the Effective Date. The arbitration panel shall set a date five (5) business days or more prior to the hearing for submission of each party’s pre-hearing briefs and declarations and a date two (2) business days or more prior to the hearing for any reply briefs or additional declarations from Negotiating Team Members, in each case in strict rebuttal only, provided that all declarations submitted by each party in opening and in reply shall not be made by more than six (6) Negotiating Team Members in the aggregate.

(iv) The arbitration panel shall review the written submissions of the parties described in Sections 7(b)(ii) and 7(b)(iii) and at a hearing shall hear presentations by, and ask questions of, each of the parties and their counsel as to their positions on each of the issues. The arbitration panel shall render its decision on any open issues on the Definitive Agreements based upon the terms of the Letter Agreement, the nature of the commercial relationship to be created hereunder and the submissions and presentations of the parties. The arbitration panel may not consider any prior agreements between Microsoft and Yahoo! or between either party and any third party in making its decision.

(v) Within five (5) business days after the conclusion of the hearing, at a time designated by the arbitrators, each party shall simultaneously submit to the arbitrators and exchange with the other party its final proposed language with regard to each open issue of disagreement. Within five (5) business days thereafter, each party shall simultaneously submit to the other party and to the arbitrators, comments on the language proposed by the other party. The arbitrators shall render their decision within fifteen (15) calendar days of their receipt of the parties’ comments (the “Decision”). The Decision shall be transmitted to the parties’ designated representative via email and facsimile and the date of such transmission shall be deemed the “Delivery Date.”

(vi) In rendering the Decision on each open issue the arbitration panel shall be limited to choosing the final proposed contractual language of either Microsoft or Yahoo! without modification. The parties recognize that this approach may result in inconsistencies or conflicts between one provision and another provision when a combination of Yahoo! and Microsoft terms are incorporated into the Definitive Agreements (collectively, “Inconsistencies”) and any such Inconsistencies shall be resolved at a one (1) day hearing to be scheduled within seven (7) days of the Delivery Date. If the Inconsistencies are first identified by the arbitration panel, the Decision shall include a written explanation of the Inconsistencies to be addressed at the hearing. Within two (2) business days of the Delivery Date, each of the parties may submit to the

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

arbitration panel and the other party a written submission (A) stating its position on each of the Inconsistencies identified by the arbitration panel (if any) and/or (B) identifying Inconsistencies in the first instance or additional Inconsistencies and setting forth the party’s position regarding such Inconsistencies. Any statement in reply shall be submitted within two (2) business days thereafter. Following the hearing, the arbitration panel shall make a final decision (the “Final Decision Terms”) within two (2) business days of the hearing. This procedure shall also apply to any AAA Rule 46 clerical, typographical or computational error (“Errors”) in the Decision. In rendering the Final Decision Terms, the arbitration panel’s role and authority shall be strictly limited only to reconciling any manifest Inconsistencies resulting from the selection of a combination of language submitted by Yahoo! and Microsoft or correcting any identified Errors. If no Inconsistencies have been identified by the arbitration panel in the Decision and no Inconsistencies or Errors have been identified in a submission by either of the parties within two (2) business days of the Delivery Date, there shall be no hearing and the Decision issued by the arbitration panel shall become the Final Decision Terms. The Final Decision Terms shall be the final ruling of the arbitration panel and shall be binding on the parties.

(vii) The parties agree that they will execute Definitive Agreements consistent with the Final Decision Terms within three (3) calendar days of their receipt of the arbitrators’ Final Decision Terms.

8.

Counterparts. This Letter Agreement may be executed in textually identical counterparts, each of which when so executed shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

9.

Authorization; Non-Contravention. Each of the parties hereto represents to the other that (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) it has the corporate power and authority to enter into this Letter Agreement and the transactions contemplated hereby, the execution, delivery and performance of this Letter Agreement and the transactions contemplated hereby, have been duly authorized by all necessary corporate action by such party, and this Letter Agreement constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms; (iii) the execution, delivery and performance of this Letter Agreement by such party requires no consent, approval, waiver, authorization, notice or filing by or with, any governmental authority other than any consent, approval, waiver, authorization, notice or filing (A) the failure of which to make or obtain would not have a Material Adverse Effect with respect to the other party or (B) arising under any Antitrust Law; (iv) the execution, delivery and performance of this Letter Agreement, and the performance of the transactions contemplated hereby, by such party does not violate any provision of its articles of incorporation, bylaws or other organizational documents; and (v) assuming the receipt of all consents, approvals, waivers and authorizations, and the making of all notices and filings, required to be obtained or made by the other party or under any Antitrust Law, the execution, delivery and performance of this Letter Agreement by such party does not violate any law or order to which such party or any of its subsidiaries is subject other than violations, if any, that would not have a Material Adverse Effect with respect to the other party.

10.	Regulatory Approval.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

(a) Cooperation. Both Microsoft and Yahoo! shall use their respective best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the European Commission (“EC”), or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) permit the other party and/or its counsel (A) to review in advance any written communication proposed to be given by it to the DOJ, the EC, or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, to comment on such proposed communications, and to discuss any disagreements on the content of such proposed communications; and (B) to consult with each other in advance of any meeting or conference (including telephone conferences and calls) with, the DOJ, the EC, or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and in the absence of an objection made by the DOJ, the EC, or such other Governmental Authority or other person, to give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences (including telephone conferences and calls); and (iv) promptly comply with any requests for additional information (including any “second request” or any request to interview or depose an employee of Microsoft or Yahoo! ) by any governmental entity.

(b) Antitrust Laws. As soon as practicable after the date of the Letter Agreement, Microsoft and Yahoo! will file with the U.S. Federal Trade Commission, the U.S. Department of Justice and other applicable agencies the notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or other applicable forms with respect to the License Transaction and make all other filings required by applicable foreign Antitrust Laws (provided that the filing of a notification and report form pursuant to the HSR Act will be made in any event within fifteen (15) business days of the date of this Letter Agreement). Notwithstanding anything in this Letter Agreement to the contrary, Microsoft agrees that it shall use its best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the European Commission Council Regulation (EC) No. 139/2004, Articles 81 and 82 of the Treaty of Rome, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, or the significant impediment of effective competition, or for the control of mergers (collectively “Antitrust Laws”), and to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any governmental entity or private party, in each case, to cause the transactions contemplated hereby to occur prior to the Termination Date. Such best efforts shall include, (x) if necessary to obtain clearance by any governmental entity before the Termination Date, offering, negotiating, or committing to any restrictions on the activities of Microsoft and its subsidiaries in search and paid search and (y) contesting and defending any threatened or pending litigation in any court of competent jurisdiction and any threatened or pending administrative or regulatory investigation or proceeding under the Antitrust Laws.

11.	Non-Solicit.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

(a) Microsoft agrees that, from the Effective Date until the date that is the earlier of (1) the Commencement Date and (2) the termination of this Letter Agreement in accordance with its terms, Microsoft shall not, and shall cause its controlled affiliates and their respective officers, directors, employees, agents and representatives not to solicit to employ any employees of Yahoo! or its subsidiaries in the search or sales group (“Yahoo! Employees”) or otherwise induce or attempt to induce any Yahoo! Employee to terminate his or her employment with Yahoo! or its subsidiaries; provided, however, that this Section 11(a) shall not apply to (1) general advertisements for employment not specifically targeted at the Yahoo! Employees (and individuals responding to such advertisements); (2) efforts to recruit the Transferred Employees (as defined below); (3) individuals who cease to be employed by Yahoo! or its subsidiaries other than as a result of a violation of this Section 11 by Microsoft; or (4) any Yahoo! Employee who Microsoft can demonstrate is, as of the Effective Date, participating in the recruitment process of Microsoft or any of its controlled affiliates.

(b) Microsoft agrees that, from the Effective Date until the date that is the earlier of (1) the Commencement Date and (2) the termination of this Letter Agreement in accordance with its terms, Microsoft shall not, and shall cause its controlled affiliates and their respective officers, directors, employees, agents and representatives not to employ or hire any employees of Yahoo! or its subsidiaries set forth on a written schedule (which schedule shall include no more than 80 Yahoo! employees) delivered to Microsoft by Yahoo! on or prior to the Effective Date (“Yahoo! Excluded Employees”); provided, however, that this Section 11(b) shall not apply to individuals who cease to be employed by Yahoo! or its subsidiaries other than as a result of a violation of this Section 11(b) by Microsoft. Yahoo! may, in its sole discretion, at any time from the Effective Date until the Commencement Date, by written notice to Microsoft, add up to an additional eight (8) employees to the list of Yahoo! Excluded Employees.

(c) Microsoft agrees that beginning on the Commencement Date and continuing for so long as Yahoo! is continuing to provide services pursuant to the Transition Plan Microsoft shall not, and shall cause its controlled affiliates and their respective officers, directors, employees, agents and representatives not to solicit to employ or employ or hire any Yahoo! employees who are providing transition services pursuant to the Transition Plan in any of the following categories: advertising platform, algorithmic search, sales and paid search; provided that this Section 11(c) shall cease to apply with respect to each category of employees when Yahoo! ceases to provide services within such category to Microsoft under the Transition Plan. By way of illustration and not limitation, when Yahoo! ceases to provide services to Microsoft under the Transition Plan with respect to algorithmic search, Microsoft’s obligations under this Section 11(c) shall cease as to Yahoo!’s algorithmic search employees who were providing transition services pursuant to the Transition Plan. Notwithstanding the foregoing, this Section 11(c) shall not apply to individuals who cease to be employed by Yahoo! or its subsidiaries other than as a result of a violation of this Section 11 by Microsoft.

(d) Yahoo! agrees that, from the Effective Date until the date that is the earlier of (1) the Commencement Date and (2) the termination of this Letter Agreement in accordance with its terms, Yahoo! shall not, and shall cause its controlled affiliates and their respective officers, directors, employees, agents and representatives not to solicit to employ any employees of Microsoft or its subsidiaries in the online sales group (“Microsoft Employees”) or otherwise induce or attempt to induce any Microsoft Employee to terminate his or her employment with Microsoft or its subsidiaries; provided, however, that this Section 11(d) shall not apply to (1) general advertisements for employment not specifically targeted at the Microsoft Employees (and individuals responding to such advertisements); (2)

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

individuals who cease to be employed by Microsoft or its subsidiaries other than as a result of a violation of this Section 11 by Yahoo!; or (3) any Microsoft Employee who Yahoo! can demonstrate is, as of the Effective Date, participating in the recruitment process of Yahoo! or any of its controlled affiliates.

(e) Yahoo! agrees that, from the Effective Date until the date that is the earlier of (1) the Commencement Date and (2) the termination of this Letter Agreement in accordance with its terms, Yahoo! shall not, and shall cause its controlled affiliates and their respective officers, directors, employees, agents and representatives not to employ or hire any employees of Microsoft set forth on a written schedule (which schedule shall include no more than 50 Microsoft employees) delivered to Yahoo! by Microsoft on or prior to the Effective Date (“Microsoft Excluded Employees”); provided, however, that this Section 11(e) shall not apply to individuals who cease to be employed by Microsoft or its subsidiaries other than as a result of a violation of this Section 11 by Yahoo!. Microsoft may, in its sole discretion, at any time from the Effective Date until the Commencement Date, by written notice to Yahoo!, add up to an additional five (5) employees to the list of Microsoft Excluded Employees.

12.	Conditions to Commencement.

(a) Each of the parties’ respective obligations to commence performance of their obligations under the Definitive Agreements will be subject to the following conditions:

(i) the waiting period (and any extensions thereof) under the HSR Act necessary for the consummation of the Definitive Agreements shall have expired or been earlier terminated and

(ii) all Required Antitrust Approvals shall have been obtained.

(b) Notwithstanding anything to the contrary in Section 12(a) of this Letter Agreement, neither party shall be obligated to commence performance of any services pursuant to the Search and Advertising Services and Sales Agreement in (1) Taiwan, South Korea or Austria until the applicable regulatory approvals under such countries’ Antitrust Laws have approved the transactions contemplated hereby, or (2) any country in which an injunction or order under such country’s Antitrust Laws is in effect preventing the commencement of the transactions contemplated hereby in such country but only to the extent that such injunction or order limits the provision of such services and only for so long as such injunction or order remains in effect; provided, however, that nothing contained herein shall limit the parties’ respective obligations in Section 10 of this Letter Agreement and such obligations shall continue until all approvals described in clause (1) of this Section 12(b) have been obtained and for so long as any injunction or order described in clause (2) of this Section 12(b) remains in effect.

(c) Microsoft’s obligation to commence performance of its obligations under the Definitive Agreements will be subject to the following additional conditions:

(i) all representations and warranties made by Yahoo! in Section 9 of this Letter Agreement shall be true and correct as of the time immediately prior to the Commencement Date except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect with respect to Microsoft; and

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

(ii) Yahoo! shall have performed its obligations required to be performed by it at or prior to the Commencement Date in connection with this Letter Agreement and the Definitive Agreements except where the failure of such performance would not, individually or in the aggregate, have a Material Adverse Effect with respect to Microsoft.

(d) Yahoo!’s obligation to commence performance of its obligations under the Definitive Agreements will be subject to the following additional conditions:

(i) all representations and warranties made by Microsoft in Section 9 of this Letter Agreement shall be true and correct as of the time immediately prior to the Commencement Date except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect with respect to Yahoo!; and

(ii) Microsoft shall have performed its obligations required to be performed by it in connection with this Letter Agreement and the Definitive Agreements at or prior to the Commencement Date except where the failure of such performance would not, individually or in the aggregate, have a Material Adverse Effect with respect to Yahoo!.

13.	Employees.

(a) Transferred Employees. Microsoft agrees to hire not less than 400 Yahoo! employees, [*] (the “Transferred Employees”), [*]; provided that Microsoft agrees that Microsoft shall reimburse Yahoo! for all costs related to employing each Transferred Employee from the Commencement Date through the date Microsoft hires each such Transferred Employee, and Yahoo! agrees that each such Transferred Employee shall support transition services pursuant to the Transition Plan until hired by Microsoft. Yahoo! and Microsoft will mutually agree on the specific schedule of 400 Transferred Employees [*]. Microsoft will offer the Transferred Employees market competitive compensation packages. Yahoo! will use commercially reasonable efforts to assist Microsoft in connection with its efforts to recruit the Transferred Employees provided that the out-of-pocket expense associated with such efforts shall be borne solely by Microsoft. The parties agree that the Transferred Employees may use information which is retained in their unaided memory without reference to any copies of Yahoo! confidential information in written, electronic or other fixed form in connection with the performance of their job duties solely to the extent such job duties involve providing services under the Search and Advertising Services and Sales Agreement or utilizing the Technology licensed under the Technology License to provide services within the Field of Use specified in the Technology License.

(b) Pre-Commencement Retention Plan. Yahoo! and Microsoft will mutually agree on a retention plan to assist in retaining (i) the Transferred Employees and (ii) an additional 150 Yahoo! employees to be mutually agreed upon between Microsoft and Yahoo! to assist with providing the transition services contemplated by the Transition Plan (such additional employees being referred to as the “Retention Employees”). [*].

(c) Transition Period Retention Plan. As part of the definitive Transition Plan, Microsoft and Yahoo! will mutually agree on a retention plan required to retain all Retention Employees in Yahoo!’s paid search group during the period such Retention Employees are

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

required to provide transition services under the Transition Plan. Microsoft agrees to pay the costs of such retention plan.

(d) Severance Costs. In the event Microsoft fails to hire at least 400 Transferred Employees, Microsoft shall reimburse Yahoo! for [*]; provided that Microsoft’s obligation to reimburse Yahoo! for such costs shall not exceed [*].

(e) Notice of Hiring. During the period from the date hereof until the Commencement Date, Microsoft agrees to give Yahoo! prior written notice if it intends to hire any Yahoo! Excluded Employee or Transferred Employee prior to the Commencement Date, and during the period from the date hereof until the termination of the Transition Plan Microsoft agrees to give Yahoo! prior written notice if it intends hire any Retention Employees, in each case permitted to be hired by Microsoft in accordance with the terms hereof, and that if such employee is a Retention Employee, Microsoft shall cause such Retention Employee hired by Microsoft to continue to provide transition services under the Transition Plan as reasonably requested by Yahoo!.

14.

Amendment; Waiver of Terms. This Letter Agreement may be modified or amended only with the written consent of each of the parties. Any provision hereof may be waived (either generally or in a particular instance) in writing by the party entitled to enforce such provision. No delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15.

Entire Agreement. This Letter Agreement and the Definitive Agreements when executed constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior communications, understandings and agreements between the parties hereto relating to the subject matter hereof, except for the Non-Disclosure Agreement entered into by the parties dated April 8, 2009, which remains in full force and effect.

16.

Governing Law, Jurisdiction, Venue, Arbitration and Waiver. This Letter Agreement and the Definitive Agreements, when executed, and any Dispute, shall be governed by and construed under the provisions of New York law applicable to agreements made and to be performed entirely within the State of New York without reference to any conflict of laws provisions thereof that would mandate the application of the laws of another jurisdiction. Each party agrees that (a) any Dispute shall be submitted to arbitration, provided that for interim protective purposes (e.g. temporary restraining order) prior to the appointment of the arbitration panel either party may seek either mandatory or other temporary injunctive relief, if necessary in advance of submitting the Dispute to arbitration, and that the court shall have authority to order such relief consistent with the terms of this Letter Agreement so long as the arbitration panel (including the chair) has not yet been appointed. The parties agree that they will request from the court that such court ordered interim relief shall remain in effect until the earlier of: (i) any interim or final arbitral award intended to overturn or replace such court ordered interim relief; or (ii) expiration of the interim relief order by its terms or by operation of any other law, regulation or statute. The parties further agree that any claim, action or proceeding for provisional or interim relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitration panel or to compel arbitration of any Dispute or to enter, enforce, vacate, modify or set aside any

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

arbitral award, shall be brought only in the New York Courts and Microsoft and Yahoo! each submitting to the exclusive jurisdiction of the New York Courts for such purposes, except that any arbitral award confirmed by a New York Court or any judgment of a New York Court confirming such award may be enforced in any court having jurisdiction over a party or, in the case of any in rem action, any of its assets. The parties further irrevocably waive any objection to the laying of the venue of any such proceeding brought in such New York Courts, any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum and any right to a jury trial with regard to any such proceeding. The parties irrevocably waive any argument that any Dispute should not be submitted to or resolved by binding arbitration including any argument that the arbitration panel does not have the authority, ability or right to decide any open issues relating to the Definitive Agreements or any argument that the arbitration panel does not have the authority, ability or right to require the parties to execute and perform the Definitive Agreements pursuant to the Final Decision Terms. For the avoidance of doubt, if an arbitration panel has been formed pursuant to the terms of this Letter Agreement, either party seeking any mandatory or other injunctive relief or specific performance shall only seek such injunctive relief or specific performance with such arbitration panel, and the arbitration panel shall have full authority to grant such provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral panel’s orders to that effect.

17.

Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Letter Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance or other proceeding concerning a Dispute, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Letter Agreement.

18.

No Construction Against Drafting Party. Each party represents and acknowledges that, in the negotiation and drafting of this Letter Agreement and the Definitive Agreements, it has been represented by and has relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had (or, in the case of the Definitive Agreements, will have) a substantial role in the drafting and negotiation of this Letter Agreement and the Definitive Agreements. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Letter Agreement and the Definitive Agreements.

19.

No Third Party Beneficiaries. Nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

If you are in agreement with the provisions of this Letter Agreement and desire to proceed on that basis, please sign the enclosed duplicate of this Letter Agreement in the space provided below and return it to us. This Letter Agreement is effective as of the date of your signature set forth below (the “Effective Date”).

Very truly yours,

MICROSOFT CORPORATION

By:	/s/ Steve Ballmer
Name: Steve Ballmer
Title: Chief Executive Officer

ACCEPTED AND AGREED:

YAHOO! INC.

By:	/s/ Carol Bartz
Name: Carol Bartz
Title: Chief Executive Officer
Date: July 29, 2009

[Signature Page to Letter Agreement]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

ANNEX A

SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

SUMMARY OF TERMS

The parties will enter into a definitive Search and Advertising Services and Sales Agreement (the “Search Agreement”), which will include, among other provisions, the provisions set forth in this Annex A. All capitalized terms not defined in this Annex A shall have the meaning set forth in Annex D to this Letter Agreement.

1.	PROVISION OF ALGORITHMIC SEARCH SERVICES, PAID SEARCH SERVICES AND CONTEXTUAL ADVERTISING SERVICES; GEOGRAPHIES

a)	Provision of Services.

i)

Microsoft will provide Yahoo! with Microsoft’s Algorithmic Search Services and Paid Search Services. Except as provided in Section 2(i) below, Microsoft will enable such Services via the Microsoft API for use in connection with the Yahoo! Properties and the Syndication Properties in all countries around the world. All Queries for Algorithmic Search Services, and calls for Paid Listings from Paid Search Services, on the Yahoo! Properties will be passed from Yahoo! Properties or from the Syndication Properties to Microsoft in accordance with the Search Agreement.

ii)

Microsoft will enable Yahoo! to integrate Microsoft’s Contextual Advertising Services on all Yahoo! Properties and Syndication Properties. Paid Listings from Microsoft’s Contextual Advertising Services supplied by Microsoft may, at Yahoo!’s option, be displayed on such Properties. Microsoft shall integrate its Contextual Advertising Services for Yahoo! Properties and Syndication Partners through a real-time interface (including through Yahoo!’s advertising exchange marketplace) and Microsoft will use commercially reasonable efforts to optimize the matching of Microsoft’s advertising demand for Contextual Advertising Services with Yahoo! Property and Syndication Property supply using the same methodology as Microsoft uses to match such demand with Microsoft’s O&O Properties.

iii)

For avoidance of doubt, the Services provided by Microsoft to Yahoo! under the Search Agreement will include each Service as it exists as of the Effective Date, all improvements thereto and any successor or substitute Algorithmic Search Service, Paid Search Service, or Contextual Advertising Service. If any Service is no longer Microsoft’s primary service for Algorithmic Search Services, Paid Search Services or Contextual Advertising Services, then Yahoo! may at any time elect to use such primary service (however named) and any successor service thereto in accordance with the Search Agreement, except that Yahoo! may elect to continue the secondary service, instead of the new primary service or successor service thereto, if it is still made available by Microsoft to third

Annex A - 1

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

parties or on Microsoft O&O Properties, with the understanding that Microsoft is not obligated to continue to offer or maintain the secondary service.

b)	APIs; Rendering Code; Product Improvements.

i)

Microsoft will provide Yahoo! with all Rendering Code and associated mock-ups, and Yahoo! may elect to use such Rendering Code as a reference in enabling the display of Results delivered by the Microsoft API on the Yahoo! Properties and the Syndication Properties. The parties recognize that new Microsoft API Functions may require new or updated Rendering Code. Microsoft need not provide technical support or engineering resources to Yahoo! in working with the Rendering Code, except as provided for in this Agreement. Microsoft makes no warranties as to the merchantability or fitness of the Rendering Code for a particular purpose or non-infringement.

ii)

Microsoft will provide Yahoo! with all generally applicable technical documentation for the Microsoft API as well as reasonable training to Yahoo! engineers regarding the Microsoft API and changes to the Microsoft API. The technical documentation will, in form and substance, be reasonably detailed and sufficiently clear so that it may be practically used by Yahoo!. Yahoo! will implement the Microsoft API in compliance with generally applicable technical specifications in such technical documentation except to the extent that such technical documentation contravenes this Letter Agreement or the Search Agreement or purports to impose new contractual requirements upon Yahoo!, in which case such conflicts or additional contractual requirements are, as to Yahoo!, non-binding. Yahoo! is not required, and will not be required, to accept any additional license agreement (beyond the Search Agreement) to download, to use, or to implement the Microsoft API or any code provided by Microsoft, or to the extent that there is an additional license agreement, any conflicting or additional provisions are non-binding as to Yahoo! unless Yahoo! expressly agrees in a writing that references the Search Agreement and not via any automated or electronic means. Yahoo! will not unreasonably withhold its agreement to additional, reasonable license terms that do not conflict and are not inconsistent with the Search Agreement (including the parity requirements) and that do not impose any financial or significant operational obligation.

iii)

Yahoo! recognizes that due to (among other items) differences in the architecture of Yahoo!’s Web pages and the user experience that Yahoo! desires to achieve, Yahoo! may need to substantially modify the Rendering Code (or develop its own Rendering Code) in order to properly render Results in a fashion similar to the way in which Microsoft renders Microsoft Results Pages.

iv)

Microsoft will make the Microsoft API available to Yahoo! in accordance with the parity provisions set forth in Section 2 below. Microsoft will provide Rendering Code for future Microsoft API Functions so as to provide Yahoo! a reasonable opportunity, if Yahoo! were to apply reasonable engineering resources, to render or implement the same Microsoft API Function for Yahoo! Results Pages with the goal of enabling Yahoo!, with a commercially reasonable level of effort (understanding that Yahoo! may not necessarily succeed in its

Annex A -2

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

effort), to launch the same Microsoft API Function at the same time (or, for changes to minor Microsoft API Functions, shortly thereafter as described in Section 1(b)(iv)(4) below) as Microsoft releases such Microsoft API Function. Without limiting the foregoing:

(1)

Microsoft will provide Yahoo! with advance visibility into anticipated changes to the Microsoft API and Rendering Code. The disclosure to Yahoo! will be at the same level of disclosure as such anticipated changes are disclosed to the Microsoft Front-End Team. Microsoft will use commercially reasonable efforts to make such disclosures at the same time as disclosure is made to the Microsoft Front-End Team, excluding informal disclosures that might be made during ordinary, unofficial conversations between Microsoft’s engineering teams. At a minimum, such disclosures will be made at levels and at such time as is reasonably necessary to enable Yahoo! to launch the same feature at the same time as Microsoft releases such feature.

(2)

Microsoft will consider in good faith feedback from Yahoo! on how to update the Rendering Code in an efficient manner; provided that Microsoft will retain discretion on how to implement any new Microsoft API Functions and any associated Rendering Code.

(3)

For changes to the Microsoft API (other than changes to minor Microsoft API Functions) made during the course of Microsoft’s regular product cycle, Microsoft will provide reasonably specific (to the extent available and provided internally to others within Microsoft) user-interface designs that describe the experience and proposed functionality as early as practicable in such cycle and will provide Rendering Code associated with changes to the Microsoft API. Microsoft will provide such Rendering Code no later than the final milestone of Microsoft’s development process for the feature at code complete.

(4)

For Rendering Code associated with minor Microsoft API Functions outside of Microsoft’s regular product cycle, Microsoft will provide such Rendering Code on a monthly basis after the Microsoft API Functions are released.

(5)

Before releases of updates to the Microsoft API, together the parties will regularly test to verify the integrity of the Microsoft API on the Yahoo! network to ensure that Microsoft API releases are compatible with Yahoo! implementation and both parties will promptly make any repairs to the Microsoft API or the Yahoo! network (as applicable) if needed before such updates are released. Such testing will be done using a mutually agreed upon testing harness with corresponding test scripts developed by Yahoo! or the Dedicated Resources and in sufficient time before release to allow for any necessary repairs.

(6)	The parties will assign one of the Dedicated Resources to be responsible for providing Yahoo! with any available flighting data or similar pre-

Annex A - 3

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

launch testing information developed by Microsoft in connection with updates or new features of the Services. Microsoft will inform such Dedicated Resource of, and provide the Dedicated Resource with the opportunity to participate in such pre-launch testing on Yahoo! traffic when possible at the same time as the Microsoft Front-End Team. In the event such testing is not possible, then the parties will work together in good faith to enable such testing at a later date prior to launch. Yahoo!, in such event, will have the opportunity to provide meaningful input. To the extent the testing reveals issues, Microsoft will use commercially reasonable efforts to remedy them. Yahoo! may use data from such testing to assist it in enabling Yahoo! Properties to best take advantage of the updates and new features. Additionally, Microsoft will enable Yahoo! to bucket test any new features and updates through API access.

(7)	Microsoft and Yahoo! will work together to improve the processes described above over time.

v)	Consistent with the strategic nature of the Search Agreement for both parties as described in Section 4(e), Microsoft commits as follows:

(1)

The Dedicated Resources will work solely on Yahoo! projects. These Dedicated Resources shall have full access to the Microsoft product development organization and the architecture supporting the Services, but shall work on tasks prioritized by Yahoo!. To support these Dedicated Resources, Microsoft will allocate shared developers for the Services as required and as prioritized based upon Microsoft Network-wide priorities for the Services (i.e., based upon their relative impact on Microsoft’s Network as a whole). The people Microsoft assigns as the Dedicated Resources will have skills and experience representative of Microsoft’s employees performing similar tasks on behalf of Microsoft. Yahoo! shall be entitled to reasonably request that Microsoft remove specific persons from the Dedicated Resources team who are not meeting reasonable performance standards and that Microsoft replace such persons with substitute ones who meet the requirements of this Section and have not been replaced previously by Yahoo!. Microsoft will honor such requests in a commercially reasonable manner. Yahoo! shall have the right to increase the number of Dedicated Resources, but shall be required to reimburse Microsoft for the fully-burdened costs (i.e., salary, bonus, benefits and overhead (allocated reasonably)) of such increased resources. The confidentiality provisions of the Search Agreement will not restrict the ability of Dedicated Resources to disclose relevant information to Yahoo! and will require Yahoo! to maintain the confidentiality of Microsoft’s confidential information disclosed by the Dedicated Resources. The confidentiality provisions of the Search Agreement will prevent the Dedicated Resources from disclosing Yahoo!’s confidential information without Yahoo!’s prior consent.

(2)	Microsoft will provide Yahoo! with visibility into Microsoft’s entire product plan (including any changes as they arise) for the Services and

Annex A - 4

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

associated core platform technologies that support the Services. Microsoft shall place Yahoo! in a substantially similar position to Microsoft employees to request new products and product changes and enhancements (collectively, “Product Updates”). As part of its then-current standard product cycle (6 months as of the date of the Letter Agreement), Microsoft and Yahoo! will jointly review product performance of the Services and the corresponding new feature and functionality changes that will improve such product performance. At the beginning of each such product cycle, Yahoo! shall be entitled to request Product Updates (including requests from Yahoo! for Yahoo!-specific Microsoft API Functions or changes to the Microsoft API) and Microsoft shall review such requests fairly in light of all of the other product requests that Microsoft receives from internal sources. Microsoft agrees that a primary goal of this Agreement is for Yahoo! to have competitive Services, Yahoo! Results Pages and overall portal and that Microsoft shall treat Yahoo! fairly in determining how to prioritize Product Updates. Dedicated Resources can work with the other Microsoft resources to execute on relevant Yahoo! development, optimization and other priorities. If Microsoft makes major changes to API Functionality outside of its regular product cycle, it will give information about the same to Yahoo! in a reasonable advance manner.

(3)

Microsoft shall appoint a single Dedicated Resource who will be tasked with the primary responsibility of interfacing with Microsoft on a day-to-day basis on behalf of Yahoo! with respect to the ongoing development of the Services and Yahoo!’s particular needs (the “Senior Technical Program Manager”). The Senior Technical Program Manager will have access to, and be kept fully and timely informed of, all relevant product information and roadmaps. After Yahoo! submits a product request to Microsoft, Microsoft will provide the Senior Technical Program Manager and Yahoo! with a response in a timely manner, consistent with Microsoft’s planning cycle decision processes. If a product request is not honored, then at Yahoo!’s request, Microsoft or the Senior Technical Program Manager shall provide a description of why the request was turned down and if there are changes that could be made to change the decision or that could make such Product Update request get approved in the next product cycle and shall facilitate meetings as appropriate between Yahoo! and Microsoft to address such issues. If any such request is not honored, Yahoo! may escalate the issue to the Executive Steering Committee and/or arbitration (to the extent that Yahoo! reasonably believes that the refusal violates the terms of the Search Agreement). If the product request will move forward, then Microsoft shall provide Yahoo! (which may be through the Senior Technical Program Manager) with information on the planning and development cycle for the product request, consistent with the information Microsoft provides to other teams within Microsoft making similar requests. During the product cycle, Microsoft shall endeavor to treat Yahoo! and the Senior Technical Program Manager similarly to Microsoft’s internal teams and program managers with respect to the reviews of the product

Annex A - 5

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

roadmap and planned release of requested capabilities and, in any event, will respond to reasonable requests from the Senior Technical Program Manager for updates on roadmaps and planned releases of requested capabilities. The parties jointly desire to have the communications contemplated by this Section 1(b)(v)(3) occur in an efficient and informal manner via email or telephone calls, but should either party believe that these communications are not happening in a timely or thorough manner, or believe that the Senior Technical Program Manager is not properly handling the responsibilities of the position, such party may escalate the issue to the Executive Steering Committee to evaluate whether more formal communication processes or timelines are appropriate.

(4)

For clarity, the appointment of the Senior Technical Program Manager will not limit Yahoo!’s ability to contact other Dedicated Resources or relevant Microsoft personnel for information or assistance as contemplated by this Section 1(b)(v) or the rest of the Search Agreement.

c)

Applications. Except as provided in Section 2(i) (White Label Solution), neither party is obligated to provide its Applications to the other. At Yahoo!’s request, the parties will change their relationship described in the foregoing sentence such that each party shall provide the other with visibility into their product roadmap and release cycle for Applications created by or on behalf of either Microsoft or Yahoo!, subject to any third-party confidentiality obligations, with the goal that the other party would be in a position to launch a similar Application at the same time as the party creating such Application without slowing the original Application creator’s development or launch of such Application.

d)	Search Advertiser Programs.

i)

Yahoo! will not receive, and Microsoft will not be obligated to provide, [*] in Paid Listings from the Services. However, (A) Yahoo! will receive the same Results from advertisers participating in [*] even though displayed Results would not [*]; (B) Results will be ordered without regard to an advertiser’s participation [*] based on the full amount bid by the advertiser and the other criteria used by Microsoft’s Paid Search Service [*] and (C) the gross amounts charged to advertisers will be the same regardless of [*].

ii)

Prior to implementation, the parties will work together on future advertiser programs related to the Services, subject to their mutual agreement on the scope of such programs and the obligations that such programs would place on each of the parties, with the understandings that (A) such programs should not be unfairly biased against or in favor of either Yahoo! or Microsoft; (B) such programs should be available for both Yahoo! and Microsoft; (C) both Yahoo! and Microsoft may elect not to participate in such programs; (D) such programs will not require as a condition of participation that one party be required to display the other’s brand on its own Results Pages.

Annex A - 6

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

iii)

Each party may develop its own end-user programs (e.g., loyalty programs) related to the Services, provided that such programs will not change the advertising selection, ordering, or payment obligations, consistent with Section 1(d)(i) above.

e)

Paid Inclusion. Following the transition to Microsoft’s Algorithmic Search Services in a particular country, Yahoo! will not implement Yahoo!’s “Search Submit” (aka “Paid Inclusion”) product on the Yahoo! Results Pages in such country. Should Microsoft create a new paid inclusion product, Microsoft shall not include such results in the Block delivered to Yahoo! without Yahoo!’s approval. If Yahoo! chooses not to include Microsoft’s paid inclusion product in the Block, Yahoo! may launch its own paid inclusion product.

f)

Microsoft Results. The Services will treat Yahoo!’s content services, products and Web sites comparably to Microsoft’s content services, products and Web sites with respect to freshness, comprehensiveness, and relevance. Algorithmic Listings and Paid Listings for Microsoft content, services, products, and Web sites will be processed by Microsoft’s ranking algorithms according to the same standards as listings of or from third-parties (including Yahoo!). Microsoft will not boost or otherwise manipulate the ranking or ordering of such Algorithmic Listings and Paid Listings in a manner contrary to the foregoing principles. Yahoo! may filter Paid Listings for Microsoft content, services, products, and Web sites that Yahoo! deems competitive in accordance with Section 3(e).

g)

BOSS and SearchMonkey. The parties agree that Microsoft will be the Algorithmic Search Services platform provider for Yahoo! (as provided for herein), including functionality similar to Yahoo!’s BOSS (“Build Your Own Search Service”) and Yahoo!’s SearchMonkey functionalities for Algorithmic Search Services (such functionalities collectively, “BSM”). Upon request by Yahoo!, Yahoo! and Microsoft will work together, as part of the Transition Plan and consistent with the feature prioritizations established by Yahoo! as described in Section 1(i) below, to develop a continuity plan, including a customer communications plan, to use the Dedicated Resources to migrate BSM customers to the Microsoft versions of such functionalities. Microsoft’s versions need not be backwards compatible, but will support the same general equivalent functionality. Such migration will be performed by the Dedicated Resources so that Yahoo! can prioritize this work, relative to other work, as Yahoo! determines. Microsoft will maintain BSM (or comparable Microsoft functionalities) for at least [*] after the successful migration of all Yahoo! customers who choose to migrate to Microsoft’s equivalent functionality and will provide at least [*] notice both to Yahoo! and existing customers prior to ceasing to offer Microsoft’s version of either such functionality; provided that (1) Microsoft will only cease offering a BSM functionality if it does so with respect to all users of such functionality (including Microsoft’s customers) (2) Microsoft’s decision about whether to cease to offer a BSM functionality would be based upon Microsoft Network-wide priorities for the Services; and (3) if Microsoft determines to cease offering a BSM functionality, Yahoo! may use Dedicated Resources to retain it. Upon completion of such migration, Yahoo! will no longer offer BOSS or SearchMonkey to its customers for Algorithmic Search Services. For clarity, Yahoo! may continue to use and offer BOSS-like functionality and SearchMonkey-like applications outside of Algorithmic Search Services and Paid Search Services (e.g., in verticals or site search).

Annex A - 7

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

h)	Additional Access to Microsoft Algorithmic Search Platform.

i)

Microsoft will make available to Yahoo! and update on a continuous basis a copy of the entire Microsoft Web Crawl Cache. Each document within the Web Crawl Cache will be available for Yahoo! to access and download in accordance with the SLA. The Search Agreement will include a description of Yahoo!’s initial refresh needs (which Yahoo! will reasonably relate to Yahoo!’s business needs) for the Web Crawl Cache, and the parties will develop a process for scoping future scenarios and refresh needs as they arise. In order to facilitate the timely access to the Web Crawl Cache described in this Section 1(h), Microsoft (at Yahoo!’s request) will provide a copy area for Yahoo! in Microsoft colocation facilities. Microsoft will pay the development costs necessary to fulfill the foregoing obligations (and Yahoo! will pay the Covered Marginal Costs) needed to support its access defined in the Yahoo!-defined scenarios. Microsoft will work with Yahoo! to help with network configuration as specified in the SLA and by providing a reasonable front-end presence in Microsoft’s colocation facilities Yahoo! may use its copy of the Microsoft Web Crawl Cache for such things as analysis, enriching the Microsoft platform with metadata and to improve the experience on Yahoo! Properties and Syndication Properties.

ii)

Yahoo! will have the right, via its Dedicated Resources, to engineer a mechanism designed to meet Yahoo!’s business needs to process and/or deliver to Yahoo! the Web Content Derived Metadata for any document, including the Microsoft Web Map describing the link structure of the documents. The parties will work in good faith to develop mutually agreed service levels for this delivery, based on the performance and reliability characteristics of such delivery mechanism. The system will be engineered such that it will not impact the performance of the Microsoft systems producing, containing or using this data. Beyond the Dedicated Resources, Yahoo! will pay Microsoft for the costs of this system as they arise.

iii)

Yahoo! will have the ability to add its own metadata to each document in the Web Crawl Cache for Yahoo!’s internal purposes including the ability to create a separate content index that can be used to serve content for Yahoo! Results Pages, other Yahoo! Properties or both. Yahoo! may offer to share metadata with Microsoft on a periodic basis, subject to any third party contractual restrictions, in which case Microsoft may include such metadata within the Algorithmic Index and/or Web Crawl Cache. If Microsoft includes the metadata within the Algorithmic Index, such metadata would be returned back to Yahoo! through the APIs and Yahoo!’s Web Crawl Cache in accordance with the SLA, and, except where there are third-party contractual restrictions, Microsoft may use such metadata.

i)	Early Development Milestones.

i)

The parties will task a sufficient number of the Dedicated Resources plus appropriate numbers of Microsoft shared resources to work on the development and other projects designated by Yahoo! for completion in the first product cycle following the Commencement Date, which may include the development of the

Annex A - 8

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Web Crawl Cache described in Section 1(h) and migrations of BSM customers in Section 1(g) and the Marketplace Tools and other Core Platform items described in Section 12(a)(iv). The Web Crawl Cache and BSM customer migrations will be completed by the end of Microsoft’s first full release cycle, and in no event later than [*] after the Commencement Date. Additional projects may also be completed in such timeframe, depending upon their scope and the capacity of the balance of the Dedicated Resources (i.e., the Dedicated Resources not otherwise fully occupied by the projects described in the previous sentence). At Yahoo!’s option, Yahoo! may elect not to prioritize the Web Crawl Cache and/or BSM customer migrations in favor of such additional projects, in which case otherwise occupied Dedicated Resources (and the occupied shared resources) would be able to work on other Yahoo!-defined priorities, which shall be completed by Microsoft in such time frame. In connection with these projects, the parties will cooperate in good faith to test the implementations developed in these projects against reasonable functional requirements to be defined by Yahoo!.

j)	Geographic Scope.

i)

Except as provided in the remainder of this Section 1(j), the Search Agreement will be global for the parties, including in geographies where the parties have joint venture partners, even if the parties currently provide or receive Algorithmic Search Services and/or Paid Search Services with joint venture partners.

ii)	[*].

iii)	[*].

iv)	[*].

v)

Notwithstanding anything in this Agreement to the contrary, for any location in which Yahoo! is not then receiving any or all of the Services from Microsoft as provided for in this Agreement, then Yahoo! shall be entitled to receive Algorithmic Search Services and Paid Search Services not provided by Microsoft from other sources or to provide such services directly.

2.	PARITY; MICROSOFT RESOURCE COMMITMENTS

a)	Service Level Commitments and Parity.

i)

Microsoft will comply with the Services Level Agreements (the “SLA”) attached as Exhibit A-1 to this Annex A and make available the Services for the Yahoo! Properties and the Syndication Properties in any given country at levels of performance, stability, latency and uptime as described therein.

ii)

The Microsoft API made available to Yahoo! [*] will at all times be at full parity with the Microsoft API made available to the Microsoft Front-End Team. The Microsoft API will enable all Microsoft API Functions and will include all data and feed elements related to the Services that are received by the Microsoft Front-End Team (or comparable teams of any Microsoft partners) via the

Annex A - 9

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Microsoft API to create Microsoft Results Pages. Without limiting the foregoing, the Results shall include all additional data elements related to the Results that would be included with such Results when made available for the Microsoft O&O Properties or Microsoft’s partners receiving the Services (for example, an image that is associated with a Algorithmic Listing). Such parity shall be fully verifiable, including by third parties.

b)	Algorithmic Search Service Parity.

i)

In response to inputs from Yahoo! Properties or Syndication Properties in a given country, the Microsoft API will provide the same Algorithmic Results in the same order as would be provided in response to the same inputs from Microsoft O&O Properties in that country or, if there are no Microsoft O&O Properties in that country, at that time, then at Yahoo!’s request the same as Microsoft provides to a Microsoft partner specified by Yahoo! in such country. For clarity, a Query itself is one of the inputs.

ii)

When delivering Algorithmic Listings in response to a Query, the Microsoft API will provide a precision ranking score with at least two significant digits which will allow Yahoo! to differentiate the relative ranking of results returned by the Microsoft API.

iii)

The obligation in Section 2(b)(i), includes, without limitation, making available all content (including third-party licensed content) that is included in Microsoft’s Algorithmic Index accessed by its Algorithmic Search Services. For clarity, if content is included in Microsoft’s Algorithmic Index to the extent that Microsoft is contractually able to do so (with respect to third-party licensed content only) it will be made available to Yahoo! and the Syndication Partners, even if such content is obtained by Microsoft via a feed as opposed to Microsoft’s Web crawling algorithms [*]. If there are fees attributable to the acquisition or use of content included in the Algorithmic Index under third-party agreements (excluding with Microsoft’s subsidiaries or corporate affiliates), Microsoft will disclose the fees to Yahoo! in advance so that Yahoo! may determine in its sole discretion whether or not to use or display such content. If Yahoo! determines in its sole discretion to display such content, Yahoo! will reimburse Microsoft [*]. The foregoing does not include content made available outside of Microsoft’s Algorithmic Index, including, for example, Microsoft Excluded Services. Microsoft will not take actions that are intentionally designed to circumvent its obligations under, or frustrate the purposes of, this Section 2(b)(iii) or the Search Agreement including by (A) removing or omitting content from its Algorithmic Index (e.g., omitting content Microsoft receives via a feed that otherwise should be part of the Algorithmic Index), (B) entering into exclusive relationships with content providers for content included in its Algorithmic Index that would prevent Microsoft from making such content available to Yahoo!, or (C) artificially increasing licensing fees payable by Yahoo!.

iv)	If Yahoo! determines in its sole discretion that Yahoo! will not display certain third-party content contemplated in the above Section 2(b)(iii), then Yahoo! will

Annex A - 10

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

request in the initial Microsoft API call that Microsoft not include such third-party content in the Results delivered by the Microsoft API.

v)

If Microsoft is inserting any additional content within the Block when Results for a given Query are displayed on the Microsoft Results Page and such content is not contained in Microsoft’s Algorithmic Index, then when that same Query is submitted by Yahoo! to the Microsoft API, the Microsoft API will (A) signal in which relative position within the Block the additional content is being included (e.g., between the third and fourth Result); (B) signal what type of content is being included based upon a reasonable schema established by the parties (e.g., news, weather, etc.); and (C) to the extent that Microsoft is contractually able to do so, include a copy of the additional inserted content, subject to the requirement that if Yahoo! displays such content, then Yahoo! shall reimburse Microsoft [*].

vi)

When the Microsoft API provides the signals described in Section 2(b)(v), in rendering the Block on Yahoo! Properties Yahoo! may (A) include the Microsoft-supplied content (in which case the fee in Section 2(b)(v) above shall apply and Yahoo! shall comply with any third party requirements associated with the display of the content, provided that Microsoft also complies with the same), (B) include substitute Yahoo! content which is reasonably equivalent in subject matter to the Microsoft content in the signaled position, or (C) display only the Algorithmic Listings in the original Block (i.e., remove the Microsoft-inserted additional content). Yahoo!’s exercise of its rights under subsections (A) and (B) will not count against the limitations regarding Yahoo!’s insertion of content in the Block of its choosing independently of any such signals as set forth in Section 3(d)(i).

c)	Paid Search Parity.

i)

In response to inputs from Yahoo! Properties or Syndication Properties in a given country, the Microsoft API will provide the same Paid Listings in the same order to Yahoo! Properties and Syndication Properties as would be provided in response to the same inputs from an Microsoft O&O Property in that country or, if there are no Microsoft O&O Properties in that country, at that time, then at Yahoo!’s request, the same as Microsoft provides to a Microsoft partner specified by Yahoo! in such country. For clarity, a Query itself is one of the inputs. Without limiting the generality of the foregoing, if Microsoft displays any additional visual elements (e.g., additional images, video, text or other elements) with Paid Listings from the Services on Microsoft O&O Properties (or properties within the Microsoft Network), comparable elements will be provided to Yahoo! Properties and Syndication Properties on a parity basis, as to both content and timing.

ii)

In response to inputs from Yahoo! Properties or Syndication Properties in a given country, the Microsoft API will provide the same recommendation for ad placement (e.g., number of north ads), as would be provided in response to the

Annex A - 11

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

same inputs from a Microsoft O&O Property in that country or, if there are no Microsoft O&O Properties in that country at that time, then at Yahoo!’s request the same as Microsoft provides to a Microsoft partner specified by Yahoo! in such country. Should Yahoo! choose to implement a different number of north ads as recommended by the Microsoft API, Yahoo! will return to Microsoft via a mutually agreeable process the number of north and east ads shown by Yahoo!. Microsoft’s placement recommendations will be developed [*].

iii)

Microsoft will discount for Paid Listings delivered by the Paid Search Services and Contextual Advertising Services across the Microsoft network, including the Microsoft O&O Properties, the Yahoo! Properties and the Syndication Properties, only in a manner that is (A) fully transparent to Yahoo! (both the methodology used to calculate discounts and associated data); (B) reasonable and fair; and (C) consistently applied. Microsoft also will provide additional information at Yahoo!’s reasonable requests to clarify how such discounting occurs on a case-by-case basis to ensure that the above is satisfied.

iv)

Neither Microsoft nor Yahoo! shall allow advertisers to designate that Paid Listings from Microsoft’s Paid Search Service may be displayed either only on Microsoft’s Results Pages or only on Yahoo! Results Pages. Microsoft’s Paid Search Services will provide advertisers with ad distribution controls that designate whether or not their Paid Listings from such service will appear on properties other than the combined marketplace of the Microsoft O&O Properties and the Yahoo! Properties. With respect to Microsoft’s Contextual Advertising Services, neither Microsoft nor Yahoo! shall encourage advertisers to designate that Paid Listings from such services may be displayed either only on Microsoft’s pages or Yahoo!’s pages. For clarity, Microsoft’s inclusion of general functionality in the Paid Search Service or Contextual Advertising Services that enables advertisers to target or exclude specific publisher sites is not “encouragement” as described in the prior sentence.

d)

Non-Discrimination. Neither Microsoft nor Yahoo! will knowingly discourage, inhibit or provide any disincentive to advertisers from having their Paid Listings displayed on the other party’s (or its distribution partners’) Web pages. For clarity, these restrictions do not prohibit a party from awarding credits or rebates to such advertiser; provided that (i) neither party will issue a credit or refund for Paid Listings from the Services in order to increase an advertiser’s spend outside of the Paid Search Services and Contextual Advertising Services, and (ii) each party’s rebates and credits practices will be commercially reasonable. Microsoft shall not provide less favorable treatment (including equal treatment when not merited) to Yahoo! or Syndication Partners than to Microsoft or any Microsoft partner in connection with the delivery or operation of the Services, except when such treatment is transparent and based on reasonable and fair factors that are consistently applied to Microsoft O&O Properties as well.

e)

Resource Commitments. Microsoft will ensure it maintains, at a minimum, [*] personnel dedicated at all times during the Term to the operation and continuous improvement and support of the Services, including at least [*] personnel dedicated at all times during the Term to the operation and continuous improvement and support of Paid Search Services and at least [*] personnel dedicated at all times to the operation and continuous

Annex A - 12

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

improvement and support of Algorithmic Search Services. Microsoft will also dedicate a reasonable level of resources to each language and/or region that requires specialized matching or marketplace tuning. The parties’ shared goal for the Definitive Agreements is to offer a highly compelling set of Services, both in terms of quality of consumer and advertiser experience, advertiser engagement, and monetization. In furtherance of the foregoing, Microsoft will ensure that, throughout the Term, there are levels of technically proficient personnel, investment in capital equipment and research and development funding, development time and support time dedicated to such operations and improvements as are reasonably necessary for Microsoft to advance such goal and that are equal to or greater than Microsoft’s level of resources and investment as of the Effective Date.

f)

Mapping Vertical. Yahoo! may, at its option, elect to receive Mapping Services from Microsoft at any time during the Term for use on the Yahoo! Properties, the Syndication Properties and Yahoo!’s Mobile Properties in a given country. Yahoo! will reimburse Microsoft for Covered Marginal Costs in providing such mapping services. Promptly after receipt of notice of such election, the parties will work together in good faith to determine a reasonable implementation schedule for the Mapping Services in such country and a fair and equitable allocation of the foregoing costs. Such costs will be determined following joint review on details of Yahoo!’s mapping usage. Microsoft will have the right to deliver the Mapping Services through a separate Mapping Services API, and Microsoft will make the Mapping Services available to Yahoo! at full parity with the most robust implementation of Mapping Services that Microsoft makes available to other Microsoft mapping syndication partner sites (and, at a minimum, with a highly robust (i.e., full featured) implementation in light of Microsoft’s available functionality.

i)

At Yahoo!’s option, Microsoft will provide and Yahoo! will accept and display to end users Paid Listings from the Services that are part of the Mapping Services. Yahoo! and Microsoft will share the revenues from these Paid Listings at the then-current Rev Share Rate. If the parties mutually agree that Yahoo! will no longer pay the costs described above for mapping service, then Yahoo! shall be required to display the same number of ads that Microsoft displays in its Mapping Service.

ii)

Yahoo!’s use of the Mapping Services may be subject to those limitations that are also imposed on Microsoft by Microsoft’s mapping content licensors [*]. At Yahoo!’s request, Microsoft will disclose such limitations to Yahoo!, subject to third party confidentiality obligations. In negotiating for future mapping content licenses, Microsoft will use commercially reasonable efforts to not accept restrictions that would limit Yahoo!’s use of the Mapping Services.

iii)

Should Yahoo! choose to use the Microsoft Mapping Services on an exclusive basis for the Yahoo! Properties in a country, then (A) Microsoft must provide the Mapping Services APIs at full parity to those provided to render the results on Microsoft O&O Properties in such country, and (B) Microsoft will be the exclusive provider of Mapping Services on all Yahoo! Properties in such country for no less than [*] from the date first implemented on Yahoo! Properties in that country. At any time after [*], such Mapping Services exclusivity period may be cancelled in that country at Yahoo!’s option with [*] notice to Microsoft, after

Annex A - 13

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

which Microsoft must provide the Mapping Services APIs at full parity with the most robust implementation of Mapping Services that Microsoft makes available to other Microsoft mapping syndication partner sites (and, at a minimum, with a highly robust (i.e., full featured) implementation in light of Microsoft’s available functionality.)

g)

Mobile. Microsoft will make available the Mobile Search Services and Yahoo! may implement them on a non-exclusive basis at any time during the Term in a given country or by carrier. Microsoft will have the right to deliver the Mobile Search Services through a separate Mobile Search Services API, but Microsoft will make the Mobile Search Services available to Yahoo! at parity with the most robust implementation of Mobile Search Services that Microsoft makes available to other Microsoft Mobile syndication partners in such country (or, if no significant Mobile syndication partner exists in such country, then with a highly robust implementation in light of Microsoft’s available functionality and Yahoo!’s intended use). If Yahoo! elects to receive Mobile Search Services, Yahoo! must accept and display Paid Listings from Microsoft’s Mobile Search Services, but Yahoo! has the option to accept and display (or not accept and display) Results from other portions of the Mobile Search Services (i.e., Algorithmic Search Services and/or Mapping Services) on a Query-by-Query (or call-by-call) basis. Promptly after receipt of notice of such election, the parties will work together in good faith to determine a reasonable implementation schedule for the Mobile Search Services. Yahoo! shall have the right to sell Paid Listings from the marketplace managed by the Services for mobile.

i)

Microsoft will provide and Yahoo! will accept and display to its end users Paid Listings that are part of the Mobile Search Services, provide however, that Yahoo! shall not be required to display more advertisements than Microsoft displays. Yahoo! and Microsoft will share the revenues from these Paid Listings at the then-current Rev Share Rate.

ii)

Should Yahoo! choose to use the Microsoft Mobile Search Services on an exclusive basis for Yahoo!’s Mobile Properties in a country or for a carrier, then (a) Microsoft must provide the Mobile Search Services APIs at full parity to those provided to render the results on Microsoft’s comparable Mobile Properties in that country or for such carrier, and (b) Microsoft will be the exclusive provider of Mobile Search Services on all Yahoo! Mobile Properties in that country or for such carrier for no less than [*]. At any time after [*] such Mobile Search Services exclusivity period may be cancelled in that country or for such carrier at Yahoo!’s option with [*] notice to Microsoft, after which Microsoft must provide the Mobile Search Services APIs at full parity with the most robust implementation of Mobile Search Services that Microsoft makes available to other Microsoft Mobile syndication partner sites in such country or for such carrier (and, at a minimum, with a highly robust (i.e., full featured) implementation in light of Microsoft’s available functionality).

h)

Other Platforms and Devices. At Yahoo!’s request, Microsoft will work with Yahoo! to provide available versions of the Services for Yahoo! properties and services and Syndication Partner properties and services designed for platforms and devices other than Personal Computers (e.g., televisions). If Microsoft has Results that are designed for use

Annex A - 14

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

on such platforms or devices, then at Yahoo!’s request, Microsoft will make available such Results to Yahoo! and Yahoo! will use Microsoft’s Services on such platforms or devices on an exclusive basis, but otherwise consistent with the terms and conditions of the Search Agreement as such terms and conditions may need to be modified in light of the nature of the particular platform, differing business models or economic constraints that apply to such different platforms or devices; provided that (i) the parties will act reasonably and work together in good faith to agree on any such modifications and (ii) any such modifications will be consistent with the spirit and intent of the Search Agreement and preserve the parties’ relative shares of the ongoing economic benefits of the Search Agreement. If the parties cannot agree on such modifications, then the parties may escalate to the Executive Steering Committee, and if the Executive Steering Committee is unable to agree, then arbitrate what such modifications should be. If Microsoft has not developed Results that are designed for use on such platforms, then the parties will work together to adapt the Results provided under the Search Agreement for use on such platforms (e.g., by making reasonable format changes to such Results), subject to their agreement on the modifications to the terms and conditions of the Search Agreement as contemplated in the previous sentence.

i)	White Label Solution.

i)

Election and Transition; Costs. Yahoo! may, at its option, elect, to have Microsoft deliver the Algorithmic Search Services and Paid Search Services through a search results page hosted by Microsoft (the “White Label Solution”), instead of through the Microsoft API. Yahoo!’s initial election must be to implement the White Label Solution in the United States; thereafter, Yahoo! may elect to implement the White Label Solution on a country-by-country basis. Yahoo! will give Microsoft prior written notice of its intent to move to a White Label Solution. Promptly after receipt of any such notice, the parties will work together in good faith to determine a reasonable transition and launch schedule for such country for the White Label Solution. Once the transition to such White Label Solution is complete, Yahoo! may not operate under the Microsoft API solution in such country until Yahoo! provides Microsoft with written notice of its intention to switch back and the parties develop a reasonable plan to move back to the Microsoft API approach as quickly as possible. If Yahoo! elects to have Microsoft deliver a White Label Solution then, once such solution has been launched in accordance with the transition schedule described in this paragraph, (A) Yahoo! will continue to receive all of the data to which it is entitled under the Search Agreement; and (B) Yahoo! and Microsoft will develop a yield management team, if no such team otherwise exists, staffed from the Dedicated Resources, to optimize the display of Paid Listings on the White Label Solution (e.g., in the north footprint) according to Yahoo!’s preferences. Microsoft will pay all of the costs associated with [*], provided that the parties agree that should Yahoo! elect to receive a White Label Solution from Microsoft then up to [*] of the Dedicated Resources must be assigned to work on such customization rather than other Yahoo!-defined priorities. Yahoo! is required to pay for [*]. The implementation of the White Label Solution will not require repeated custom work that would materially interfere with Microsoft’s then-current pace of innovation.

Annex A - 15

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

ii)

Implementation. The White Label Solution will be in all material respects the same as Microsoft Results Pages for the same Queries (including any Applications available on the Microsoft Results Pages), except that (A) Yahoo! need not include Applications that use and integrate Microsoft properties, applications, or services outside of the Services (“Microsoft Integrated Apps”); (B) Yahoo! shall be entitled to determine the Paid Listings footprint; (C) [*]; (D) Yahoo! will have the option to have Microsoft include persistent links to certain other Yahoo! products, services or properties (for example, links to Yahoo!’s email service) on the White Label Solution as is reasonably requested by Yahoo! (when applicable, Yahoo! shall be entitled to at least the same location as comparable links to Microsoft products, services or properties appearing on results pages on the Microsoft O&O Properties); (E) Yahoo! will have the option of including Yahoo!-specific content (e.g., Yahoo! Shortcuts) that can be inserted into the page as requested by Yahoo!; (F) the White Label Solution will allow Yahoo! to add overlays for personal annotation on Results on a Result-by-Result basis (e.g., ajax style); and (G) the White Label Solution will include all Applications or content that Microsoft is contractually permitted to provide in respect of such a solution (and Microsoft will use commercially reasonable efforts to obtain rights to use such Applications and content in connection with the White Label Solution) except if Yahoo! elects not to include Microsoft Integrated Apps, in which event Yahoo! (and/or the Dedicated Resources as prioritized by Yahoo!) may substitute or develop its own versions of such Applications and provide the constructs to enable Microsoft to create a “mash up” of such Yahoo! Applications for the White Label Solution that use and integrate Yahoo! properties, services or content.

3.	IMPLEMENTATION REQUIREMENTS; OPTIMIZATION

a)

General. Subject to the terms and conditions in the Search Agreement, Yahoo! will implement Microsoft’s Algorithmic Search Services and Paid Search Services for Yahoo! Properties via the Microsoft API, the “White Label” solution described in Section 2(i) or such other solutions as may be developed by Microsoft during the Term (in which case, if Yahoo! chooses such other solution, Yahoo! shall be entitled to all of the same protections and advantages, and subject to the same obligations and limitations, provided for in the Search Agreement, including the parity provisions; provided that the parties will mutually agree upon any reasonable modifications in light of the operational or business model constraints associated with such other solutions). Except as expressly provided in this Search Agreement, Yahoo! will have full flexibility with respect to the user experience, content and look and feel on all of its Web pages. Notwithstanding anything to the contrary in the Search Agreement, no requirement or restriction on Yahoo!’s implementation of any Microsoft Service will apply to the extent such requirement or restriction is not observed by Microsoft on any Microsoft O&O Property or required or enforced by Microsoft with respect to any other third party receiving the Services, with the understanding that if Yahoo! receives written notice from Microsoft that such requirement or restriction is later observed, required, or enforced (as applicable) then Yahoo! will resume compliance with the same within a reasonable period of time. In addition, with respect to any individual Query, Yahoo! will not be obligated to display Results to the extent that Microsoft fails to comply with its obligations under the Search

Annex A - 16

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Agreement with respect to such Query (e.g., by delivering too many Results or by failing to meet its response time obligations).

b)

API Calls. For each Query from any of the Yahoo! Properties and Syndication Properties, (i) Yahoo! will submit a single call to the Microsoft API (unless the parties subsequently agree, acting reasonably, that separate calls are appropriate) indicating the number of Paid Listings and Algorithmic Listings requested by Yahoo! and Microsoft shall return such number of Results (or all Results if the amount requested is not available) in accordance with the terms of the Search Agreement and (ii) Yahoo! will not serve any cached Results delivered by Microsoft. If Yahoo! does not display all of the Results (as permitted in the Search Agreement), then Yahoo! will subsequently, in a form, manner, and timing to be agreed, deliver a report or data feed describing which Results were not displayed, any modifications to the ordering or display of the Results, or any additional content included with the Results. For clarity, the immediately previous sentence does not grant Yahoo! any additional rights; rather, the previous sentence is intended to provide Microsoft with visibility into these activities as authorized elsewhere hereunder.

i)

Yahoo! may conduct test Queries requesting over [*] results on an offline basis (with relaxed SLAs). Such test Queries shall not exceed [*] Queries per second and Yahoo! will use reasonable efforts to conduct such test Queries during off-peak hours (as mutually defined by the parties). Yahoo! shall reimburse Microsoft for the Covered Marginal Costs of serving such test Queries in excess of such amount. Such test Queries shall use the same means that Microsoft uses internally for its own similar test Queries.

c)	Branding. [*].

d)	Algorithmic Search Services Implementation. In response to a Query, Yahoo! must display the Algorithmic Listings in the Block returned by the Microsoft API, except that:

i)

Yahoo! may add additional content in the Block (displays under such circumstances, “Discretionary Displays”), including in circumstances when Microsoft has not provided a signal as described in Section 2(b)(v) above. During the first [*] following the Commencement Date the annual number of Discretionary Displays will not exceed [*]% of total impressions of the Yahoo! Results Pages for such year. After such [*] period, the annual number of Discretionary Displays will not exceed [*]% of total impressions of the Yahoo! Results Pages for such year. The above limitations exclude news content for which there is no limitation.

ii)

Yahoo! may add additional content to individual Algorithmic Listings within the Block so long as Yahoo! retains the title, abstract, and link as supplied by Microsoft’s Algorithmic Search Service, except (A) prior to Microsoft’s implementation of SearchMonkey-like functionality, Yahoo! may modify the content to the extent enabled by Yahoo!’s existing SearchMonkey functionality and (B) as otherwise mutually agreed. Yahoo! shall not modify the title and link provided by Microsoft. Yahoo! may modify the length of the displayed abstract

Annex A - 17

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

as enabled by the Microsoft API functionality, which functionality will be provided to Yahoo! at parity to Microsoft.

iii)	Yahoo! may modify Algorithmic Listings to the extent that Microsoft does so or any third party is permitted to do so.

iv)

The number of Algorithmic Listings that Yahoo! displays in response to a Query is in Yahoo!’s sole discretion, provided that if Yahoo! displays less than the full amount delivered by Microsoft in the Block then Yahoo! will remove Algorithmic Listings from the Block beginning with lowest rankings first (i.e., from the end of the Block).

e)

Paid Listings Implementation. Yahoo! may (but shall not be obligated to) display on the Yahoo! Properties the Paid Listings returned by the Microsoft API in the locations chosen by Yahoo!, subject to the terms of this Search Agreement. If Yahoo! displays more than one such Paid Listing, it will display such Paid Listings in rank order (subject to Yahoo!’s rights to remove Paid Listings as provided below) contiguously, with such elements and in a format as may be mutually-agreed by Yahoo! and Microsoft. Yahoo! may display Paid Listings returned by the Microsoft API in multiple blocks of one or more Paid Listings in different locations on a page (e.g., north, east, south) and may repeat the display of Paid Listings in such locations on the same page. The parties will reasonably determine placement of Paid Listings on next pages. Yahoo! may exclude Paid Listings:

i)	for companies considered by Yahoo! to be competitors;

ii)	in order to comply with agreements with Syndication Partners;

iii)

that Yahoo! in good faith believes are unlawful, may subject Yahoo! to a risk of legal liability, or that violate Yahoo!’s advertising policies, provided that Yahoo! will use commercially reasonable efforts to provide Microsoft with notice of its concerns; or

iv)

that would cause Yahoo! to violate a contractual obligation; provided that Yahoo! will use commercially reasonable efforts to avoid entering into such obligations following the Commencement Date (excluding obligations arising from any judicial or regulatory order or that are undertaken to resolve a legal dispute or avoid liability as described in subsection (iii) above).

f)

Non-Internet Search Uses. Yahoo! may additionally use the Paid Search Services and Algorithmic Search Services for Non-Internet Search Queries on Yahoo! Properties and Syndication Properties, provided if Yahoo! uses only Algorithmic Search Services (and not Paid Search Services) to provide Results for such Non-Internet Search Queries, Yahoo! must pay Microsoft’s Covered Marginal Costs of serving such Algorithmic Search Services. No payments are required for responding to such Non-Internet Search Queries (i) by use of Algorithmic Search Services with Paid Search Services or (ii) by use of only Paid Search Services.

Annex A - 18

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

g)

Tracking and Reporting. The parties will work together to implement all reasonable tracking and reporting requested by either party relating to the provision or implementation of the Microsoft Services. The foregoing includes, without limitation, Yahoo! instrumenting search entry points on Yahoo! Properties in accordance with a mutually agreed, reasonably defined schema to enable the parties to perform RPS tracking on a per entry point basis. Yahoo! shall receive all tracking and reporting then-available to Microsoft or its syndication partners as requested by Yahoo! so that Yahoo! can effectively manage its business, support its advertisers and partners and monitor the performance under this Agreement. To the extent that Yahoo! desires additional reporting, Yahoo! may prioritize such requests as work items to be performed by the Dedicated Resources.

h)	Optimization.

i)

Microsoft shall optimize the delivery of Paid Listings by evaluating performance across all Microsoft O&O Properties and the Yahoo! Properties and the Paid Listings provided by Microsoft will be optimized at parity with Microsoft’s optimization for the Microsoft O&O Properties. Specifically, Microsoft shall optimize Paid listings for Yahoo! Results Pages at full parity as it does for Microsoft’s primary search Web site (currently Bing.com), including the Microsoft API [*] and responses to ad calls [*]. Yahoo! may further optimize based on its own desired implementation while preserving the rank order of returned Paid Listings. Accordingly, Yahoo! will receive from the Paid Search Services portion of the Microsoft API the same optimization data that is available to Microsoft via the Paid Search Services portions of the Microsoft API for use on the Microsoft O&O Properties (and if Microsoft uses any data or information outside of the Paid Search Services portion of the Microsoft API to optimize Results on the Microsoft O&O Properties, then it will make such data or information available to Yahoo! as well). Such data will include, at a minimum, the data elements described in Section 3(h)(i)(1) below. Microsoft will make available additional performance data [*] via the standard functionality of the Paid Search Services functions of the Microsoft API that Yahoo! may download and use for its offline optimization analysis and sales efforts for Premium Direct Advertisers. Yahoo! may conduct independent bucket testing as it desires to determine its desired optimization. Microsoft will provide Yahoo! with all reporting from such testing as reasonably requested by Yahoo! (and in no event less than the level of reporting generated from Microsoft’s own bucket testing). Microsoft shall inform and make available to Yahoo! all optimization techniques, including when Microsoft develops more customizable or site-specific optimization techniques.

(1)	The Microsoft API Paid Search Services runtime will provide, [*], the following 12 data elements:

[*]

ii)	Yahoo! may not use any of the optimization data provided by Microsoft to reverse engineer, disassemble or otherwise attempt to obtain Microsoft’s

Annex A - 19

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

confidential information relating to the technology or algorithms associated with the Services.

iii)

If Yahoo! optimizes in a manner different than the manner recommended by the Results passed by the Microsoft API, Yahoo! will subsequently use a mutually defined mechanism to deliver a data feed to Microsoft describing Yahoo!’s optimizations so that Microsoft may use the data to continue to improve the optimizations provided by the Paid Search Service. The SLA for the returned optimization information should be as near real time as practical as mutually agreed by the parties, bounded by an upper limit of [*]. Note that the optimization information is in addition to the standard information Yahoo! is required to return via the Microsoft API (e.g., impression counting) in order to have correct functioning of the Microsoft API.

iv)

Yahoo! shall be able to include as inputs to the Microsoft API any available query context attributes (such as user information that is not personally identifiable) along with the user Query, that are also available to Microsoft as inputs to the Microsoft API for its own use. The Services shall use these attributes to optimize the Results sent to Yahoo!, at full parity with what the Services would do in connection with the Microsoft O&O Properties. Such attributes shall be subject to the data restrictions in Section 7. Microsoft will fully inform Yahoo! in a timely manner (similar to what is provided to the Microsoft Front-End Team) of any changes or additions to the attributes (if any), or to the treatment of any attributes, that may be passed as inputs to the Microsoft API for optimization with a description of such attributes and their influence on the Results delivered.

v)

The parties will meet weekly (or at such other frequency as they later might agree) to review the performance of the Services on the Yahoo! Properties and Syndication Properties and to optimize user experience and monetization of the Services based on Yahoo!’s desired balance and Microsoft will provide sufficient qualified support to Yahoo! as needed in connection with such performance review and optimization.

i)

Future Events. Notwithstanding anything contained herein to the contrary, in the event that Microsoft alters the way in which Paid Listings or Algorithmic Listings are displayed on the Microsoft O&O Properties or Microsoft provides more flexibility to other Microsoft partners, then Yahoo! shall have the right to make similar alterations.

4.	EXECUTIVE STEERING COMMITTEE; RELATIONSHIP MANAGERS; AND IMPLEMENTATION PLANNING

a)

Executive Steering Committee. Senior executives from each party will form a committee (the “Executive Steering Committee”) that will meet at least monthly to review progress in achieving the parties’ shared interests under the Search Agreement. In light of the long term nature of the Search Agreement, the parties agree that the Executive Steering Committee will consider, among other things and consistent with such shared interests, mutually acceptable reasonable modifications or additions to the Search Agreement in light of evolving technologies and platforms, changing industry practices and competitive

Annex A - 20

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

landscapes, regulatory and legal developments and similar factors. The Executive Steering Committee will have one senior executive who will act as the lead from each of the parties. Each of Microsoft’s and Yahoo!’s senior executive(s) on the Executive Steering Committee will have leadership roles within their respective companies directly related to the Services. Each party’s senior executive(s) participating in the Executive Steering Committee will have decision-making authority on behalf of their respective company with respect to matters discussed and escalation issues.

b)

Relationship Managers. Each party will also assign a dedicated Relationship Manager to manage the day-to-day implementations of the collaborations described in the Search Agreement. The Relationship Managers will also identify key subject matter experts at their respective companies to assist in managing specific workstreams such as paid search, algorithmic search, contextual advertising, performance in individual countries or regions, coordinating support for Premium Direct Advertisers, etc. Relationship Managers or their delegates will be available to reach each other on a 24x7 basis. Each Relationship Manager shall be empowered to escalate to the Executive Steering Committee unresolved issues of significance to the relationship such as unusual declines in click-through rate, deteriorations in traffic quality or Results quality or either party’s implementation of Results on its respective properties and any potential impacts of such implementation.

c)

Transition Planning; Costs. As promptly as practicable, the parties will develop a detailed transition and implementation plan and schedule for implementing Microsoft’s Algorithmic Search Services and Paid Search Services on all Yahoo! Properties and Syndication Properties within a period no longer than 24 months from the Commencement Date (provided however, that this 24-month period may be extended up to a total of three months if the end of the 24-month period occurs in the fourth calendar quarter). (the “Transition Plan”). The Transition period shall be completed for all major markets (including the U.S., UK, Japan, Korea and Taiwan) within [*] of the Commencement Date with no single implementation in any market exceeding [*] from its start date (except that such [*] period may be extended for up to an additional [*] period as needed if the completion date would otherwise end during the fourth calendar quarter). Microsoft and Yahoo! shall work together to ensure that the transition period for each country is handled in a professional and expedited manner. The parties will also jointly discuss and, as mutually deemed appropriate, jointly develop, communications regarding this implementation schedule.

i)

In connection with the transition to Microsoft’s Algorithmic Search Services in a country, when Microsoft is capable of meeting the SLA and demonstrates that Microsoft’s Algorithmic Search Services’ [*] scores are [*] than Yahoo!’s [*] scores in such country (such date, the “Test Passage Date”), Yahoo! may conduct testing to measure the quality of the user experience in such country (e.g., user abandonment and aggregate click-through rate) (“Quality Testing”) and Microsoft will cooperate with Yahoo! in such Quality Testing and make changes as necessary, until Yahoo! determines to switch to Microsoft’s Algorithmic Search Services in such country. If Yahoo! has not switched to Microsoft’s Algorithmic Search Services after [*] following the Test Passage Date, then Yahoo! must either (i) elect to switch to Microsoft’s Algorithmic Search Services or (ii) continue providing its own Algorithmic Search Services in such country at

Annex A - 21

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Yahoo!’s sole expense and continue Quality Testing until Yahoo! is satisfied with the user experience provided by the Microsoft Algorithmic Search Services.

ii)

In connection with the transition to Microsoft’s Paid Search Services, Microsoft will continue to develop and launch versions of the Microsoft Paid Search Services in countries where Yahoo! operates as of the Commencement Date, including without limitation in countries other than the five markets where Microsoft now operates. Yahoo! will continue to use Panama until the associated Panama customers are migrated from Yahoo! to Microsoft and the Microsoft Paid Search Service is launched in the applicable countries.

iii)

Until Yahoo!’s Algorithmic Search Services and Paid Search Services are migrated to Microsoft, Yahoo! will continue to operate and maintain such services and associated physical infrastructure of Yahoo! to support the same, including data centers and related hardware, fixtures and other equipment in a manner consistent with Yahoo!’s practices prior to the Commencement Date. Microsoft will cover all of Yahoo!’s costs of running Yahoo!’s Paid Search Services and Algorithmic Search Services until such services are migrated to Microsoft (except as provided in Section 4(c)(i) above); excluding [*].

d)

Oversight and Management. Promptly after the Commencement Date, the Executive Steering Committee and Relationship Managers will oversee and manage, respectively, the goals, specific success metrics, implementation schedules, milestones, and joint project teams specified in the Search Agreement.

e)

Strategic and Economic Relationship. Both parties recognize the highly strategic and economic nature of their relationship under the Search Agreement and the fact that both of their search market shares and overall portal experiences are mutually dependent upon each other as a result because, among other reasons (i) Yahoo! will be transferring to Microsoft its Algorithmic Search Services and Paid Search Services platform businesses (which represents the majority of Yahoo!’s profits and which takes years to build up) and Yahoo! will be exclusively licensing key technologies to Microsoft and (ii) Microsoft will be transferring to Yahoo! management and development of key Premium Direct Advertiser Sales relationships (which represents the majority of Microsoft’s online advertising sales revenue and which relationships take years to develop). As a result, and without limiting any other provision of the Search Agreement, each party will continuously allocate sufficient human and other resources on a day-to-day basis commensurate with the size, duration and importance of the relationships contemplated by this Letter Agreement to make the relationships successful.

5.	SYNDICATION PARTNERSHIPS; DOMAIN MATCH

a)	Existing Syndication Partners

i)

Yahoo! shall not assign any Syndication Partnerships to Microsoft, but rather shall continue to be the contracting party and primary partner manager for all of Yahoo!’s existing Syndication Partnerships. Microsoft will work together with Yahoo! and its Syndication Partners to have Queries originating from the Syndication Properties be sent to Microsoft for processing and the Results

Annex A - 22

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

provided by Microsoft for display on the Syndication Properties in accordance with the Syndication Partnerships. Microsoft shall provide Yahoo! with all tags and subtags as required by Yahoo! to support and report to the Syndication Partners (at least to the same extent as Yahoo! maintains as of the Effective Date).

ii)

Microsoft will assist Yahoo! in all reasonable ways in managing and retaining Yahoo!’s existing Syndication Partner business, including optimization efforts for Syndication Partnerships, including for those Syndication Partners who have sub-syndication rights. [*].

iii)

[*]. To the extent that subsyndication practices trigger a material decline in traffic quality, product integrity, or monetization rates relative to the Services, Microsoft may escalate the issue to the Executive Steering Committee to consider whether the subsyndication practices described in this Section should be revised. Additionally, the parties agree to consult with each other on a monthly or quarterly basis (as agreed) to discuss capacity needs relating to Syndication Partners who have subsyndication rights.

iv)

Microsoft, or any party on Microsoft’s behalf or at Microsoft’s direction or request, will not solicit Existing Syndication Partners to terminate their existing Syndication Partnerships prior to their natural termination date, with the understanding that Microsoft may discuss future syndication opportunities with such Existing Yahoo! Syndication Partners prior to the expiration of their Syndication Partnerships. If Microsoft (or any party on Microsoft’s behalf) enters into a direct relationship with any Existing Yahoo! Syndication Partner to provide Paid Search Services or Contextual Advertising Services, then during the period beginning on the Commencement Date and ending on the [*] anniversary of the date of the Commencement Date (the “Make Good Period”), Microsoft will pay Yahoo! [*], to serve the Existing Syndication Partner during [*] through the end of the Make Good Period; [*] “Existing Yahoo! Syndication Partner” means (i) all Syndication Partners existing as of the Effective Date plus (ii) Syndication Partners identified by Yahoo! who signed Syndication Partnerships between the Effective Date and the Commencement Date, provided that the gross revenues from such partners is not greater than the sum of (x) [*] percent of Yahoo!’s total partnership gross revenue as of the Effective Date plus (y) the gross revenue of Syndication Partners that have left Yahoo! between the Effective Date and the Commencement Date.

v)	The parties will work together to minimize, and the Transition Plan will take into consideration, the potential impact of the transition on the effective RPS realized by the Syndication Partners.

b)

Syndication Partners for Domain Match and Error Channel. At Yahoo!’s election, Yahoo! may license Microsoft (pursuant to the terms of Annex B) the code and technology used to maintain and run Yahoo!’s Domain Match and Error Channel Syndication Partner products for the benefit of Yahoo! and the Syndication Partners who receive such services. Unless and until Yahoo! makes such election, Yahoo! will provide such technology to its Syndication Partners, and Microsoft will provide Results to

Annex A - 23

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Yahoo! for display on the Syndication Properties. For the avoidance of doubt, such Syndication Properties will be treated as such for revenue sharing purposes, notwithstanding that Microsoft will be providing Results to Yahoo!. In making available such technology to its Syndication Partners, Yahoo! will remain subject to the provisions of Section 6 such that Yahoo! will not make available Algorithmic Search Services, Paid Search Services, or Contextual Advertising Services from parties other than Microsoft. In the event that Yahoo! makes such election, then after a reasonable transition period, during which Yahoo! will continue to maintain and run Yahoo!’s Domain Match and Error Channel Syndication Partner products, and for the remainder of the Term, Microsoft will provide service of comparable features and quality to that which had been provided by Yahoo! on behalf of such Syndication Partners (with reasonable improvements over time to maintain the competitiveness of such products) at the same service level commitments mutually agreed upon by the parties. [*].

c)	Other Future Syndication Partnerships. Yahoo! may enter new Syndication Partnerships and renew existing Syndication Partnerships during the Term.

i)	Yahoo! will clearly inform new Syndication Partners that Microsoft is providing the technology platform for the Algorithmic Search Services and Paid Search Services and

ii)	[*].

d)

Existing Syndication Partnerships Between the Parties. The Syndication Partnerships between Yahoo! and Microsoft existing prior to the date of the Letter Agreement will be terminated effective as of the [*].

6.	PLATFORM EXCLUSIVITY FOR ALGORITHMIC AND PAID SEARCH SERVICES

a)

Except as otherwise provided for in this Agreement, Microsoft will be the worldwide, exclusive (including as to Yahoo! in each country upon the completion of the transition of Yahoo!’s Algorithmic Search Services and Paid Search Services to Microsoft in such country (i.e., prior to such transition, Yahoo! properties continue to be serviced by Yahoo!’s Algorithmic Search Services and Paid Search Services)) provider of Algorithmic Search Services and Paid Search Services for the Yahoo! Properties. For the avoidance of doubt, the exclusivity does not include display advertising, contextual advertising, advertising targeted primarily on variables such as geo or behavioral, video advertising, promotional placements associated with Microsoft’s “cashback” program, user profiles, product listings, vertical listings (e.g., shopping, travel), content listings (including but not limited to tv, movie, music, and similar listings), personals listings, local directories, classified ads, airline or other travel schedules, business listings or addresses, social networking relationships, ratings and reviews, wikipedia, and any listings similar to the foregoing. The exclusivity in this Section 6(a) does not apply to:

i)

properties acquired by Yahoo! that are receiving Algorithmic Search Services or Paid Search Services from a third party until the expiration of, or the soonest termination opportunity without penalty for, such third-party contracts; provided, that the foregoing does not require Yahoo! to terminate an agreement prior to its then-current expiration date (for agreements that contain an expiration date);

Annex A - 24

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

ii)

limited portions of the Yahoo! Properties, other than the Yahoo! home page, the primary search functionality on the Yahoo! Toolbar or any future Yahoo! Property dedicated primarily to Algorithmic Search Services, that are outsourced to third parties. Yahoo! agrees not to take actions that are intentionally designed to circumvent its obligations under Section 6(a), including by outsourcing portions of the Yahoo! Properties for the purpose of enabling third parties to provide Algorithmic Search Services or Paid Search Services on such portions of the Yahoo! Properties; and

iii)	the extent that Microsoft does not provide certain categories of Paid Listings (e.g., adult or gambling ads).

b)

Except as otherwise provided for in this Agreement Microsoft will be the worldwide, exclusive (including as to Yahoo! upon the completion of the transfer of Yahoo!’s Algorithmic Search Services and Paid Search Services to Microsoft in each country) provider of Algorithmic Search Services and Paid Search Services to Yahoo! for its provision of such services to Syndication Properties. For the avoidance of doubt, the exclusivity does not include display advertising, contextual advertising, advertising targeted primarily on variables such as geo or behavioral, video advertising, promotional placements associated with Microsoft’s “cashback” program, user profiles, product listings, vertical listings (e.g., shopping, travel), content listings (including but not limited to tv, movie, music, and similar listings), personals listings, local directories, classified ads, airline or other travel schedules, business listings or addresses, social networking relationships, ratings and reviews, wikipedia, and any listings similar to the foregoing.

c)

Yahoo! may include any other advertisements on the Yahoo! Results Pages; provided that if Yahoo!’s annual revenue from such advertisements on Yahoo! Results Pages exceeds (i) the greater of [*]% and the Adjusted Microsoft Percentage of annual Net Revenues from Yahoo! Results Pages during any of the first [*] following the Commencement Date; or (ii) the greater of [*]% and the Adjusted Microsoft Percentage of annual Net Revenues from Yahoo! Results Pages during any year thereafter, then Yahoo! shall pay Microsoft a revenue share equal to [*]% of any revenues in excess of such amounts. “Adjusted Microsoft Percentage” means the percentage of Microsoft’s revenues from [*] relative to Microsoft’s Net Revenues from [*] plus [*] percentage points.

d)

For a period of [*] from the Commencement Date, Yahoo! shall not use any Contextual Advertising Services from [*] on the Yahoo! Properties, regardless of whether Paid Listings from such services are provided directly to Yahoo! or via Yahoo!’s advertising exchange marketplace, provided that such restriction will not apply (i) in any country in which Microsoft does not provide or is prohibited from providing Contextual Advertising Services to Yahoo! and (ii) to any property acquired by Yahoo! during the Term that receives Contextual Advertising Services from a third-party until the expiration of, or the soonest termination opportunity without penalty for, the third-party contract for Contextual Advertising Services; provided, that the foregoing does not require Yahoo! to terminate an agreement prior to its then-current expiration date (for agreements that contain an expiration date). Microsoft acknowledges that Yahoo! may not have full control over inventory that may be placed into Yahoo!’s exchange marketplace and, in

Annex A - 25

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

the event that [*] Paid Listings are discovered in such marketplace, Yahoo! will take measures to prevent them from appearing on the Yahoo! Properties.

7.	SEARCH DATA RIGHTS AND RESTRICTIONS

a)

Microsoft will be entitled to, to the extent consistent with and in accordance with applicable Privacy Laws, and the Microsoft and Yahoo! then-existing privacy policies (which will not be altered for the purpose of frustrating the Search Agreement), obtain and use Yahoo! Search Data solely to operate and enhance the Services. For example, but not as a limitation, Microsoft may not use such Yahoo! Search Data to develop, enhance, operate, target or personalize any other Web site, product, advertising solution or service (other than the Services provided in this Agreement), including without limitation Microsoft’s display advertising services. Thus, if a user on Yahoo! does a search for “camera” on a Yahoo! Property and Microsoft returns a Paid Listing for such Query, the user then clicks on and purchases the camera, then Microsoft will know that a user clicked on the Paid Listing for such Query (and may even know of the conversion) but Microsoft will not associate such activity to such user for any purpose other than operating and enhancing the Services and will not use the fact that the user is interested in a camera to sell or display other advertising to that user.

b)

Microsoft will, to the extent consistent with and in accordance with applicable Privacy Laws, provide to Yahoo! within a reasonable timeframe and in real-time where practicable, and Yahoo! may obtain, use and share with its advertisers and Syndication Partners, all Yahoo! Search Data (and any other data routinely collected by Microsoft in connection with the delivery of the Services to Yahoo! Properties). With respect to data that is not routinely collected by Microsoft but that is collected, obtained or used by Yahoo! with respect to its own Algorithmic Search Services and Paid Search Services as of the Commencement Date, or that is reasonably requested by Yahoo!, Microsoft will use commercially reasonable efforts to enable Yahoo! and its Syndication Partners to obtain such data or comparable data within a reasonable timeframe and in real-time where practicable. If Yahoo! chooses to use the White Label Solution described in Section 2(i), Microsoft and Yahoo! will instrument the White Label Solution to enable Yahoo! to collect all such data in as comparable a manner as practicable to the collection of such data prior to such election (including scope of data and timeliness).

c)

Both Yahoo! and Microsoft will use reasonable efforts, consistent with and in accordance with applicable Privacy Laws, the Microsoft and Yahoo! then-existing privacy policies (which will not be altered for the purpose of frustrating the Search Agreement), and self regulatory frameworks, to facilitate the provisions of this Section 7. Such efforts include, without limitation, including appropriate disclosures within privacy policies as necessary.

d)

Yahoo! Search Data will be Yahoo!’s Confidential Information under the confidentiality provisions of the Search Agreement and may not be disclosed to any third party except that (i) Microsoft may disclose aggregated data (i.e., aggregate data that includes both Yahoo! Search Data as well as similar search data from Microsoft O&O Properties) regarding the Paid Listings managed by the Microsoft Paid Search Services so long as such Yahoo! Search Data is not separately identified or identifiable as such and (ii) Microsoft may provide advertisers with performance data (e.g., impression, clickthrough,

Annex A - 26

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

and similar analytics information) regarding their advertising campaigns even if such performance data includes Yahoo! Search Data.

e)

This section does not authorize or require either party to disclose to the other party personal information regarding an end user of the disclosing party’s Web sites. Notwithstanding the foregoing, in passing the Query to the Microsoft API, Microsoft may require Yahoo! to pass the full IP address from the end user submitting the Query to Microsoft in order for Microsoft to provide the Services and the Query itself may contain personal information. With respect to such full IP address information (“Covered Data”), the parties agree as follows: Notwithstanding Section 7(a), Microsoft may use Covered Data solely for the purposes of providing the Services to Yahoo! (and not to any other member of the Microsoft Network, including Microsoft) under the Search Agreement. With respect to such Covered Data and any search queries that are passed by Yahoo! in connection with the Services, Microsoft shall employ comparable data retention and data anonymization practices, processes and policies as Yahoo! uses as of the Commencement Date when collecting comparable data (including without limitation separate time periods for separate uses such as security and fraud protection). The parties will discuss in good faith any necessary changes to such Yahoo! practices, processes and policies during the Term. The Definitive Agreement will further describe such practices, processes and policies. Finally, as of the Commencement Date with respect to the Covered Data subject to the European Data Protection Directive (95/46/EC), Microsoft and Yahoo! will enter into the mandatory provisions of the Standard Contractual Clauses for Data Processors established in Third Countries approved by the European Commission as set forth in the European Data Protection Directive (95/46/EC), or such other agreement(s) as the parties may agree are appropriate. To the extent that other jurisdictions require or adopt similar mandates, the parties agree to enter into similar agreements relating to Covered Data subject to such mandates.

f)

At Microsoft’s request, Yahoo! will pass truncated IP address information (with the last octet removed), which information Microsoft may use to solely to operate and enhance the Services consistent with Section 7(a) above.

g)

Any implementation of the Mapping Service, or any other services not expressly defined as “Services” under this Letter Agreement shall only be provided by Microsoft to Yahoo! in a manner consistent with Privacy Laws and each party’s privacy policies (which will not be altered for the purpose of frustrating the Search Agreement).

8.	REVENUE SHARE CALCULATIONS; PAYMENTS

a)

The Rev Share Rate will be 88% of all Net Revenues and Net Syndication Revenues from the Services implemented on the Yahoo! Properties and the Syndication Properties, respectively. The Rev Share Rate is subject to modification as described in Section 17 below.

b)

For Existing Syndication Partners, and only during the first five years after the Commencement Date, the Syndication Partner Rev Share Rate shall be applied against the gross billings from the Syndication Properties and Yahoo!’s revenue share (whether retained (in the case of revenues collected by Yahoo!) or paid by Microsoft (in the case of revenues, collected by Microsoft) will be based on ex-TAC revenue and not gross

Annex A - 27

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

revenue. By way of example, if $100.00 dollars is collected from a Syndication Property under a Syndication Partnership providing an [*]% Syndication Partner Rev Share Rate, the Syndication Partner will be entitled to receive $[*] ($100.00 x [*]% = $[*]), and of the remaining $[*], Yahoo! will be entitled to receive $[*] ($[*] x 88% = $[*]) and Microsoft will be entitled to receive $[*] ($[*] - $[*] = $[*]).

c)

For Syndication Partners that are not Existing Yahoo! Syndication Partners, and for all Existing Yahoo! Syndication Partners after five years after the Commencement Date, the Syndication Partner Rev Share Rate shall be applied against the gross billings from the Syndication Properties and Yahoo!’s revenue share (whether retained (in the case of revenues collected by Yahoo!) or paid by Microsoft (in the case of revenues collected by Microsoft) will be based on ex-TAC revenue excluding Microsoft’s Covered Marginal Costs of serving Algorithmic Search Services and Paid Search Services to such Syndication Partners (“Syndication Costs”) and not gross revenue. By way of example, if $100.00 dollars is collected from a Syndication Property under a Syndication Partnership providing [*]% revenue share to the Syndication Partner, and Microsoft’s Syndication Costs are $[*] for the Syndication Partner, then the Syndication Partner will be entitled to receive $[*] ($[*] x [*]% = $[*]), Yahoo! will be entitled to receive $[*] (($[*]-$[*]-$[*]) x 88% = $[*]) and Microsoft will be entitled to receive the remaining $[*] ($[*]-$[*]-$[*]= $[*]).

d)	During the Guarantee Term, Yahoo! is entitled to [*]. After the Guarantee Term, Yahoo! is entitled to [*].

e)	In addition to the other payments contained herein, During the first three years following the Commencement Date, Microsoft shall pay Yahoo! the sum of $12,500,000.00 per quarter.

f)

The parties shall make appropriate payments on a monthly basis to each other to effectuate the provisions of this Section, subject to the Guarantee true-up process described in Section 9, based upon the parties’ billing and collection relationship with the applicable advertisers. Each party shall use, at a minimum, a level of effort to collect revenue from advertisers that is consistent with its collection practices as of the Effective Date. All payments will be accompanied by a statement detailing the payment as reasonably requested by the receiving party. The Definitive Agreement will include reasonable billing and payment terms between the parties relative to their payment obligations to each other under the Search Agreement.

g)

Each party will have reasonable rights to have a third-party audit the other’s books and records in order to evaluate compliance with this Agreement, including with respect to the calculation and payment of the amounts due under the Search Agreement and compliance with data and privacy requirements.

9.	MICROSOFT’S GUARANTEES TO YAHOO!

a)

During the Guarantee Term for each country, Microsoft will guarantee (subject to the adjustments below) that the Gross Revenues per search (“RPS”) generated by Paid Search Listings on the Yahoo! Properties (i.e., excluding Gross Revenues and Queries from Syndication Properties) in that country will remain greater than or equal to the RPS

Annex A - 28

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Guarantee Rate described in Section 9(c) (the “Guarantee”). Any revenues associated with Yahoo!’s paid inclusion services (e.g., Yahoo! Search Submit) will not be included in the RPS calculations in this Section 9, including the establishment of the RPS Guarantee Rate, and Adjusted Reference RPS and the calculation of the guarantee.

b)

The RPS Guarantee Rate described in this Section 9 will be determined and evaluated separately for each country in that country’s billing currency and according to that country’s Guarantee Term. Except as expressly agreed by the parties on a case-by-case basis, the RPS Guarantee Rate will not apply to Paid Search Listings displayed on Yahoo! Properties of companies or businesses acquired by Yahoo! after the Effective Date (i.e., neither the searches performed on, nor the associated revenue from, searches on such properties will be included in making the calculations in this Section 9).

c)

The RPS Guarantee Rate will be calculated separately for each country as of the end of each of the [*] consecutive [*] intervals comprising the Guarantee Term (each, a “True-Up Period”) for each of the [*] True-Up Periods. The RPS Guarantee Rate will be calculated as the product of the Traffic and GDP Adjustor described in section 9(c)(i) below and the Realized RPS described in section 9(c)(ii) below:

i)	The “Traffic and GDP Adjustor” is the quotient of the GDP Adjusted Reference RPS in 9(c)(i)(1) below and the Adjusted Control RPS in 9(c)(i)(2) below:

(1)	the “GDP Adjusted Reference RPS” is the product of the Reference RPS in 9(c)(i)(1)(a) below, and the GDP adjustment in 9(c)(i)(1)(b) below:

(a)

the [*] average RPS for the Control Bucket during the time period that has the same beginning and end dates as the True-Up Period but that occurs during the 12-month period immediately prior to the Initial Implementation in the applicable country (the “Reference Period,” and such RPS calculation, the “Reference RPS” and referred to below as RPSRi where i is an index referring to that Reference RPS’s Partition (as defined below)). For example, [*]; and

(b)

the GDP Adjustment, which is equal to [*] plus any positive or negative percentage growth in nominal GDP, measured as the change in nominal GDP from the True-Up Period to the corresponding Reference Period (the start and end dates of which are 12 months immediately preceding the True-Up Period respectively) in that country, except for the [*] True-Up Period, where the adjustment is measured as the change in nominal GDP from the True-Up Period to the corresponding Reference Period (the start and end dates of which are [*] immediately preceding the True-Up Period) in that country. For example, [*]. The formula for computing the GDP change will be defined in detail in the Definitive Agreement and also a mutually agreed third party by country (e.g., OEDC or World Bank), to be chosen for measuring the GDP.

Annex A - 29

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

and

(2)

the “Adjusted Control RPS” is the weighted average RPS across all Partitions, with such weighting (referred to below as wRi where i is an index referring to that Partition) equal to the percentage of Queries in the Control Bucket in a given Partition during the applicable Reference Period, and the Partition RPS is the actual RPS (referred to below as RPSGi where i is an index referring to that Reference RPS’s Partition (as defined below)), computed from the beginning of the Guarantee Term through the end of the True-Up Period, for the Queries in the same given Partition.

Adjusted Control RPS = (wR1 * RPSG1 + wR2 * RPSG2 + …)

For purposes of determining the Adjusted Control RPS in the US, the Eligible Traffic from Yahoo!’s US O&O Web Search will be partitioned based on search entry points. The top entry points (e.g Front Page, Toolbar, etc, to be defined in detail in definitive agreement) shall each be tracked as separate partitions and shall in total be no less than [*]% of Yahoo!’s US O&O Web Search revenue. Every named partition has to be statistically representative for measuring RPS in the both the Reference and Guarantee Periods. The remainder of Yahoo!’s O&O US Web Search Eligible Traffic shall be tracked as an aggregate partition. The teams will mutually agree to handle edge cases in the event that one of the named partitions drops below statistical representativeness without voiding the revenue guarantee, e.g. Yahoo! decides to sell one of the partitioned entry points. The parties agree that this method captures approximately [*]% of Yahoo!’s O&O Web Search revenue. If before or during the guarantee period Yahoo!’s O&O Web Search revenue captured by this method falls below [*]%, both parties mutually agree to re-assess the methodology so that approximately [*]% of revenue is captured in a statistically representative manner.

For purposes of determining the Adjusted Control RPS for non-US O&O traffic, the reference and guarantee buckets shall be restricted to no more than [*]% of total Eligible Traffic from Yahoo!’s O&O Web Search for major countries (UK, KR and TW) and no more than [*]% of the total Eligible Traffic from Yahoo!’s O&O Web Search for the rest of the countries (e.g., FR, DE, etc). There will be no further partitioning of traffic required for the purposes of computing the guarantees. Furthermore, in the case of minor countries (defined as countries in aggregate driving less than [*]% of total Yahoo! Worldwide O&O revenue), for purposes of the guarantee calculation, the traffic will not be bucket tested, but rather the guarantee shall be evaluated using the closest benchmark country for that region. e.g. in EU, Lithuanian traffic guarantee amount will be calculated using the UK as a benchmark.

Annex A - 30

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Yahoo! will take no action to change traffic mix within existing entry points with the sole purpose of benefitting from the RPS guarantee. New types of search entry points are excluded from the guarantee.

and

ii)	the “Realized RPS” which is the average RPS computed over the True-Up Period for each of the following traffic sources:

(1)	All Eligible Traffic outside the Control Bucket and the Control Bucket itself; and

(2)

Traffic from vertical search properties that does not result in a Yahoo! Web Search Results page (“Non-Web Search Traffic”), to the extent that the revenue contribution of such traffic from the vertical properties does not exceed [*] basis points above the revenue contribution immediately prior to the Guarantee Term. If the revenue contribution from Non-Web Search Traffic during the Guarantee Term from vertical properties exceeds [*] basis points above the revenue contribution prior to the Guarantee Term, the portion of the Net Revenues from Non-SERP traffic Web Search Traffic generated from vertical properties that exceeds the [*] basis points will not be subject to the Guarantee Revenue calculation.

d)

The cumulative amounts paid by Microsoft to Yahoo! under this Section 9 for the [*] True-Up Periods in excess of the amounts that Microsoft would have paid to Yahoo! if payment had been made by applying the Rev Share Rate to Net Revenues during each Guarantee Term minus [*]% of such Net Revenues will not exceed $[*].

e)

Yahoo! will take no action to artificially or nefariously manipulate the number of queries or query mix or monetization rates used to calculate the Adjusted Control RPS in any Partition, the Adjusted Reference Rate RPS, or the RPS computed over the guarantee period for the purpose of increasing Microsoft’s payments due to Yahoo! under this Section 9.

f)

If either party believes in good faith that the other party has violated the principles of this Section, the aggrieved party may submit the issue to the Executive Escalation process described in Section 18. If the Executive Escalation process cannot reach a resolution that is acceptable to both parties, the parties will engage a neutral third party to audit the processes and data used for the calculations contemplated by this Section. The Definitive Agreement shall provide more specific details on the reasonable process used to select the third party to conduct the audit.

g)

Yahoo! will provide Microsoft with all the data necessary for Microsoft to verify the accuracy of the Guarantees, provided that the data requested is reasonable and mutually agreed upon and will only be used for the purpose of validating RPS guarantees.

h)

At the end of each Guarantee Term, the parties will sum the Guarantee Amount from each True-Up Period and sum the actual payments made during those periods and settle all payments owed by Microsoft to Yahoo! for the Guarantee, on a country-by-country

Annex A - 31

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

basis in the billing currency of that country. Interest will accrue with respect to any payments to be made in respect of a true up at [*] rate according to a formula to be agreed and reflected in the Search Agreement.

10.	PROHIBITED CONDUCT

a)

The provisions in this Section 10 below will not apply to prohibit any action or practice with respect to Algorithmic Search Services, Paid Search Services or Contextual Advertising Services that (i) is engaged in by Yahoo! with respect to the Yahoo! Properties as of the Effective Date; (ii) is then-engaged in by Microsoft, [*], or by any other search provider that has greater than [*]% search market share; [*]; or (vi) otherwise is expressly permitted under the Search Agreement. With respect to any specific Syndication Partner, the provisions in Section 10(c) below will not apply to prohibit any action or practice that is engaged in or permitted by such Yahoo! Syndication Partner as of the Effective Date with respect to Algorithmic Search Services, Paid Search Services or Contextual Advertising Services that is not prohibited as of the Effective Date in the Syndication Partnership with such Syndication Partner. If, during the Term, Microsoft reasonably believes that additional activities that are not restricted by the provisions of Section 10(c) become commonly and reasonably restricted in the algorithmic search, paid search or contextual advertising industry, then, subject to the first two sentences of this Section 10(a) and the rest of the Search Agreement (which may not be amended by this sentence), at Microsoft’s request, the parties will negotiate in good faith to amend the Search Agreement to include such additional restrictions; provided that such restrictions also apply to Microsoft and other search providers that have greater than [*]% search market share. If they are unable to do so within a 30-day period after Microsoft’s request, either party may escalate the issue to the Executive Steering Committee for resolution. In no event will Yahoo! be in breach of this Agreement for past actions that may be subject to such new restrictions and Yahoo! will have no less than a reasonable time to comply with any such new restrictions.

b)

Yahoo! will use commercially reasonable efforts to prevent the generation of Queries or clicks on Results provided by Microsoft on any Yahoo! Properties by misleading or fraudulent means. Subject to Section 10(a), Yahoo! will use commercially reasonable efforts to prevent the generation of Queries or clicks on Results provided by Microsoft on any Yahoo! Properties by automated means.

c)

Subject to Section 10(a), Yahoo! shall not, and shall not allow any third party to do the following with respect to the Services on the Yahoo! Properties or the Syndication Properties without Microsoft’s prior written consent:

i)

on Syndication Properties only, edit, modify, truncate, add content to, change the order of the information contained in or filter any Results without Microsoft’s prior written consent, including, but not limited to commingling Results with search results or advertising provided by others;

ii)

redirect an end user away from the landing page associated with any Results (“Destination Page”) after clicking on the Result, provide a version of the Destination Page different from the page an end user would access by going

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

directly to the Destination Page or intersperse any content between Results and any Destination Page;

iii)

generate Queries or clicks on Results by misleading means or clicks on Paid Listings generated by incented means, including: (i) blind links (where users do not know that they will be performing a Query (other than as part of Domain Match, Error Channel or in connection with category links, related search links, hotspots and similar implementations) or clicking on a Result); (ii) requiring a user to search or click to receive some other benefit, obtain some other result or perform another function (such as leaving a webpage or closing a window), except in connection with bona fide end user programs related to the Services as contemplated in Section 1(d)(iii), which do not create a materially negative impact on the user experience or monetization of the Services; (iii) pre-populating a search entry point, except that spell check, auto completion, and suggested query functionalities will not be considered a violation of this subsection; or (iv) Yahoo!, its employees, contractors or agents clicking on the Paid Listings except in the course of normal individual use;

iv)	mask the true user agent or IP address of a user;

v)	display any Results in windows that pop over the current window that the user is viewing expanding buttons, or animation;

vi)	minimize, remove or otherwise inhibit the full and complete display of any Destination Pages accessed by clicking on any portions thereof;

vii)

encourage or require end users or other persons, either with or without their knowledge, to generate impressions of or to click on Results through methods that are manipulative, deceptive, malicious or fraudulent;

viii)

provide end users with access to any Results through any client software application that is known to be harmful or malicious or that is installed without an end-user’s consent (such as malware, spyware, and “drive-by” downloads) or that otherwise fails to comply with applicable laws and regulations relating to client software applications that include dynamically served third party advertisements;

ix)	install any program on a user’s computer or replace a user’s home page, without the user’s prior consent;

x)

place Results on any Web pages of Yahoo! Properties that, to Yahoo!’s knowledge, contain obscene (without limiting Yahoo!’s ability to receive Results in response to adult Queries or contextual pages), hate-related, or violent content or contain any other material, products or services that violate or encourage conduct that would violate any criminal laws, any other applicable laws, or any third party rights.

d)	Yahoo! shall not, and shall not allow any third party to

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

i)

modify, adapt, translate, prepare derivative works from or decompile, reverse engineer, disassemble or otherwise attempt to derive source code from (except to the extent permitted under the Search Agreement or allowed by law) the Services (excluding any technology provided by Yahoo!);

ii)

remove, deface, obscure, or alter Microsoft’s copyright notice, trademarks or other proprietary rights notices affixed to or provided or displayed as part of any Services, or any other Microsoft technology, software, materials and/or documentation; provided however that the foregoing does not require Yahoo! to provide additional or greater branding on the Yahoo! Results Pages than otherwise specified in the Search Agreement or to display Results that include Microsoft branding that are not for Microsoft content, services, products or Web sites.

11.	SALES EXCLUSIVITY FOR PREMIUM DIRECT ADVERTISERS

a)

Yahoo! will be the exclusive (including as to Microsoft) sales force for human-assisted sales of Microsoft’s Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers and the exclusive Tier 1 Services provider for Microsoft’s Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers within the geographic scope described in Section 1(j). Yahoo!’s exclusivity for each Premium Direct Advertiser commences on the Migration Date for each such Premium Direct Advertiser. The parties agree that Microsoft will set Migration Dates in the Schedule without disadvantaging Premium Direct Advertisers, and with the goal of Migrating accounts as expeditiously and as smoothly as possible consistent with the Schedule. The Paid Search Services and Contextual Advertising Services for the Core Platform will be the only Paid Search Services and Contextual Advertising Services owned, represented by, or operated by Microsoft or any Microsoft corporate affiliate, subsidiary, division, or joint venture during the Term; provided that existing disclosed Microsoft joint ventures (MSNBC, ProdigyMSN) are excluded from the foregoing restriction. Microsoft’s Paid Search Services and Contextual Advertising Services are the only Paid Search Services (except for categories of ads that the Microsoft Paid Search Services do not support, e.g., adult) that will be utilized on the Microsoft O&O Properties with the exception of NineMSN, MSNBC and ProdigyMSN, which may use competing services. The phrase Microsoft Paid Search and Contextual Advertising Services as used herein means Paid Search and Contextual Advertising Services for the Core Platform.

b)	Advertiser Segments.

i)

The parties will document in writing in the Schedule the initial (1) Spending Threshold and (2) Advertiser Segments for each country. The Spending Threshold will be set in such manner that initially it includes at least the top [*] advertisers by average monthly spend on paid search and contextual advertising in each country and so that Spending Thresholds in the aggregate always include at least the top [*] advertisers by average monthly global spend on paid search and contextual advertising.

ii)	Determining whether an advertiser should be placed in the Premium Direct Advertiser Advertiser Segments in each country will be based upon natural,

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

commercially reasonable criteria, including [*]. The Premium Direct Advertiser Advertiser Segment will include all entities who are Premium Direct Advertisers by virtue of the definition of that term and such other entities as qualify for inclusion under this provision. Advertiser Segments and Spending Thresholds will be reviewed on a quarterly basis as set forth in Section 11(b)(iv) at which time the parties will make any mutually agreed adjustments to same using the preceding criteria. The parties’ overall objective in establishing the Spending Thresholds and the Advertiser Segments is to logically segment advertisers to thereby maximize revenue, minimize cost and minimize operating expense while providing a service level appropriate to the size, value, and potential value of each paid search and contextual advertising account.

iii)

The initial Spending Threshold for the United States will be set to $[*] per month, which the parties have agreed is a commercially reasonable amount in such country to distinguish accounts that would most benefit from hand selling of Paid Search Services and Contextual Advertising Services from those whose smaller spends make them more suitable customers for self-service, online purchases of Paid Search Services and Contextual Advertising Services in light of the cost associated with hand sales. A substantially similar analysis will be used to set Spending Thresholds in other countries. The initial Premium Direct Advertiser Advertiser Segment for the United States will include [*]. Prior to the first advertiser Migration Date in the United States, Yahoo! and Microsoft will review such list to identify (y) advertisers who meet the Spending Threshold or entities otherwise included by the parties in the Premium Direct Advertiser Advertiser Segment for the United States and (z) all who do not meet the criteria in (y) will be non-Premium Direct Advertisers.

iv)

Following the Commencement Date, Yahoo! and Microsoft will meet once per calendar quarter to discuss sales, sales and platform operations, and sales relationship management topics relevant to the Search Agreement. The topics discussed at such quarterly meetings will include, without limitation, (1) the respective sales services and Tier 1 Support provided by Yahoo! to Premium Direct Advertisers, the Tier 2 Support provided by Microsoft to Premium Direct Advertisers, and the acquisition, retention, sales and support provided by Microsoft to non-Premium Direct Advertisers in each country, (2) Yahoo!’s and Microsoft’s then-current sales team staffing levels for managing sales of Paid Search Services and Contextual Advertising Services to their respective Advertiser Segments in each country and any changes in staffing which may be useful to improve service to such advertisers (while preserving the objective of providing service commensurate with an advertiser’s spend level), (3) ensuring that Microsoft personnel who acquire and support non-Premium Direct Advertisers and Yahoo! personnel who acquire and support Premium Direct Advertisers accurately understand the meaning of and delineation of the Advertiser Segments for each such country and that such personnel are acting in accordance with the Search Agreement, (4) reviewing spend information related to, and the performance of, Microsoft’s and Yahoo!’s Marketing, customer acquisition, and competitive targeting initiatives in connection with the sale of paid search and contextual online advertising to advertisers, (5) identifying actual or potential points of conflict or confusion between the Microsoft and Yahoo!

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

personnel with regards to the Advertiser Segments to resolve such conflict or confusion, (6) jointly identifying and mutually agreeing upon advertisers (if any) that should be reclassified as Premium Direct Advertisers or as non-Premium Direct Advertisers in accordance with the Advertiser Segments methodology and such other methodologies as may be agreed upon by the parties that are reasonably calculated to identify Paid Search Services and Contextual Advertising Services spend potential, such as an advertiser’s potential to be positively influenced by human-assisted selling or non-human assisted marketing e.g., where there is a mutually beneficial opportunity for optimizing advertiser ROI and revenues for the Paid Search Services and Contextual Advertising Services in a cost-effective and rational manner, (7) identifying and eliminating sources of marketplace confusion about advertising products, sales processes, and support, (8) customer feedback and results of AdSat Surveys and how to improve both, (9) optimization of the marketplace (e.g., matching), and (10) discussion of and status of product roadmap and Tools.

c)

Yahoo! will draft, in good faith consultation with Microsoft, locally acceptable and commercially appropriate contract templates for Yahoo!’s sales of the Microsoft Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers and guidelines for Yahoo!’s sales team to use in connection with sales to Premium Direct Advertisers, which will be consistent with the functionality of Microsoft’s Paid Search Services and Contextual Advertising Services for the Core Platform, and the Search Agreement. Microsoft will draft, locally acceptable, lawful, and commercially appropriate contract templates for self-serve sales which will be consistent with this Search Agreement and the Search Agreement. Yahoo! (or any third party acting as the applicable sales force for Premium Direct Advertisers, as provided in this Search Agreement) will be the contracting entity for contract templates used in connection with human-oriented sales to Premium Direct Advertisers and Microsoft will be the contracting entity for contract templates used in connection with its online, self-service sales. The parties will include such commercially reasonable terms and conditions in the Search Agreement as are required to delineate their respective responsibilities to advertisers and to properly allocate associated risks. The parties anticipate that Microsoft and Yahoo! may desire a mechanism to enforce abuse of Paid Search Services and Contextual Advertising Services concerns against advertisers, including the abuse concerns set forth in Sections 13(l) of this Search Agreement, and they will jointly determine, in good faith, commercially reasonable means to address these concerns, which will be memorialized in the Search Agreement and, as applicable, in their contract templates. The parties will, subject to obtaining any necessary advertiser consent, migrate existing advertisers, where appropriate, to the contract templates created pursuant to this Section 11(c) within the Migration timeline.

d)

Yahoo!’s exclusivity under this Section 11 does not prevent Microsoft from undertaking the following actions, provided that Microsoft and its agents do not discuss optimization of specific search campaigns, book a human assisted sale or take human assisted orders for Paid Search Services or Contextual Advertising Services with Premium Direct Advertisers:

i)	Providing online chat solutions in connection with the Paid Search Services and Contextual Advertising Services for the primary purpose of selling and

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

supporting the self-serve, online advertising solution for the Paid Search Services and Contextual Advertising Services of the Core Platform;

ii)

Accepting self-service, online orders for Paid Search Services and Contextual Advertising Services of the Core Platform from non-Premium Direct Advertisers. Microsoft may accept self-serve, online orders for Paid Search Services and Contextual Advertising Services from Premium Direct Advertisers, too, as long as Microsoft does not provide human assistance to such Premium Direct Advertisers and otherwise complies with the requirements of this Section;

iii)

Providing quick launch support for its self-serve, online Paid Search Services and Contextual Advertising Services for the Core Platform, that is substantially similar to the content and functionality as of the Effective Date of the site that as of such date provides online assistance in setting up an online, self-services spend at http://advertising.microsoft.com/search-advertising;

iv)

Market the general benefits of the combined marketplace and search (including to Premium Direct Advertisers) as part of a portfolio of advertising solutions, provided that Microsoft does not engage in discussions for a sale or order with Premium Direct Advertisers for Paid Search Services and Contextual Advertising Services, does not engage in discussions about selling, optimizing, or changing a specific paid search or contextual advertising campaign with any Premium Direct Advertiser, and does not provide human (as opposed to automated) customer-specific search or contextual advertising advice;

v)	Market the overall value proposition of the combined search marketplace in conformity with this Agreement;

vi)

Telemarketing to potential non-Premium Direct Advertisers (other than Premium Direct Advertisers) to encourage them to buy Paid Search Services and Contextual Advertising Services, provided that Microsoft will actively manage any potential sales channel conflict by not calling Premium Direct Advertisers for Paid Search Services and/or Contextual Advertising Services sales. Yahoo! and Microsoft will develop a process in each country or region, as the case may be, to avoid Microsoft telemarketing to the same advertisers or potential advertisers to whom Yahoo! is making sales calls, before Microsoft initiates such calls. Microsoft will promptly refer to Yahoo! any potential Premium Direct Advertiser leads for Paid Search Services and Contextual Advertising Services discovered during the telemarketing process, and will provide Yahoo! with a monthly copy of its then-current advertiser calling lists. Yahoo! will promptly refer to Microsoft’s self-service platform any potential non-Premium Direct Advertiser leads for Paid Search Services and Contextual Advertising Services that are provided by the Premium Direct Advertiser Advertiser Segment; and

vii)	Selling and supporting advertising services other than Paid Search Services and Contextual Advertising Services (such as Microsoft’s graphical ads) to advertisers.

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

e)

For clarity, notwithstanding the foregoing, (i) if at any point during the interactions outlined above in Sections 11(d)(i)-(vii), any advertiser expresses an interest in purchasing Paid Search Services or Contextual Advertising Services through direct human assistance, or if the size of the advertiser’s campaign or spend or if the advertiser’s marketing needs suggest that there is a potential to upsell the advertiser to the spend levels consistent with the Premium Direct Advertiser segment through human advertising sales efforts, Microsoft shall promptly refer the advertiser to Yahoo! and alert Yahoo! of any such potential sales opportunity, (ii) Microsoft will provide Yahoo! with electronic access to its advertiser database in order to identify Premium Direct Advertisers that purchase Paid Search Services or Contextual Advertising Services through the self-serve, online system so that Yahoo! may follow up on any potential opportunities to secure additional spend through human interaction, and (iii) Microsoft shall be prohibited from discussing specific search advertising performance with Premium Direct Advertisers other than to facilitate the sale of other advertising. Additionally, notwithstanding the provisions of Sections 11(d)(i)-(vii) above, Microsoft will represent Yahoo! to Premium Direct Advertisers as the exclusive human-assisted sales force for Paid Search Services and Contextual Advertising Services, and (unless otherwise provided for, and solely to the extent and under the circumstances expressly authorized, in the Search Agreement) in no event will Microsoft undertake such Yahoo!-exclusive functions.

f)	Sales Training and Market Education.

i)

In connection with Yahoo!’s exclusive sales rights for Premium Direct Advertisers, Microsoft and Yahoo! will educate and train their respective sales’ force regarding (1) the scope of Yahoo!’s exclusive rights relative to Premium Direct Advertisers, (2) appropriate messaging to Premium Direct Advertisers for referring potential Premium Direct Advertisers to Yahoo! (which messaging must be agreed upon between Yahoo! and Microsoft), (3) the Advertiser Segments, and (4) messaging and communications (including the agreed upon branding of the combined marketplace) consistent with this Search Agreement.

ii)

As soon as permissible by applicable law, Microsoft and Yahoo! will jointly develop and deliver communications materials to be shared with the advertising industry describing the parties’ relationship under the Search Agreement, including transparency around the Migration schedule and process. Yahoo! and Microsoft will, within [*] after the Commencement Date, jointly communicate with at least the top [*] global Premium Direct Advertisers by paid search and contextual advertising spend as determined by the parties to explain the benefits of the Search Agreement for advertisers, communicate the scope of each of Yahoo!’s and Microsoft’s advertising sales and support services, answer advertiser questions, and share the jointly developed communications materials. Such process will include a second joint engagement with such agreed Premium Direct Advertisers within [*] prior to the scheduled advertiser Migration in each country to communicate post-Migration roles and responsibilities. The parties will coordinate their top advertiser list for such joint visits and will create a process for reporting the results of such joint visits to the Relationship Managers for collective or individual company follow up (as appropriate) on issues that may require clarification.

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

iii)

Microsoft and Yahoo! will agree on a senior sales management escalation process for their employees, contractors, and agents who repeatedly violate the exclusive rights under this Search Agreement and who deviate in a material way from the agreed-upon marketing communications to advertisers, and senior management of each company will take such disciplinary action(s) against such employees, contractors, and agents of such company as such company’s senior management team deems reasonably appropriate to address the problem.

12.	SALES TOOLS: DEVELOPMENT; PERFORMANCE

a)	Both parties will:

i)

Continue to support their own independent customer relationship management (CRM) systems, which will not be considered Sales Tools. Microsoft and Yahoo! will create an interface for the efficient and timely exchange of CRM Data between the parties following Migration, as required by this Search Agreement. Microsoft and Yahoo! will define the interface for exchanging CRM Data between the respective Microsoft and Yahoo! CRM systems, including a customer ID mapping mechanism, and each party will be responsible for implementing functionality within its own systems accordingly. For example, when Microsoft identifies human-assisted sales opportunities in its CRM systems for paid search and contextual advertising as set forth in this Search Agreement, Microsoft will pass these sales opportunities to Yahoo!’s CRM system via the agreed upon interface. For human-assisted sales opportunities not in Microsoft’s CRM system, the parties will agree upon other protocols for Microsoft to pass such opportunities to Yahoo! to pursue.

ii)

Work together as part of the Migration process to migrate and transition their paid search and contextual advertising advertiser account data between their respective systems (e.g., CRM data for paid search and contextual advertising records exchange, account mapping for invoicing). For example,

(1)	Microsoft will be responsible for providing Yahoo! with information on what data should be passed from Yahoo!’s Panama system into the Core Platform and the schema for such data;

(2)	Yahoo! will be responsible for providing a mechanism to convert the data in its Panama system to this schema; and

(3)

The parties will work together to develop the appropriate migration tools to schedule and execute the migration of data in accordance with the migration schedule. In particular, Yahoo! would be responsible for developing the portions of the tools that interface primarily with Yahoo!’s Panama system and Microsoft would be responsible for developing the portions that interface with the Core Platform.

iii)	Be responsible for cooperating with the other to effectuate a smooth, timely Migration and transition that seeks to minimize impact on participation and spend in the combined marketplace.

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

iv)

Agree within [*] after the Commencement date a process for Migration, including making mutually agreed changes to the Microsoft’s Migration schedule in a country as necessary to ensure efficient and high quality service of account needs and maintaining account satisfaction levels, as well as an initial plan for the necessary tools and functionality in the Marketplace Tools, Core Platform API, customer support tools, and Sales Tools necessary for a successful Migration.

v)

Work together to define a common integration and handoff mechanism between their Tier 1 Support and Tier 2 Support systems per the parties’ respective responsibilities outlined in Sections 12(b)(iii) and 12(c)(i) below.

b)	Microsoft will:

i)

Appropriately staff and manage a development team for the Core Platform API’s, the Marketplace Tools, and Tier 2 Customer Support Tools, all as part of the Core Platform as part of Microsoft’s obligations under Section 2(e).

ii)	Develop, deploy, maintain and improve its Sales Tools to support non-Premium Direct Advertisers.

iii)

Develop, deploy, maintain and improve Tier 2 Customer Support Tools to provide support for Premium Direct Advertisers and non-Premium Direct Advertisers. Prior to Migration, Yahoo! will continue to provide Tier 2 Support for its accounts, but once an advertiser is migrated Microsoft will provide Tier 2 Support for that advertiser. The initial Tier 2 Customer Support Tools will be based on Microsoft’s existing Tier 2 support tools. Yahoo! and Microsoft will work together to ensure Microsoft’s Tier 2 support tools are enhanced (if necessary) into a state in which Microsoft can take full Tier 2 Support. This will involve a multiple step process in which Yahoo! first shares its Tier 2 Customer Support Tools practices with Microsoft, and Microsoft may consider developing potential enhancements as a result.

iv)

Develop, deploy, maintain and improve the Marketplace Tools and Core Platform APIs as part of the Core Platform. The Marketplace Tools and Core Platform APIs made available to Yahoo! and all third parties selling for Yahoo! under the Search Agreement will be at all times be the most robust versions of the Marketplace Tools and Core Platform APIs made available for Microsoft’s Paid Search Services and Contextual Advertising Services, including, without limitation in terms of user interface, access and visibility into an advertiser’s account and all resulting data for advertisements and campaigns managed by Microsoft’s Paid Search Services and Contextual Advertising Services. Yahoo! and all third parties selling for Yahoo! (who agree to Microsoft’s commercially reasonable, generally applicable access requirements, which will not conflict with and will not be inconsistent with the Search Agreement, including the parity provisions, and which will not impose any financial or significant operational obligations) will have the same rights with respect to access (or date of access) and ability to utilize features and functionality of the Marketplace Tools and Core

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Platform APIs as are provided for other sales channels, including those internal to Microsoft.

v)

Develop, deploy, maintain and improve Sales Reporting functionality within the Core Platform to support the combined advertiser marketplace for both Yahoo! and Microsoft. Such Sales Reporting functionality will provide reasonable information to enable Yahoo! to perform its sales and support obligations for Premium Direct Advertisers under this Search Agreement as well as comply with its regulatory and legal requirements. Yahoo! will have the ability to access and use the Sales Reporting data from Microsoft to conduct its own custom analysis and reporting should Yahoo! desire to do so. For all of (a), (b), and (c) in the definition of Sales Reporting, Microsoft will endeavor to provide accounts migrated in the middle of reporting periods all the reporting that they are accustomed to on Yahoo!’s Panama system. After Migration, Microsoft will take over full support of Sales Reporting functionality as part of the Core Platform.

vi)	Test and validate all Core Platform APIs in accordance with Microsoft’s standard internal process to promote compatibility with all of the tools referenced in this Section.

vii)

With respect to the Marketplace Tools, Core Platform APIs, and the Sales Reporting functionality enabled by the Core Platform, Microsoft will provide Yahoo! with the same treatment, the same level of visibility into product roadmaps, and allow Yahoo! to provide the same level of input into the feature prioritization process as described in Section 1(b)(v) for the rest of the features of the Services.

viii)

Provide, at its own expense, timely in person “train the trainer” and or web-based training for all geographies and all applicable languages on (a) the Marketplace Tools, Core Platform APIs and Core Platform to Yahoo!’s sales, sales operations, sales support, marketplace, and account management teams of sufficient comprehensiveness to enable them to properly support Premium Direct Advertisers and (b) the Core Platform APIs, Marketplace Tools, and Core Platform functionalities to Yahoo!’s teams that develop Sales Tools that is of sufficient comprehensiveness to enable such development in accordance with the Schedule.

ix)	Develop, maintain, and improve the Core Platform.

c)	Yahoo! will:

i)

Develop, deploy, and maintain Sales Tools and Tier 1 Customer Support Tools to support Premium Direct Advertisers. As of the Effective Date, both Yahoo! and Microsoft have different sales tools supporting their respective platforms. Prior to and throughout Migration Yahoo! and Microsoft will work together to enhance Yahoo!’s current sales tools. This will involve a multiple step process in which Microsoft first shares its sales tools with Yahoo!, and Yahoo! may consider developing potential enhancements as a result. Yahoo! will staff its own team to create and maintain the Sales Tools and Tier 1 Customer Support Tools to

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

support Premium Direct Advertisers. Yahoo! will develop its Sales Tools and Tier 1 Customer Support Tools based upon the adCenter Tools APIs. After Migration, Yahoo! will take over full support of Sales Tools and Tier 1 Customer Support Tools. Microsoft will continue to have full responsibility for the Tools APIs that enable programmatic access to the Core Platform.

d)

To perform its sales and account management responsibilities under this Agreement, Yahoo! is dependent upon Microsoft to satisfy its obligations relating to Marketplace Tools Core Platform APIs, the delivery of Tier 2 Services, and the Core Platform in accordance with the Schedule and the requirements of this Search Agreement.

13.	ADVERTISING ROLES AND RESPONSIBILITIES

a)

Except as otherwise set forth in Section 17 of this Search Agreement, Yahoo! will perform all Paid Search Services and Contextual Advertising Services sales and sales functions, account management and Tier 1 Services (but not Tier 2 Services), in connection with Premium Direct Advertisers. Yahoo! will provide Tier 1 Services at least at the same level as the service levels it provides Tier 1 Services to Yahoo!’s field and mid-tier category advertisers, as applicable, as of the effective date of this Search Agreement.

b)

Microsoft will perform all order facilitation, account management and support functions to non-Premium Direct Advertisers. Microsoft will provide platform and Tier 2 Services for all advertisers. For clarity, for the Microsoft Paid Search Services and Algorithmic Search Services, however, all communications related to Paid Search Services and Contextual Advertising Services with Premium Direct Advertisers will be by Yahoo!, except for technical and other Tier 2 Services at the request of Yahoo!. Microsoft will provide Tier 2 Services at least at the same level as the service levels it provides such services to Microsoft’s internal teams or Microsoft’s own advertisers on Microsoft O&O Properties, whichever is greater.

c)

Microsoft and Yahoo! will establish in the Search Agreement and will adapt and maintain and improve throughout the term a regular and efficient process for the engagement between Yahoo! Advertiser account management teams and Microsoft’s marketplace teams to minimize friction with the goal of ensuring a superior experience for advertisers. This process will address appropriate communication and mutually agreed upon timely issue resolution for advertiser complaints, fraud and abuse reporting, optimization, and lawful Editorial review policies.

d)

Microsoft will provide campaign Editorial review services for advertisements submitted for Paid Search Services and Contextual Advertising Services. Microsoft’s level, speed and quality of campaign Editorial review services for Yahoo! shall at least be the level of review, responsiveness, and quality of review, and speed of campaign Editorial review services provided by Microsoft’s internal team to Microsoft for Microsoft O&O.

e)

Microsoft will provide Yahoo! with both initial and ongoing sales training, including “train the trainer” training, on the Core Platform and its capabilities, as well as supporting sales collateral, messaging, and other documentation required to effectively position,

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

represent, and sell Paid Search Services and Contextual Advertising products to Premium Direct Advertisers.

f)	The Search Agreement will include a more detailed allocation of roles and responsibilities between Microsoft and Yahoo! for support functions set forth above.

g)

Both Microsoft and Yahoo! will be entitled, consistent with applicable laws and their pre-existing contractual commitments with advertisers, to have equal access to and use of all Advertiser Data. “Advertiser Data” means all (1) contact information for advertisers who purchase Paid Search Services and Contextual Advertising Services from Microsoft’s Core Platform and Yahoo!’s Panama system (“CRM Data”), (2) aggregated Paid Search Services and Contextual Advertising Services data related to such advertisers’ paid search and contextual advertising campaigns and their historical performance, including all such aggregated data in the Core Platform and Panama, (3) marketplace health data (keyword, impressions, clicks, conversions, prices, etc.), (4) Yahoo! Syndication Partner data (source, impressions, clicks, conversions, traffic quality, PPC, etc.) (to the extent permitted under such Syndication Partner agreements), and (5) advertiser performance (advertiser, campaigns, bids, impressions, clicks, conversions, PPC, budgets, etc.). Notwithstanding the foregoing, Advertiser Data does not include (A) information about advertisers and their campaigns outside of Paid Search Services and Contextual Advertising Services, (B) information (even if captured in their CRMs) regarding how Microsoft or Yahoo! is handling a specific advertiser, strategies regarding such advertiser, the representatives assigned to such account (including but not limited to account managers, account executives, and sales specialists), (C) marketing, sales, or other insights derived by either company from their analysis of Advertiser Data internally or through third parties, except such aggregate information that is obtainable through each party’s Sales Tools, and (D) process and status information regarding such advertiser and that advertiser’s Paid Search Services and Contextual Advertising Services advertising campaigns. To the extent that any data that Yahoo! is required to disclose to Microsoft under this Section is not available in Yahoo!’s online Panama systems but is available Yahoo!’s offline backup systems, Yahoo! will disclose the existence of such data to Microsoft (including the nature and the age of such data), Microsoft will have the option of having such data retrieved at Microsoft’s expense, and Yahoo! will reasonably cooperate in such retrieval process. Yahoo! Resellers and Microsoft Resellers and agencies may access and use Advertiser Data solely as necessary to sell and manage Microsoft’s Paid Search Services and Contextual Advertising Services to advertisers. Both Yahoo! and Microsoft will make reasonable efforts to effectuate, including inserting appropriate provisions into advertiser, agency, and Reseller agreements, the exchange of Advertiser Data contemplated by this Section and to conform their contracts and policies to permit it.

h)

The parties will share via online access any response to RFPs solely to the extent that such RFPs are for Paid Search Services and Contextual Advertising Services, and the associated pipeline, and stage of closure. A party may use such RFP-related information in connection with such party’s advertising sales efforts as permitted by this Search Agreement.

i)	Microsoft will be responsible for developing and managing a creative acceptance policy for advertisements submitted for Paid Search Services and Contextual Advertising

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Services on a network-wide basis, which will not discriminate against Yahoo! Properties (i.e., the policies will not have different standards for Yahoo! Properties than for other properties in the network unless (1) the parties agree otherwise in writing, or (2) Yahoo! has accepted legal obligations to restrict the display of advertising permitted to be shown on the Yahoo! Properties as described in the next sentence). In developing the foregoing policy, Microsoft will provide for any legal obligations with respect to the creative permitted to be shown on the Yahoo! Properties that may have been imposed on Yahoo! prior to the parties entering into the Definitive Agreements which obligations will be specified in an exhibit to the Definitive Agreement. Yahoo! shall have the right to propose changes to the creative acceptance policy described in this Section 13(i) and Microsoft agrees to consider such changes in good faith. Either party will also have the right, at any time, not to display advertisements on such party’s properties within the Paid Search Services and Contextual Advertising Services that do not comply with such party’s own creative policies.

j)

Yahoo! may sell Paid Listings into the Core Platform that do not comply with Microsoft’s creative acceptance policy. As between Microsoft and Yahoo!, Yahoo! will be responsible for all liabilities relating to the nature of the content of such Paid Listings.

k)	Yahoo! will notify Microsoft prior to engaging non-Premium Direct Advertisers who Yahoo! has identified as potential Premium Direct Advertisers.

l)

The parties will define such contractual and operational mechanisms as are commercially reasonable, feasible, and appropriate to enable Yahoo! to identify and take such action as it deems appropriate against advertisers who are in default on a payment obligation for human-sold Paid Search Services and/or Contextual Advertising Services. The parties will define such contractual and operational mechanisms as are commercially reasonable, feasible, and appropriate to enable Microsoft to identify and to take such action as it deems appropriate against advertisers who (1) are suspected of conducting fraudulent acts in connection with such services, or (2) engaging in other unlawful or destructive online activities that may materially harm Microsoft O&O Properties. The parties will meet periodically to discuss such other potential contractual and operational mechanisms as are commercially reasonable, feasible and mutually beneficial, and appropriate that they may take to facilitate implementation of the Definitive Agreements.

14.	MARKETING

a)

Yahoo! and Microsoft will each conduct Marketing independently to their respective Advertiser Segments (Premium Direct Advertisers for Yahoo!, non-Premium Direct for Microsoft) but will also ensure that their respective Marketing communications for the Microsoft Paid Search Services and Contextual Advertising Services to search advertisers, industry associations, industry experts and industry influencers and positioning in search advertising events are consistent with each company’s roles under this Search Agreement.

b)

Yahoo! and Microsoft will collaborate to establish mutually agreed upon umbrella Marketing messaging regarding the capabilities and benefits of their combined marketplace for Paid Search Services and Contextual Advertising Services; provided, however, [*]. Yahoo! and Microsoft will work together to establish Marketing messages

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and value propositions that describe each company’s respective role under their agreements and how they work together for the benefit of advertisers and consumers.

c)

Yahoo! and Microsoft will market the Microsoft Paid Search Services and Contextual Advertising Services within the requirements of their own brand standards and style guides, but will share their respective Marketing materials to the extent necessary to ensure consistency of their messages and compliance to their shared objectives. A party will comply with the other party’s generally applicable guidelines for the use of such party’s intellectual property (i.e., trademarks, logos, copyrighted material) when creating Marketing communications, except to the extent that such guidelines purport to amend or to modify negotiated provisions or rights under the Search Agreement.

d)

Both parties shall have the right to conduct Marketing for Paid Search Services and Contextual Advertising Services consistent with the Search Agreement and in a manner consistent with such mutually agreed upon marketing message and value proposition; provided, however, that any such marketing efforts by Microsoft shall be consistent with Section 11.

e)

Except as otherwise set forth in this Search Agreement, Yahoo! will be solely responsible for Marketing Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers. Microsoft and Yahoo! will coordinate Marketing events, trade shows, telemarketing, work with industry consortiums, and Marketing activities that describe the value propositions of Paid Search Services and Contextual Advertising Services primarily to Premium Direct Advertisers in order to avoid advertiser confusion regarding roles and responsibilities under this Search Agreement. Except as otherwise set forth and as provided in this Search Agreement, Microsoft will not conduct Marketing of Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers.

f)

Microsoft will be responsible for Marketing Paid Search Services and Contextual Advertising Services to non-Premium Direct Advertisers in accordance with the terms and conditions of this Search Agreement.

g)

Microsoft and Yahoo! will discuss potential opportunities to collaborate in Marketing activities for Paid Search Services and Contextual Advertising Services, including promotions, incentives, advertising, and other forms of general marketing to both Premium Direct Advertisers and non-Premium Direct Advertisers. Microsoft and Yahoo! will discuss potential opportunities for collaborating in budgets and other means for jointly supporting each other’s activities. Neither company is required to participate in each other’s Marketing activities.

h)

Any violations by either company of their respective roles in Marketing will first be handled by escalation to the other company’s Relationship Manager to seek resolution through mutually agreed upon changes. If resolution is not deemed satisfactory, issues may then follow executive escalation and arbitration processes.

i)

The parties will incorporate into the Search Agreement a commercially reasonable spend commitments for Microsoft to promote Paid Search Services and Contextual Advertising Services to non-Premium Direct Advertisers generally in each country and for customer acquisition and retention Marketing. Such spend will take into consideration market

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opportunity (e.g., total market size, growth rates, macro trends) and Microsoft’s past marketing practices for similar customer acquisition and retention activity. For clarity, customer acquisition Marketing means direct outreach campaigns created and executed with the specific intent of converting non-Premium Direct Advertisers to spend on the Microsoft Paid Search and Contextual Advertising Services. Microsoft will additionally demonstrate a good faith, continuous commitment to increasing the number of active non-Premium Direct Advertisers utilizing the Microsoft Paid Search and Contextual Advertising Services in each country during the Term.

15.	RESELLERS

a)

Yahoo! may select and use third parties such as sales houses, Resellers, call centers, Yahoo! joint ventures, or other sales agents that Yahoo! reasonably believes are capable of performing its Paid Search Services and Contextual Advertising Services sales functions in accordance with this agreement. Subject to the terms and conditions set forth in this Search Agreement, these third parties may supplement Yahoo!’s own sales efforts or may act as Yahoo!’s designated sales force for such countries, in Yahoo!’s discretion. For clarity, Yahoo! (i) is responsible for all Reseller commissions and fees, and (ii) may not deduct such commissions and fees from gross billings received by Premium Direct Advertisers for the purposes of calculating Net Revenue.

b)

Microsoft will work with such third parties to provide technical integration services and technical training and Yahoo! will be responsible for non-technical integration (i.e., account management, sales and marketing training). To maximize the value of such training and to minimize the demand on such third parties’ time, the parties will collaborate in good faith to determine whether it is appropriate to conduct joint or date-coordinated training sessions. In each country, for Resellers of either party that currently, or in the future, sell to both Premium Direct and non-Premium Direct Advertisers, Yahoo! will work with such advertisers in connection with sales made through human outreach and Microsoft will work with such advertisers in connection with API support and sales made through self-service, online sales.

c)

The Search Agreement will set forth a mutually agreed upon, commercially reasonable process for expeditiously transitioning existing Microsoft Resellers to Yahoo! for human-oriented sales of Paid Search Services and Contextual Advertising Services prior to any Migration Date; however, Yahoo! and Microsoft will not be obligated to assume any prior debts or pre-existing payment or defense obligations of the other party in connection with such Reseller relationships as a result of such transfer. Yahoo! will be responsible for training Resellers; provided that Microsoft is responsible for any reseller training related to Paid Search Services and Contextual Advertising Services platform technology.

d)	Yahoo! is the exclusive human-outreach seller of Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers as provided in Section 11(a); provided, however that:

i)

If, at any time, Yahoo! exits (other than in favor of a Yahoo! corporate affiliate, joint venture, subsidiary, or sales agency) human-outreach sales for Paid Search Services and Contextual Advertising Services for Premium Direct Advertisers in

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a country, then Yahoo! will select a replacement based upon a replacement candidate’s local online inventory sales force for such country, its local sales force’s relative and relevant online advertising industry experience generally and in country, sales force size, professional reputation and quality of sales staff, cost of service and commitment level, its familiarity with and its direct experience with Premium Direct Advertisers in that country, and its sales resources in that country. If Microsoft’s sales force in such country is substantially similar to or better than (considering all of such factors) the leading third party candidate, than Yahoo! will select Microsoft as the replacement and Microsoft will become the exclusive sales agent for human-outreach enabled sales of Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers in such country; provided that Yahoo! is not legally prohibited from selecting Microsoft to perform this function (provided further, however, that Yahoo! will not include as a term in any Reseller contract a provision that precludes Microsoft from becoming Yahoo!’s sales agent). When acting as a selling agent pursuant to this Section, the selected sales agent will be bound by the same requirements and limitations that govern Yahoo! when Yahoo! serves as the exclusive sales agent under the Search Agreement. Yahoo! may elect to resume its exclusive sales responsibilities in such country, upon [*] written notice to the selected sales agent (effective no sooner than [*] after the date that the sales agent’s sales force first begins to sell for Yahoo! in such country), unless that sales force does not begin to conduct human-outreach sales in such country within a commercially reasonable time after the scheduled date or is failing to perform to the requirements of this Agreement, in which case Yahoo! will provide notice at least [*] before resuming its exclusive sales responsibility.

ii)

If as measured over any consecutive [*] period (or [*] period in countries where Yahoo! is selling Paid Search Services and Contextual Advertising Services for the first time) during the Term in which Yahoo! is the exclusive human-outreach seller of Paid Search and Contextual Ad Services to Premium Direct Advertisers in a country, the majority of revenues derived from human-outreach sales of Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers in such country are sold via a single third party Yahoo! partner (excluding Yahoo! joint ventures, sales agencies, and subsidiaries), and Yahoo! has not formally selected that party to source all human-outreach enabled Paid Search and Contextual Advertising sales revenues from Premium Direct Advertisers in such country pursuant to Section 15(d)(i) then Microsoft may escalate the situation to the Executive Steering Committee. If Yahoo! wishes to continue as the exclusive human outreach sales agent for sales of the Paid Search and Contextual Advertising Services to Premium Direct Advertisers in such country, then the Executive Steering Committee will allow Yahoo! a reasonable amount of time to ensure that the majority of revenues derived from human-outreach sales of Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers in such country are no longer sold via a single third party and, if Yahoo! fails to do so, Microsoft may pursue arbitration. Alternatively, Yahoo! may elect to initiate a process to select a third party selling entity pursuant to Section 15(d)(i).

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iii)

For clarity in this Section 15(d), sales referrals to the Core Platform made by Yahoo! through self-service online means do not constitute human-outreach sales. When acting as the exclusive selling agent for Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers in a country pursuant to the Search Agreement, Microsoft will be bound by the same requirements and limitations that govern Yahoo! when Yahoo! serves as that exclusive sales agent under the Search Agreement; however, Microsoft may not use a third party to sell a majority of Paid Search Services and Contextual Advertising Services to Premium Direct Advertisers in a country when Microsoft assumes Yahoo!’s sales exclusivity under the Search Agreement.

e)

Yahoo! could elect to resume its exclusive sales responsibilities in such country, upon [*] written notice to Microsoft (effective no sooner than [*] after the date that Microsoft’s sales force first begins to sell for Yahoo! in such country), unless Microsoft’s sales force does not begin to conduct human-outreach sales in such country within a commercially reasonable time after the scheduled date upon which it was to commence exclusive sales, in which case Yahoo! may immediately escalate to the Executive Steering Committee and arbitrate to either compel Microsoft to commence selling or to restore Yahoo! as the exclusive sales force for Paid Search Services and Contextual Advertising Services sales to Premium Direct Advertisers in such country. When acting as a selling agent pursuant to this Section, Microsoft will be bound by the same requirements and limitations that govern Yahoo! when Yahoo! serves as the exclusive sales agent under this Search Agreement.

f)

Microsoft represents and warrants to Yahoo! that as of the Effective Date hereof, in United Kingdom, France, Taiwan, Canada, United States, and Singapore, Microsoft has no exclusive Reseller agreements or other contractual agreements that materially conflict with the exclusive rights and privileges granted to Yahoo! under this Agreement. In all markets, Microsoft and its subsidiaries, and joint ventures (“Microsoft Entities”) will not enter into, renew, or allow to auto-renew such materially conflicting agreements. If, at any time, the Microsoft Entities do have an exclusive reseller arrangements or other contractual arrangements in a country that would materially conflict with the exclusive rights and privileges granted to Yahoo! under this Search Agreement, then Microsoft will disclose the existence and duration of such reseller arrangements to Yahoo! promptly, and the nature of the conflict, and will collaborate in good faith to move those relationships to Yahoo! or to terminate the conflicting relationship as soon as practicable without penalty.

g)

Notwithstanding anything to the contrary in this Agreement, Yahoo! may outsource the operation of one or more Yahoo! Properties (excluding the Yahoo! home page and any Web pages dedicated primarily to Algorithmic Search Services) to third parties which are otherwise contractually bound to use a search ads offering in connection with such Property that competes with the Paid Search Services and Contextual Advertising Services, provided that Yahoo! uses good faith efforts to persuade such third party to switch to Microsoft’s Paid Search Services and Contextual Advertising Services as soon as such search advertising agreement expires or is terminable without penalty and further provided that Yahoo! does not deliberately seek out partners with such conflicts for the purpose of intentionally frustrating or circumventing its obligations to Microsoft under the Search Agreement.

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h)

Microsoft understands and agrees that Yahoo! Resellers, such as newspaper and yellow pages sales forces, by their nature, engage in human-outreach sales to non-Premium Direct Advertisers; provided that the parties will work together to try to minimize any negative impact on the advertiser experience.

16.	YAHOO!’S PERFORMANCE COMMITMENTS FOR PREMIUM DIRECT ADVERTISERS

a)

During the Term, following the first Migration Date for a Premium Direct Advertiser in each Region, Yahoo! will maintain at least the following sales and account management resources with roles and responsibilities that include sales and servicing for Premium Direct Advertisers to help support human-outreach sales of Paid Search Services and Contextual Advertising Services for each Region: North America: [*] people, Europe: [*] people, Asia Pacific: [*] people, Emerging Markets: [*] people (collectively, the “Regional Commitments” and individually, each a “Regional Commitment”). Yahoo! is responsible for all sales staffing decisions for country-level sales support; provided, however that Yahoo!’s staffing decisions with respect to a country will reasonably relate to the combined Microsoft and Yahoo! revenue opportunity in such country. For clarity, Yahoo! may adjust the allocation of Regional sales support between Regions and between countries in such Region during the Term as Yahoo! deems reasonably appropriate given emerging Regional opportunities/declines, sales process efficiency improvements, Yahoo! AdSat Levels, and other factors relevant to potential opportunities or economic conditions, as long as Yahoo! maintains the Regional Commitments. The Regional Commitments may collectively or individually be lowered by joint agreement, and they will be so lowered if the parties decide to scale back sales activities for Paid Search Services or Contextual Advertising Services to Premium Direct Advertisers in a Region, if economic conditions or competition levels in one or more Regions mitigates the need for maintaining the Regional Commitment(s) there, or if efficiency and productivity gains demonstrate that fewer resources are needed to maintain human outreach sales for a Region. Microsoft will determine minimum staffing levels for Tier 2 support of Premium Direct Advertisers that reasonably relate to market opportunity.

b)

Yahoo! and Microsoft will mutually agree upon an empirically valid advertiser satisfaction survey methodology that will be used [*] by a mutually agreed upon third party research firm to measure advertiser satisfaction among customers of the Paid Search Services and Contextual Advertising Services by country, by Region, and by category (the “AdSat Survey”). The parties will construct the content of the AdSat Survey so that it fairly, reliably, and consistently measures and distinguishes Yahoo!’s Tier 1 Services support, sales outreach, and Premium Direct Advertiser Advertiser Segment relationships for Paid Search Services and Contextual Advertising Services (“Yahoo! AdSat Level”) from Microsoft’s Tier 2 Services support to Premium Direct Advertisers and the non-Premium Direct Advertiser Advertiser Segment, and Microsoft’s responsibilities for the Core Platform and Microsoft-developed Tools (“Microsoft AdSat Level”). The parties recognize that advertiser sales satisfaction levels are highly dependent on platform performance and Tier 2 Services support levels, and the third party performing the AdSat Survey will take measures so as not to penalize Yahoo! for any actions or inactions of Microsoft. Microsoft will pay for these joint AdSat Surveys. After execution of the Definitive Agreement, [*] before the first Migration Date, the third party research firm will use the agreed upon survey methodology to survey an agreed upon statistically significant and statistically representative (considering all geographies

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

and market categories of the Microsoft Paid Search and Contextual Advertising Services) sample of advertisers (including Premium Direct Advertisers and non-Premium Direct Advertisers) to measure their satisfaction levels (as relevant to each party) on a semi-annual basis. These satisfaction levels will constitute the “Yahoo! Benchmarks” and the “Microsoft Benchmarks”, as applicable. Following the first Migration Date, the third party research firm will repeat the survey and will compare the results against the Yahoo! Benchmarks and the Microsoft Benchmarks, taking measures to eliminate bias based upon the other party’s performance. An average, then-current AdSat Level performance of a party in the AdSat Survey that is [*] percent or more unfavorable than the lowest [*] measurement during the applicable Benchmarks for [*] consecutive AdSat Surveys is an “AdSat Escalation Event”. For clarity, the performing party is not required to wait [*] before enforcing any other rights and remedies that it may have against the non-performing party’s failure to meet performance levels under this Agreement.

c)

Yahoo! will ensure that Yahoo! sales professionals will be available in each Region to handle incoming referrals of Premium Direct Advertisers from Microsoft’s digital advertising sales team during ordinary business hours where such Yahoo! sales professionals are located. In the Search Agreement, Microsoft and Yahoo! will agree on a reasonable SLA for responding to Microsoft referrals of Premium Direct Advertisers, as well as a senior sales management escalation process within each company to address (as such company reasonably deems appropriate), employees, contractors, and agents who repeatedly violate the obligations set forth in this Section.

d)

Yahoo! shall promote Microsoft’s Paid Search Services platform on Yahoo!’s own site through Yahoo!-designated text links at locations determined by Yahoo! using the methodologies that Yahoo! uses to determine how and when to promote paid search placements as of the Effective Date. Microsoft will describe the benefits of the combined marketplace on its online advertising web site and will promote human sales of Microsoft’s Paid Search Services and Contextual Advertising Services through text links at locations determined by Microsoft consistent with the methodologies Microsoft uses to determine how and when to promote such placements as of the Effective Date.

e)

If either Microsoft or Yahoo! is subject to an AdSat Escalation Event, the arbitrators may impose additional staffing requirements commensurate with the parties’ objective of optimizing revenue, minimizing cost and operating expense while providing a service level appropriate to the size, value, and potential value of each Microsoft Paid Search Services and Contextual Advertising Services account, require a party to fix its tools, or grant such other relief (other than monetary relief that is claimed for the trigger of an AdSat Event under Section 16(b), but without limiting monetary relief that may be available for the underlying causes of such event) as a party requests or as the arbitrators deem appropriate.

17.	MICROSOFT’S RIGHT TO TERMINATE SALES EXCLUSIVITY FOR PREMIUM DIRECT ADVERTISERS

a)

On the fifth anniversary of the Commencement Date, Microsoft will have an option to terminate Yahoo!’s sales exclusivity for Premium Direct Advertisers upon 30 days notice to Yahoo!. Should Microsoft exercise this option, the Rev Share Rate will change to 93% effective as of the fifth anniversary of the Commencement Date.

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[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

b)

Should Microsoft elect to terminate Yahoo!’s sales exclusivity for Premium Direct Advertisers pursuant to section 17(a), Yahoo! may elect to claim back the sales exclusivity for Premium Direct Advertisers but the Rev Share Rate will then be reduced to 83% effective as of the fifth anniversary of the Commencement Date. If Yahoo! does not exercise this election within 14 days after receiving Microsoft notice, Microsoft’s option is effective and the exclusivity is terminated.

c)	If Microsoft does not exercise the option under Section 17(a), the Rev Share Rate will change to 90% effective as of the fifth anniversary of the Commencement Date.

d)

For clarification, termination of Yahoo!’s sales exclusivity for Premium Direct Advertisers as set forth in Section 17(a) will not terminate Yahoo!’s ability to do hand sales and accept orders from Premium Direct Advertisers; rather, it means that Microsoft will also have the right to sell to, and accept orders from, these Premium Direct Advertisers. The parties will work together to develop, policies, procedures and enforcement mechanisms to ensure that during any period of non-exclusivity for Premium Direct Advertisers, each of Microsoft’s and Yahoo!’s sales forces will be able to compete for sales to Premium Direct Advertisers on an unbiased level playing field, meaning (at a minimum) access to and visibility into paid search and contextual advertising accounts and account information, ability to book and reserve inventory, the same Sales Reporting tools, Marketplace Tools, and campaign optimization functionalities substantially as set forth for Yahoo!’s exclusivity in this Search Agreement.

e)

If Yahoo! materially breaches its Section 16(a) obligations in a country, or if Yahoo! is subject to an AdSat Escalation Event, then if such breaches are continuing after written notice thereof to Yahoo! by Microsoft and a reasonable opportunity to cure (but no less than a 60-day cure period for a breach of 16(a)), and Microsoft is performing to its required AdSat Levels for Tier 1 Services for non-Premium Direct Advertisers and for Tier 2 Services and platform functionality for Premium Direct Advertisers in such country and its marketing spend obligations in Section 14(i), Microsoft will not have a termination right therefore, however, the parties will escalate the matter to the Executive Steering Committee, and to arbitration as provided in the Search Agreement if not resolved through such escalation. An arbitrator ruling in favor of Microsoft may, among all other options specific to such country only (except money damages in the event of a failure to perform in connection with an AdSat Escalation event), require Yahoo! to meet staffing levels required by this Search Agreement, or choose to grant Microsoft the opportunity to be Yahoo!’s exclusive third party reseller of Paid Search Services and Contextual Advertising Services solely in that country, with costs of such operations being at Microsoft’s expense, provided that (i) Microsoft’s local online inventory sales force for such country, Microsoft’s local sales force’s relative and relevant online advertising industry experience generally and in country, that sales force’s size, professional reputation and quality of sales staff, its cost of service and commitment level, its familiarity with and its direct experience with Premium Direct Advertisers in that country, and its sales resources in that country are or reasonably will be substantially similar (considering all of the preceding factors) to other third party sales forces in country within [*] of the decision date, and (ii) Microsoft is not legally prohibited from performing this function; provided that Yahoo! will not include as a provision in its third party contracts a term that precludes Yahoo! from engaging Microsoft as a sales agent.

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Should the arbitrator grant and Microsoft accept such an option, Microsoft will be bound by the same requirements and limitations that governed Yahoo! when serving as the exclusive sales agent under this Search Agreement, including (without limitation), Section 15(d)(iii). Yahoo! may reclaim its sales exclusivity in the affected country after [*] by delivering [*] notice to Microsoft or any arbitrator-selected reseller at any time before or after the expiration of such [*] period.

18.	EXECUTIVE ESCALATION; DISPUTE RESOLUTION

a)

In the event either party determines that an issue arising in connection with the Search Agreement requires formal discussion between the parties, such party will notify the other party’s Relationship Manager in writing. As soon as reasonably possible following receipt of such notice, the Relationship Managers will meet to discuss such issue. If the Relationship Managers have not resolved such issue or issues within seven days following receipt of such notice, either Relationship Manager may escalate the issue to the Executive Steering Committee. The Executive Steering Committee will work together in good faith to resolve such issue or issues within 30 days following receipt of notice from a Relationship Manager; provided that the Definitive Agreements will identify certain types of important, time-sensitive issues with respect to which any Executive Steering Committee member or Relationship Manager may cause to be immediately escalated to the CEOs of each party and/or that may be brought directly to arbitration, including issues relating to parity treatment, discrimination, staffing and resource commitments, and SLA performance.

b)

The Search Agreement will include a provision that any dispute, including the arbitrability of any dispute, arising thereunder will be resolved solely and exclusively by final, binding and confidential arbitration conducted in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including the Procedures for Large, Complex Commercial Disputes (and the Optional Rules for Emergency Measures of Protection with respect to any claim for interim, injunctive or other emergency relief) and such other rules as the parties may agree. Except for claims for emergency relief, where an Emergency Arbitrator will be appointed pursuant to Rule O-1 of the AAA Emergency Measures of Protection, the arbitration will be heard and determined by a panel of three arbitrators. The method and timing for the selection of such arbitrators will be set forth in the Search Agreement. The parties explicitly recognize, and will acknowledge in the Search Agreement, the broad powers accorded to the arbitrators under Rule R-43 of the AAA Commercial Arbitration Rules to grant any remedy or relief the arbitration panel deems just and equitable including, but not limited to, specific performance of this Agreement. The parties agree that they may seek, in addition to any other remedies, specific performance and other equitable relief, even if such relief could not be awarded or would otherwise be unavailable if the claim were to be adjudicated in a judicial proceeding.

19.	LIMITATIONS OF LIABILITY

a)

The Search Agreement will not include any exclusions or limitations of liability and each party will be entitled, subject to proof, to seek the full amount of damages to which it may be entitled under the circumstances whether at law, in equity or otherwise.

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20.	TERM

a)	The term of the Search Agreement will commence on the Commencement Date and will last for 10 years thereafter (the “Term”).

b)

The Search Agreement will include, in addition to the termination rights set forth in Section 20 (c) and Section 20(d) below, the right for each party (as “Non-Breaching Party”) to terminate the Search Agreement for repeated uncured material breaches of the other party (as “Breaching Party”) (but not breaches by the Syndication Partners) as described in Section 20(b)(ii) below or certain significant events as described in Sections 20(b)(i), (iii), and (iv) below. Any termination under this Section shall be limited to the individual country or countries in which the event has occurred, except that the entire Search Agreement may be terminated if the repeated breaches or significant event occurs in the U.S. and otherwise meets the requirements of this Section with respect to termination in such country. The Search Agreement will include the following termination rights:

i)

Yahoo! may, in addition to all of its other rights and remedies including specific performance, terminate the Search Agreement, if Microsoft attempts to exit the business of algorithmic search or search monetization in the relevant country, either by simply ceasing to offer the Services in the relevant country or by selling or transferring or attempting to sell or transfer all or substantially all of either its Algorithmic Search Services business or Paid Search Services business in that country, or the assets or the beneficial ownership of either such business, to an unaffiliated third party. In such cases, and without limitation of Yahoo!’s rights and remedies, Microsoft will provide Yahoo! a right of first refusal and right of last offer to purchase such businesses in the applicable country;

ii)

A Non-Breaching Party may terminate the Search Agreement if the Breaching Party has repeatedly materially breached material provisions of the Search Agreement (including for example and without limitation, provisions regarding the quality of Results, parity, and technical performance) to the extent applicable to the relevant country to such a degree that it is unlikely that the Breaching Party is willing or able to continue to perform its obligations under the Search Agreement in such country without continuing to materially breach it;

iii)

After the Guarantee Term in the United States, Yahoo! may terminate the Search Agreement if there is a Material Decline; provided however, if Yahoo! provides notice to Microsoft of its desire to terminate under subsection (i) of the definition of “Material Decline” during the first [*] after the Guarantee Term in the United States due to such Material Decline, then Microsoft has the option (which must be exercised within 30 days of Yahoo!’s notice of desire to terminate) to extend the Guarantee Term in the United States to cover an additional [*] commencing after the expiration of the original Guarantee Term in which case Yahoo! may not terminate during such [*] period for a Material Decline under Subsection (i) of the definition of “Material Decline” although Yahoo! could still terminate under Subsection (ii) of such definition if applicable. Yahoo! will provide sufficient advance notice to Microsoft of its intent to terminate under this Section 20(b)(iii) to allow Microsoft to exercise its rights hereunder. If Microsoft does

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not extend the US Guarantee Term then Yahoo! shall be entitled to terminate the Search Agreement;

iv)

By a party if a law, regulation or governmental or judicial order would have a significant adverse impact on a primary aspect of the terminating party’s benefit of the bargain where (A) the parties would be unable to revise the terms of this Agreement to fairly restore the terminating party’s benefit of the bargain and (B) such law, regulation or governmental or judicial order would not apply in such a manner as to prevent the terminating party from entering into an agreement including a similar benefit with a third party.

Following a notice that one party intends to terminate this Agreement under any of the foregoing paragraphs, the non-terminating party may trigger an arbitration under the provisions defined in the Definitive Agreement to have the arbitrator decide whether the standards for termination have been satisfied.

c)

During the 30-day period following the fifth anniversary of the Commencement Date, if the trailing 12-month average of Yahoo!’s revenue per search (“RPS”) for its primary United States Yahoo! Properties is less than [*]% of Google’s trailing 12-month estimated average RPS then Yahoo! may terminate the Search Agreement. The parties will make the calculations described in the previous sentence according to the following methodology (the “Relative RPS Formula”): [*]. The Relative RPS Formula will also include mechanisms designed to normalize, as much as reasonably practicable, changes in Yahoo!’s Web search traffic patterns and UI for the purposes of making relevant comparisons between the Google and Yahoo! web search experiences. The goal of the test and accompanying normalization is to compare the effectiveness of the two monetization engines at monetizing Web search queries in aggregate, on a similar UI. The parties will work in good faith after the Commencement Date to develop the appropriate mechanisms in accordance with the principles described in the previous sentences. Yahoo! will take no action to artificially or nefariously manipulate the number of queries or query mix or monetization rates used to make the calculations for the Relative RPS Formula.

d)

If Yahoo! does not terminate the Search Agreement pursuant to the procedure in Section 20(c) above, then at any time after the fifth anniversary of the Commencement Date, if the trailing 12-month average of Yahoo!’s RPS for its primary United States Yahoo! Properties is less than [*]% of Google’s trailing 12-month estimated average RPS in accordance with the Relative RPS Formula, then Yahoo! may terminate the Search Agreement and Transition Plan upon [*] notice to Microsoft. During such [*] period, Yahoo! may shorten the termination notice period (i) to [*], if Microsoft materially breaches the Search Agreement and (ii) to [*], if the trailing [*] average of Yahoo!’s RPS for its primary United States Yahoo! Properties is less than [*].

e)	Effect of Termination. If the Search Agreement terminates prior to the expiration of the Term including under Section 20(c), then

i)

At Yahoo!’s election, Microsoft will continue to provide Services to Yahoo! and the Syndication Partners under the applicable terms and conditions of the Search Agreement for a period of time not to exceed [*] (or as long as possible up to [*]

Annex A - 54

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

in the event of a termination under Section 20(b)(iii)) from the date of Yahoo!’s election so that Yahoo! may transition from the Services provided by Microsoft to another solution (the “Tail Transition Period”);

ii)	During the Tail Transition Period, all provisions of the Search Agreement will apply and the parties will still share revenues according to Section 8;

iii)	The sales exclusivity set forth in Section 11(a) will become non-exclusive and the provisions relating to a non-exclusive sales relationship will apply throughout the Tail Transition Period;

iv)	The exclusive rights granted by Yahoo! to Microsoft to the Licensed Non-Patent IPR under Annex B will become non-exclusive as of the termination date; and

v)	The agreement will terminate upon the conclusion of the Tail Transition Period.

21.	REPRESENTATION AND WARRANTY; OTHER TERMS

a)

Yahoo! represents and warrants to Microsoft that the written information regarding the existing agreements between Yahoo! and Yahoo! Japan provided by Yahoo! to Microsoft does not contain any material misstatements.

b)

The Search Agreement will also include mutually agreed provisions which are not inconsistent with the express terms of this Annex A on at least the following topics: representations, warranties and covenants; indemnities; confidentiality protections; public relations and communications obligations; data security requirements and other miscellaneous provisions.

Annex A - 55

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

EXHIBIT A-1

Service Level Agreements

The purpose of this Service Level Agreement (the “SLA”) is to describe the service level commitments that Microsoft and Yahoo! are obligated to deliver under the Agreement. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

1.	DEFINITIONS

a.	Definitions. When used in this SLA with initial letter capitalized, the following terms will have the meanings specified:

i.	Aggregate Response Time. The sum of the Internal Microsoft Response Time and the Network Response Time.

ii.

Availability. The percentage of the total properly formatted Queries for which Microsoft responds (either with a “no results delivered” response, where that would be a correct response for the query, or a response in the form of properly formatted Results, regardless of whether delivered within the Critical Threshold (defined below) or not (i.e., Timeouts are irrelevant to the calculation of Availability to the extent that a response in the form set forth herein is ultimately delivered by Microsoft)). In the event that Microsoft is not able to receive queries or deliver results purely as a result of (a) a failure in third party networks connecting Yahoo! and Microsoft (where those problems could not be reasonably protected against with accepted industry practices such as locating failover systems in alternate geographic regions, having redundant network links or redundant equipment, etc.), or (b) due to a problem purely with Yahoo! systems, then those queries will not count towards the Availability calculations

iii.

Catastrophic Problem. An issue which causes a Production System to become largely unavailable or cease to function substantially correctly and/or that persists for a period of [*] or more, or that causes a BI System to become largely unavailable or cease to function substantially correctly for a period of [*] or more.

iv.	ICMP. An Internet Control Message Protocol used for, among other things, determining whether a particular computer is attached to the Internet and responding at the IP level properly.

v.

Internal Microsoft Response Time. The period of time beginning at the time of Microsoft’s receipt of an API call from Yahoo! to the completion of sending the Results Set to Yahoo! by Microsoft, as measured by Microsoft. The measurement methodology must be done in such as way as to accurately measure the request duration, and is subject to approval by Yahoo!. In the event that Microsoft does not receive all queries due to a fault in Microsoft-controlled or directly contracted-for services or systems, the period of time for each metric will be estimated by Yahoo! using data from the appropriate Yahoo!-recorded log files, using a methodology designed to as accurately as possible calculate the same metric, such methodology subject to approval by Yahoo!.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

vi.

Minor Problem. A Minor Problem is (a) a cosmetic display issue that allows the major elements of Results to display in a legible format, but causes textual irregularities (e.g., an umlaut not displaying properly), (b) minor issues that do not have widespread impact to end-users, (c) minor issues with non-production systems, or (d) other similar problems which do not need immediate resolution. Once a Minor Problem has been outstanding for more that [*], either party may escalate the issue for resolution through the Support Personnel table, with notice to the other party. For clarity, an error which causes Results to fail to work, display completely, or to be completely legible will be considered a Moderate Problem, Severe Problem, or Catastrophic Problem, not a Minor Problem.

vii.

Network Response Time. The period of time required for an ICMP ping packet to complete a round trip cycle between a Yahoo! data center which will initiate a query, and the Microsoft data center which will respond to that query. Network Response Time will be measured from each party’s data center to the other party’s data center, and shall follow the same path, to the extent controllable by the parties, that an actual query will take. It is understood that should the parties use the Internet for connectivity between the data centers in any case, that routing between them will be somewhat indeterminate.

viii.	NOC. Network Operations Center.

ix.	Normal Maintenance. Ongoing scheduled maintenance.

x.

Moderate Problem. An issue with a Service which has widespread impact to end-users but which (a) is not making the Service unusable for a large percentage of queries or operations, and (b) is not an SLA violation which causes more than [*]% of queries to exceed the Critical Threshold. Once a Moderate Problem has been outstanding for more than [*], either party may, using their judgement, upgrade the issue to a Severe Problem.

xi.	Production System. Delivery systems for Paid Search, Contextual Advertising, Algorithmic Web Search, Image Search, and Video Search, campaign management systems.

xii.

Severe Problem. An error, bug, incompatibility or malfunction, which causes a Service not to operate substantially as designed, and/or renders the Results substantially unavailable to or substantially unusable by Yahoo! (and which lasts for [*] or more), including issues which cause more than [*]% of queries to exceed the Critical Threshold. Once a Moderate Problem has been outstanding for more than [*], either party may, using their judgment, upgrade the issue to a Severe Problem. For the purposes of clarity, in the event that an issue with the monitoring infrastructure falsely identifies a problem that does not in truth exist on a large scale, that false positive will not be considered a Severe Problem (though the issue with the monitoring infrastructure should be addressed in its own right).

xiii.

Problem Resolution. A correction, patch, fix, alteration or Temporary Workaround that minimizes the effect of a Minor Problem, Moderate Problem, Severe Problem, or Catastrophic Problem restoring the system to the levels set forth in this SLA within the response times set forth in this SLA.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

xiv.	Regional. All facilities located with [*] miles of each other.

xv.

Results Set. A Results Set will consist of the number of Results required to be displayed pursuant to the Agreement, or a “No Results Delivered” notification, if applicable, which Results Set is properly formatted in a mutually agreed XML format.

xvi.

Temporary Workaround. A temporary technical solution that restores the system to the levels set forth in this SLA, although there may be ongoing or additional measures until a permanent solution can be implemented.

xvii.	Timeouts. An action taken by a Yahoo! production server when Results Sets are not received within the maximum Aggregate Response Time referred to as the “Critical Threshold” in Section 5.d below.

xviii.	Unresolved Catastrophic Problem. A Catastrophic Problem that does not have a Problem Resolution within a total period of [*] or more.

2.	PARITY SLA PRINCIPLE

1.

Notwithstanding anything else in the Agreement, at all times during the contract the intention of the Parties is for Microsoft to provide Yahoo! with service levels that are as high or higher than the service levels provided to (a) all other third-party Microsoft partners, and to (b) Microsoft O&O Property consumers of the Services, Sales Tools, or CRM systems. Therefore, any SLAs specified in this document or otherwise agreed to by the Parties will at all times be considered a minimum level of service, which shall be in effect when no other party enjoys a more advantageous level of service. In the event that Microsoft delivers a level of service to any party, including to Microsoft O&O Property customers, then that higher level of service shall be also delivered to Yahoo!. In the event that Microsoft establishes an SLA with any party which is more beneficial to the recipient, including to Microsoft O&O Property customers of the relevant service or system, then Microsoft will notify Yahoo! of such new SLA, and at Yahoo!’s request that SLA shall be established as the new SLA for that service as regards to Yahoo!. For the purposes of clarity, as an example, if this document calls for Algorithmic Search Service queries to be provided to Yahoo! within [*] of a request being made, and if Microsoft’s SLA for other partners and Microsoft O&O Property customers is only [*], then Yahoo!’s SLA shall be [*], whereas if Microsoft establishes and SLA with another partner to deliver those same results within a [*] SLA, then Yahoo!’s SLA for that service would at that point become [*]. The parties acknowledge that there are many data flows and system service provisions that will not be known until the parties are through the Integration phase, and others that will become required throughout the term, and for those services and data flows the parties agree to work together in good faith to establish appropriate SLAs which will properly support Yahoo!’s business requirements, that in no case shall the resulting SLA be less than that provided to Microsoft’s O&O Property customers for the same service, and further that the concept of parity with Microsoft O&O Property customers and external third-party partners expressed shall also apply to these new data flows and services identified and provided throughout the term of the agreement.

3.	CONTACT INFORMATION

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

1.

Both parties shall maintain and communicate to the other party updates to the following contact list, which shall be used to communicate and coordinate regarding technical problems that may be encountered with the Services.

i.	Yahoo! Support Personnel

Name	Role/ Responsibility	Email Address	Office Phone	Mobile Phone
[*]	NOC Operations Center Primary systems contact	[*]@Yahoo!-inc.com	[*]	[*]

[*]	NOC Manager	[*]@Yahoo!-inc.com	[*]	[*]

[*]	Director, Global Operations Centers	[*]@Yahoo!-inc.com	[*]	[*]

[*]	Sr. Director, Search Operations	[*]@Yahoo!-inc.com	[*]	[*]

[*]	V.P. Operations	[*]@Yahoo!-inc.com	[*]	[*]

[*]	VP Global Service Engineering	[*]@Yahoo!-inc.com	[*]	[*]

[*]	SVP Engineering Operations	[*]@Yahoo!-inc.com	[*]	[*]

[*]	EVP Service Engineering & Operations	[*]@Yahoo!-inc.com	[*]	[*]

ii.	Microsoft Support Personnel.

Name	Role/ Responsibility	Email Address	Office Phone	Mobile Phone
[*]	Microsoft Operations Center	[*]@microsoft.com	[*]	[*]

[*]	MOC Manager	[*]@microsoft.com	[*]	[*]

[*]	MOC Director	[*]@microsoft.com	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

[*]	Director Search & Ads	[*]@microsoft.com	[*]	[*]

[*]	GM Search & Ads	[*]@microsoft.com	[*]	[*]

[*]	VP of Search	[*]@microsoft.com	[*]	[*]

[*]	VP of Ads	[*]@microsoft.com	[*]	[*]

[*]	SVP of Search & Ads	[*]@microsoft.com	[*]	[*]

4.	SUPPORT PROCEDURES

a.	Support Procedures.

i.	Microsoft will provide Yahoo! with 24 x 365 support in the English language with respect to all Services, and systems in the case of sales tools, as set forth herein.

ii.

Microsoft and Yahoo! will establish and maintain a dedicated video-conferencing system directly between their respective NOCs to enable rapid and continuous communication in the event of a major issue.

iii.

All Moderate Problems, Severe Problems, and Catastrophic Problems reported by either party must be submitted to the other party, as appropriate, via the technical support telephone number, the dedicated video-conferencing system, or via e-mail to the contact information set forth in the Support Table, and each such Moderate Problem, Severe Problem and Catastrophic Problem will be given a unique reference number by the receiving party.

iv.

The responsible party shall inform the other party’s technical support personnel of ongoing efforts to provide a Problem Resolution concerning Severe Problems, and Catastrophic Problems at least once per [*].

b.

Microsoft Response. Upon receiving notification from Yahoo!, Microsoft shall promptly determine whether the request is a Minor Problem, a Moderate Problem, a Severe Problem, or a Catastrophic Problem or none of the above according to the definitions set forth above. If it is determined by the parties that the issue is Microsoft’s responsibility, then Microsoft will respond to the request within the response times set forth in this SLA and shall use all commercially reasonable efforts to resolve the Minor Problem, Moderate Problem, Severe Problem or Catastrophic Problem as rapidly as possible, and in accordance with this SLA. If the parties agree that a Minor Problem, Moderate Problem, Severe Problem, or Catastrophic Problem is not Microsoft’s responsibility, then Microsoft shall reasonably cooperate with Yahoo! to provide a Problem Resolution.

c.

Yahoo! Response. Upon receiving notification from Microsoft, Yahoo! shall promptly determine whether the request is a Minor Problem, a Moderate Problem, a Severe Problem, or a Catastrophic Problem or none of the above, according to the definitions set forth above. If it is determined by the parties that the issue is Yahoo!’s responsibility, then Yahoo! will respond to the request within the response times set forth in this SLA and shall use all commercially reasonable efforts to resolve the Minor Problem, Moderate

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

Problem, Severe Problem, or Catastrophic Problem in accordance with this SLA. If the parties agree that a Minor Problem, Moderate Problem, Severe Problem, or a Catastrophic Problem is not Yahoo!’s responsibility, then Yahoo! shall reasonably cooperate with Microsoft to provide a Problem Resolution.

d.

Indeterminate Responsibility. If the parties disagree which party bears responsibility for a Moderate Problem, Severe Problem or Catastrophic Problem then both parties will form a resolution team comprised of at least a technical contact representing each party. Any continuing disagreement regarding responsibility or any failure by either party to effect a Problem Resolution within the times indicated will result in escalation using the Escalation Schedule.

Support Table

Priority Description	Initial Response Target	Status Updates	Target for Workaround or Fix
Catastrophic Problem	[*]	[*]	[*]

Severe Problem	[*]	[*]	[*]

Moderate Problem	[*]	[*]	[*]

Minor Problem	[*]	[*]	[*]

e.	Escalation Process.

i.

Each party hereby agrees to notify the other party of a Minor Problem when practical, to notify the other party’s NOC within [*] of detecting any Moderate Problem, and to notify the other party’s NOC within [*] of detecting any Severe Problem or Catastrophic.

ii.

In the event that either party does not respond to the other party within the response time from receipt of communication or detection of a Moderate Problem, Severe Problem, or Catastrophic Problem, then each party may escalate through the chain specified in the appropriate Support Personnel table.

iii.

If a Severe Problem or Catastrophic Problem remains unresolved for an extended period, Yahoo! and Microsoft will make available any necessary personnel to discuss the issue and to effect a resolution, with an immediate conference call according to the following schedule, with the call to happen within [*] of the trigger time below:

Time Problem Outstanding	Yahoo! Contact	Microsoft Contact
[*]	[*]	[*]
[*]	[*]	[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

5.	OPERATIONAL METRICS.

a.

Availability. Microsoft will maintain Availability according to the following table for the respective product, as measured by Yahoo!’s production query logs, verified by Keynote Systems agents, Gomez Inc. agents, or other mutually agreed means of third party verification, with at least [*] intervals and reported daily. In the event of discrepancies between these two sources, the parties will work together to determine the root cause of such discrepancies. Failure to resolve the discrepancy will trigger an Escalation Process. If Availability falls below the specified level, Microsoft will effect a Problem Resolution. Microsoft will provide to Yahoo! reasonable technical specifications for redirecting traffic in case of temporary unavailability of an Microsoft data center to an Microsoft data center which is capable of providing the Services.

Component	SLA Year	SLA Month	SLA Day
Web/Images/Video/Ads	[*]%	[*]%	[*]%

Campaign Management	[*]%	[*]%	[*]%

BI Systems	[*]%	[*]%	N/A

Maps	TBD	TBD	TBD

b.

Capacity. Microsoft must maintain sufficient server capacity such that even while experiencing a single Regional datacenter failure (e.g., a failure that causes a Regional serving cluster of datacenters, or any portion thereof, to become unusable in servicing Yahoo! queries) Microsoft will still be able to correctly support a peak query rate of [*]% above the maximum Queries per second actually sent by Yahoo! to Microsoft during the preceding [*], measured in [*] intervals, (the “Peak Rate”). In the event of a datacenter failure, Microsoft may slightly degrade the quality of the results returned in an effort to maintain other service levels. For the purposes of clarity, Microsoft is not required to maintain reserve capacity to sustain serving during more than one simultaneous Regional datacenter failure, but should such failures occur, it does not excuse Microsoft from its obligation to provide service within SLAs. The provisions governing Response Times and Critical Thresholds under this appendix do not apply when the number of queries sent by Yahoo! to Microsoft exceeds the Peak Rate.

c.

Site monitoring. Microsoft will monitor the performance of its obligations under the Agreement using automated tools/utilities developed and/or configured by Microsoft, or contracted with external third parties, to validate the Availability and Query Response Times. If Microsoft detects fault, it will respond as specified in this SLA agreement. Microsoft will share the results of any such monitoring and tests with Yahoo! on a daily basis. Microsoft will also monitor the performance of its delivery of Services to Microsoft O&O Property customers of those services, and will share on a monthly basis the results of that monitoring for the purposes of demonstrating to Yahoo! that the service

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

levels provided to Yahoo! are at the same or better level as those same service levels provided to Microsoft’s Microsoft O&O Property customers. The level of detail and thoroughness of the site monitoring (and the reporting of the monitored data) shall be sufficient for both parties to ensure that the SLAs are being met, and to ensure that the levels are equal to or better than those provided to Microsoft O&O Property customers.

d.

Query Response Times. With respect to the Services, Microsoft will comply with the following Internal Microsoft Response Time maximum latency averages, as averaged for all queries of that type sent by Yahoo! to Microsoft over each and every consecutive [*] period starting at midnight [*]

Service	Average over 24 hours	Average over one hour	Average over 5 minutes
Algorithmic Search Service queries	[*]	[*]	[*]

Contextual Advertising Service queries	[*]	[*]	[*]

Image queries	[*]	[*]	[*]

Maps and Map image queries	[*]	[*]	[*]

Paid Search Service queries	[*]	[*]	[*]

Streaming of video content to first frame of video	[*]	[*]	[*]

Video queries (not including streaming)	[*]	[*]	[*]

•

The Aggregate Response Time for each query type above, from each Yahoo! data center performing that query type, shall not exceed the Response Time plus (a) [*] in the USA and Canada, (b) [*] in Japan, (c) [*] in Europe, (d) [*] in Taiwan, (e) [*] in Korea, (f) [*] in Hong Kong, (g) [*] in India, (h) [*] in China, and (d) [*] for the rest of the world (unless otherwise agreed), as averaged for all queries of that type sent by Yahoo! to Microsoft over each and every consecutive [*] period starting at midnight [*] from each requesting data center. The parties agree that they will work together in good faith to establish appropriate Aggregate Response Times for additional countries and/or regions not listed in the preceding as Yahoo! and/or Microsoft establish new datacenters throughout the term. Both parties will continually monitor the Network Response Time between each Yahoo! data center requesting queries and the appropriate Microsoft data center which is responding to those queries, and in the event that average Network Response Time exceeds the above numbers, the parties will consider it a Severe Problem.

•

Response Time Enhancement. The parties mutually agree that they will employ reasonable efforts to work together over time to provide average Response Times that are lower than the stated number in this SLA.

•

Aggregate Response Times that are greater than [*] will result in Timeouts (the “Critical Threshold”). In the event that, for any query, the Aggregate Response Time exceeds the Critical Threshold, then notwithstanding anything else in this agreement, Yahoo! will have no obligation to display any of the results from the query, and may at its sole discretion opt to display alternate content in any location,

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

choosing to not display any results, choosing to wait for the results and ultimately display them, displaying a portion of the results, or any combination thereof.

e.	Advertiser System Response Times

For administration of the AdCenter system, it is understood that Microsoft will maintain operation of the system such that response times for all functions are approximately on par with the equivalent functions in the leading competing systems available in the industry. For certain functions, listed below, Microsoft will be expected to provide a tool to be used by Yahoo! to simulate transactions for the purposes of testing to measure availability and performance of each transaction type. The SLA shall be no worse than the response times listed for each transaction flow, for the US and Canada. For other parts of the world, the parties agree to work together to establish SLAs for these transaction flows which are appropriate to offer a highly-competitive service in those markets.

Transaction Description	Maximum Transactional Response Times
1. Login 2. Update Category, Ad Group, Keywords 3. View Inline Report 4. View Financial Report 5. View Analytics 6. View Alerts 7. Logout	[*]

1. Login 2. View Task List 3. Process Term Only Task 4. Logout	[*]

1. Self-Serve Signup Lander 2. Time Zone Selection 3. Geo Targeting 4. Keyword Submission 5. Budgeting 6. Ad Creation 7. Activation	[*]

f.

Quality. The parties acknowledge that for each of the Services, even when results are being returned quickly and reliably, it is possible for the results to be of poor quality, either due to problems with the algorithms employed, or due to problems in the hardware and software systems supplying them. Microsoft and Yahoo! will attempt to measure quality of results using mutually-agreed methods on an ongoing basis, and will consider a significant drop in quality as an SLA violation, as follows for each service type:

i.	Contextual Advertising Service queries: Microsoft will continually monitor the average RPS, and if in any given [*] interval the standard deviation of RPS in a

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

week-over-week comparison drops by more than [*] standard deviations, this issue will be considered to be a Severe Problem.

ii.

Paid Search Service queries: Microsoft will continually monitor the average RPS, and if in any given [*] interval the standard deviation of RPS in a week-over-week comparison drops by more than [*] standard deviations, this issue will be considered to be a Severe Problem.

iii.

Microsoft will ensure that at all times, at least [*]% of the potential documents in each of the tiers in the Microsoft index are available for selection by the Microsoft ranking algorithms. In the event that Microsoft experiences hardware, software, network, or other issues which take any of the tiers below this threshold in clusters which are actively being used to service Yahoo! queries, Microsoft will consider this to be a Severe Problem, will promptly notify Yahoo!, and will use commercially reasonable efforts to rectify this deficiency as soon as is practical.

g.

Advertiser Reporting Requirements. For the adCenter system, certain data is critical for the sales force to receive at regular intervals to enable effective selling, account management, and sales force management. The following reports will be generated and sent to Yahoo!’s designated contact for each report type, or otherwise made available online if agreed to by Yahoo!, by the daily times indicated for each report type:

[*]

h.

Web Crawl. The parties have agreed that Microsoft will develop functionality which will enable to have a copy of Microsoft’s currently active Web Crawl Cache. Although the technical implementation of this crawl data transfer mechanism will be determined and completed at a later date, it is agreed that the solution will meet the following high-level SLAs:

i.	In the event that Yahoo! needs to create a new copy of the data from scratch, Microsoft will provide sufficient capacity in its systems to allow Yahoo! to create such copy within [*].

ii.

After the initial copy is complete as per (i) above, Microsoft will provide a continuous repository of the web crawl and feed data to which Yahoo! is entitled under this agreement, and an ordered change-log, at the same rate performed by Microsoft in the normal course of business, understanding that various portions of the web are normally crawled at varying rates (e.g., “superfresh”, “big z’, etc.)

iii.

The systems will be designed to ensure that the Yahoo! copy is, in aggregate, refreshed at the same rate as the Microsoft copy, within practical technical limits. As of entering into the LOI, this aggregate time for refresh of the entire Web Crawl Cache is approximately [*], with some sections refreshed daily, but the parties understand that these times may change over the course of the agreement, in either direction.

iv.

Microsoft will maintain sufficient network bandwidth and throughput within the data center infrastructure and content system in order to support transfer to Yahoo! in this near-real time fashion at Microsoft’s expense, and Yahoo! will maintain at its expense, or otherwise reimburse Microsoft, for the cost of the

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

connectivity required to transfer the data once it leaves the Microsoft data center for transmission to the Yahoo! data center.

v.

The maximum latency between a crawled or feed-supplied document being available to be served from the Microsoft index and the same data being made available to Yahoo! will be [*] under normal operating circumstances. In the event that connectivity is disrupted, then Microsoft will buffer the data for up to [*] to allow Yahoo! to catch up when connectivity is restored.

i.

Meta-data Transfer. The parties have agreed that Yahoo! will develop functionality which will enable Microsoft to receive a copy of meta-data generated from Microsoft’s web crawl data which would potentially be useful to add to Microsoft’s general web index. Although the technical implementation of this data transfer mechanism will be determined and completed at a later date, it is agreed that when Yahoo! generates meta data which Microsoft has chosen to receive and make available through the Microsoft API, the solution will meet the following high-level SLAs:

i.	In the event that Microsoft needs to create a new copy of the data from scratch, Yahoo! will provide sufficient capacity in its systems to allow Microsoft to create such copy within [*].

ii.	After the initial copy is complete as per (i) above, Yahoo! will provide a continuous repository of the meta data, at the same rate performed by Yahoo! in the normal course of business.

iii.	The systems will be designed to ensure that the Microsoft copy is, in aggregate, refreshed at the same rate as the Yahoo! copy, within practical technical limits.

iv.

Yahoo! will maintain sufficient network bandwidth and throughput within the data center infrastructure and content system in order to support transfer to Yahoo! in this near-real time fashion at Yahoo!’s expense, and Microsoft will maintain at its expense, or otherwise reimburse Yahoo!, for the cost of the connectivity required to transfer the data once it leaves the Yahoo! data center for transmission to the Microsoft data center.

v.

The maximum latency between new metadata being generated by Yahoo! and inserted into the Yahoo! live serving repository for such metadata and the same data being made available to Microsoft will be [*] under normal operating circumstances. In the event that connectivity is disrupted, then Yahoo! will buffer the data for up to [*] to allow Microsoft to catch up when connectivity is restored.

vi.	Once Microsoft has received such data from Yahoo!, Microsoft will make such data queriable from the Microsoft API within [*] of receipt.

j.

Resolution Period. Once the responsible party is identified for a Minor Problem, Moderate Problem, or Severe Problem, the responsible party shall identify and communicate a Problem Resolution or plan and shall implement that plan as soon as is practical.

k.	DNS. Microsoft uses DNS-based global load balancing to direct search traffic to one of the several facilities that serve Yahoo!’s traffic. Yahoo! will be directed to have its

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

servers adhere to the TTL in the Microsoft name server resolution response with a TTL of no more than [*], periodically querying the Microsoft DNS servers to determine the IP address of the Microsoft site where the Yahoo! servers in any individual data center should direct their query traffic. Microsoft will not be responsible for satisfying SLA requirements if Yahoo! does not respect Microsoft’s TTL or DNS-based load balancing.

l.

Maintenance Requirements. Microsoft will use commercially reasonable efforts to notify Yahoo! at least [*] before any scheduled maintenance is performed on its systems if (a) the maintenance is reasonably expected to cause any service degradation or service availability problem for Yahoo!, or (b) if the proposed maintenance would occur during a Yahoo! change-embargo period (such list of embargo periods to be provided in writing to Microsoft by Yahoo!), in which case Yahoo! must agree to the maintenance and to the timing of said maintenance. Specifically for the AdCenter account management functions, BI systems, Campaign Management, Sales Tools, and CRM systems (not including the live ad serving systems), scheduled maintenance may occur with notification but without agreement from Yahoo!, and will not be counted in the determination of Availability and Response Times, but such scheduled maintenance may not exceed [*] in any calendar month without prior written agreement from Yahoo!.

m.

Reporting. Both parties will make available daily, in a format mutually agreed by both parties, such agreement not to be unreasonably withheld, a report showing Availability, Internal Response Times and Aggregate Response Times, and Network Response Times as measured under this SLA. In the event that there are material discrepancies between the numbers calculated by either of the parties and the other party, then the Parties agree to use commercially reasonable efforts to work together to determine the reason for the discrepancies and to correct for such discrepancies going forward.

n.

Monitoring Servers. In addition to the Yahoo!’s servers monitoring Transaction Response Times, Yahoo! may at its option place a monitoring server (or servers, one for each Microsoft data center which responds to any of the query types) proximal to the Microsoft production network to aid in the resolution of connectivity and Network Response Time problems. Microsoft may, at its option, place a monitoring server (or servers, one for each Yahoo! data center which performs queries) proximal to the Yahoo! production network, also to aid in the resolution of connectivity and Network Response Time problems. Monitoring Servers shall conform to the reasonable security specifications of the data center in which they are installed.

o.	[*]

6.	FORCE MAJEURE.

Microsoft will not be in violation of any of the requirements of this SLA to the extent that its performance is impaired as a result of any delay, failure in performance, or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, acts of terrorism, strikes or other labor disputes, fires, transportation contingencies, outages of third party telecommunications networks with whom Microsoft does not have a direct contractual relationship, failure of suppliers with whom Microsoft does not have a direct contractual relationship, or other similar occurrences which are beyond Microsoft’s reasonable control.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

ANNEX B

LICENSE AGREEMENT

SUMMARY OF TERMS

The parties will enter into a definitive License Agreement (the “License Agreement”), which will include, among other provisions, the provisions set forth in this Annex B. All capitalized terms not defined in this Annex B shall have the meaning set forth in Annex D to the Letter Agreement, dated July 29, 2009, between Microsoft and Yahoo!.

1.	License

Yahoo! and Microsoft will enter into a License Agreement whereby:

a)

Yahoo! will grant to Microsoft a worldwide, non-sublicenseable (except as set forth in (d) below) license during the Term under the Licensed Non-Patent IPR to the Yahoo! software, documentation, specifications and other technology from Yahoo! listed in Exhibit B-1 (the “Technology”) for Microsoft to exploit in connection with providing services in the Field of Use and any Expanded Field of Use (the “Technology License”). “Licensed Non-Patent IPR” means the copyrights and trade secrets embodied in and specific to the Technology to the extent owned or controlled by Yahoo!, in each case.

1.

The Technology License will be exclusive (even as to Yahoo!) for Algorithmic Search Services and Paid Search Services for Personal Computers during the Term as follows: The scope of exclusivity of the Technology License will be co-extensive with, but in no case broader than, the scope of the commercial activities for Algorithmic Search Services and Paid Search Services for Personal Computers in the Field of Use that Yahoo! is expressly prohibited by the Search Agreement from performing (but only if and to the extent Yahoo! is so prohibited). The Technology License (including the exclusivity thereof) will not prevent Yahoo! from engaging in, or from authorizing others to engage in, any activities not expressly prohibited by that Agreement, and will not provide Microsoft with additional rights or remedies (other than rights and remedies for breach of contract against Yahoo!). As an example, and without limitation, the parties acknowledge that there are no prohibitions on Yahoo! using the Technology, or authorizing others to use the Technology, for Contextual Advertising Services, and that, accordingly, the Technology License with respect to Contextual Advertising Services will be non-exclusive, both as to Yahoo! and its other licensees.

2.

To the extent Yahoo! cannot, after commercially reasonable efforts, grant to Microsoft a sublicense to third party technology or non-patent intellectual property rights included in the Technology as broad in scope as the applicable licenses granted in this Section 1(a), Yahoo! will grant as broad a sublicense as possible. Yahoo!’s sublicense obligations hereunder with regard to third party technology are subject to the limitations in section 12(b) of the Letter Agreement.

3.	Microsoft will grant to Yahoo! a worldwide, non-exclusive non-sublicenseable (except as set forth in (d) below) license during the Term to use non-patent IPR

Annex B - 1

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

in software, documentation, specifications and other technology, if any, that Microsoft may provide to Yahoo! in order that Yahoo! may use the services from Microsoft under the Search Agreement, including by way of example (but without limitation) those as set forth in Section 1(b)(i) and (ii), in the manner specified therein.

b)

Yahoo! will grant to Microsoft during the Term a worldwide, non-sublicenseable (except as set forth in (d) below), non-exclusive license under the Patents owned or controlled by Yahoo! for Microsoft to practice in the Field of Use and any Expanded Field of Use to provide services to Yahoo! under the Search Agreement during the Term (the “Limited Patent Cross License”). As part of the Limited Patent Cross License, Microsoft will grant to Yahoo! during the Term a worldwide, non-sublicenseable (except as set forth in (d) below and to JVs), non-exclusive license under the Patents owned or controlled by Microsoft for Yahoo! to use and implement the Services delivered by Microsoft as contemplated by the Search Agreement.

c)

Microsoft will have an option to obtain, for adjusted fair market value, a worldwide, non-exclusive, non-sublicenseable (except as set forth in (d) below), license during the Term under the Patents owned and controlled by Yahoo! for Microsoft to practice in providing online services in the Field of Use both with Microsoft’s owned and operated Web sites and to third parties (“Patent License”). For purposes of the option, “adjusted fair market value” means (i) the fair market value of the Patent License (ii) minus an adjustment equal to [*]% of such fair market value (“License Price”). This adjustment is provided in consideration of entry into the Search Agreement and the ongoing and valuable business relationship between the parties contemplated thereby. The Patent License will begin on the Commencement Date, and any fair market value calculation will take into account any period between the Commencement Date and the date on which the option is exercised (e.g., the calculation will consider any appropriate costs or credits should the Commencement Date occur prior to or after the date on which Microsoft exercises its option). No later than the date of signing of the Definitive Agreements, Yahoo! shall identify three sub-fields within the Field of Use and Microsoft may choose to have the license apply to the entire Field of Use or to any such sub-fields (rather than the entire Field of Use). If the Patent License applies only to certain subfields, Microsoft will pay adjusted fair market value for the Patent License only with respect to such subfields, the Patent License will apply only to such subfields, and no other license or rights will be implied. Microsoft may exercise its option only once, and the option may not be changed after exercise. Provided the Termination Date does not occur first (in which case the option and any rights relating to the option terminate), the option will be in effect for two years from the Effective Date of the Letter Agreement, or if the Commencement Date occurs prior to the two years from the Effective Date, no more than six months from such date. The option and Patent License will not release or waive any rights or claims Yahoo! may have with respect to the period before the Patent License becomes effective (and the statute of limitations with respect to such period will be tolled).

d)

The foregoing exclusion of and prohibition on sublicensing shall not apply to wholly owned subsidiaries of Yahoo! or Microsoft. In addition, such exclusion of and prohibition on sublicensing shall not imply any limitation on the immunity that customers or end users have in their capacity as users of the parties’ services.

Annex B - 2

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

e)

The Patent License and the Limited Technology Patent License (as described below) are conditioned on Microsoft and its wholly owned subsidiaries or other affiliates not filing any judicial or administrative action for patent infringement against [*]. In the event of such an action, Yahoo! would have the right to terminate the Patent License and the Limited Technology Patent License (as described below) (“Defensive Termination”). Upon termination of the Patent License and Limited Technology Patent License, Yahoo! would have the same rights and remedies as Microsoft, including the right to seek damages for past infringement. Defensive Termination by Yahoo! shall not affect the Search Agreement or the performance or obligations of Microsoft thereunder.

f)

Yahoo! will grant to Microsoft during the Term a worldwide, non-sublicenseable (except as set forth in (d) above), non-exclusive license under the Patents owned or controlled by Yahoo! for Microsoft to use the Technology to provide [*] as required by Yahoo! to be provided under [*], provided that such license will also apply to the same [*] provided to third parties to the extent such services are as and in the form provided to Yahoo! as contemplated in the Search Agreement (“the Limited Technology Patent License”). Additionally, should Yahoo! elect to license to Microsoft code and technology related to Yahoo!’s [*] (pursuant to [*]) and require Microsoft to provide [*] on behalf of Yahoo!, Yahoo! will grant to Microsoft during the Term a worldwide, non-sublicenseable (except as set forth in (d) above), non-exclusive license under the Patents owned or controlled by Yahoo! for Microsoft to use such Technology to provide [*] as required by Yahoo! to be provided under the Search Agreement, provided that such license will also apply, beginning three years from the Commencement Date, to the same [*] provided to third parties to the extent such services are as and in the form provided to Yahoo! as contemplated in the Search Agreement, which license shall be considered part of the Limited Technology Patent License.

g)

Subject to the foregoing, the Technology License applies only to the Licensed Non-Patent IPR. Other than the Limited Patent Cross License and the Limited Technology Patent License for providing services to Yahoo!, no other patent license is granted to Microsoft, and the Technology License expressly excludes any license or other rights under any Patents (whether by implication, estoppel or otherwise). The parties acknowledge and agree that they have negotiated for this exclusion and will not make any assertion to the contrary.

h)	Any rights or obligations relating to Yahoo! Search Data are set forth in the provisions in Section 7 of the Annex A and in the Transition Plan.

i)	Yahoo! will furnish the Technology to Microsoft (including source code to software included in the Technology) within 90 days after the Commencement Date.

j)

To the extent Microsoft makes improvements to the Yahoo! Patents or Technology in the Field of Use, Microsoft grants to Yahoo! during the Term a non-exclusive, paid-up, non-sublicenseable license (except for Yahoo! wholly owned subsidiaries or other affiliates) under Microsoft’s Patents covering those improvements. Neither party is obligated to deliver any derivative works or improvements to the Technology that it develops after the Commencement Date.

Annex B - 3

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

k)

Any dispute or controversy between Microsoft and Yahoo! arising out of or relating to the determination of the adjusted fair market value for the Patent License (“FMV Dispute”) shall be settled, if possible, through good faith negotiations between the relevant representatives of the parties. If the parties are unable to agree on the License Price within thirty (30) days after Microsoft provides notice to Yahoo! of its intent to exercise its option to take the Patent License, such FMV Dispute shall be resolved solely and exclusively by final, binding and confidential arbitration in San Francisco, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including as supplemented by the Procedures for Large, Complex Commercial Disputes. The arbitration will be heard and determined by a panel of three arbitrators who shall be selected within thirty (30) days following either party’s request for arbitration (or as soon thereafter as possible) in accordance with the rules of the AAA. Each arbitrator shall have at least 15 years of experience in intellectual property matters (including substantial experience with respect to the valuation of intellectual property). The arbitration panel’s decision (i) shall be final and binding on the parties; and (ii) shall not be subject to review or appeal except on the grounds set forth in the Federal Arbitration Act, 9 U.S.C. §1 et seq. Each party shall pay bear its own costs. All remaining administrative costs of arbitration, including the costs of the AAA and the arbitrators’ fees and expenses, shall be paid 50% by Microsoft and 50% by Yahoo!.

l)

Yahoo! and Microsoft will each use reasonable efforts to prevent the unauthorized use or disclosure of the Technology to the extent the Technology is proprietary to the other party, including the unauthorized disclosure or use of confidential information of the other party within the Technology.

m)

Upon termination or expiration of the Search Agreement, the (i) Technology License will remain in effect but become nonexclusive in the Field of Use, and (ii) the Limited Patent Cross License, the Limited Technology Patent License and the Patent License will terminate.

n)

Any assignment or transfer of the Technology will be subject to the licenses. Notwithstanding anything to the contrary in this Annex B or any other provisions of the Letter Agreement (including Annexes), neither party is prevented or restricted from licensing, selling or otherwise disposing of any of its Patents, and the option described in Section 1(c) will no longer apply to any Patents sold or otherwise disposed of.

o)	Microsoft may not assign the License Agreement without Yahoo!’s permission.

p)

For purposes of clarification, the parties acknowledge that the licenses granted by Yahoo! will not apply or extend to the patents or technology of any entity that acquires Yahoo! or with which Yahoo! may merge or otherwise combine.

2.	Consideration

The parties agree that consideration for the License Agreement is included in the Rev Share Rate and in the other financial benefits with and through the valuable business relationship of the parties created by the Search Agreement. Should Microsoft exercise the option for the Patent License, Microsoft will pay Yahoo! the additional License Price as may be agreed to or determined as described above.

Annex B - 4

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

3.	Covenants

a)

As reasonably practicable after the Commencement Date, Yahoo! agrees to use reasonable efforts to identify and disclose to Microsoft [*]. Yahoo! and Microsoft will cooperate to mitigate any risks identified by Microsoft with respect to [*].

b)

As reasonably practicable after the Commencement Date, and [*], Yahoo! shall disclose to Microsoft [*]. If at any time prior to the Commencement Date Yahoo! receives any such notice, it shall also disclose such notice to Microsoft.

4.	Representations and Warranties

Each party represents and warrants that it has the power to enter into the License Agreement, and Yahoo! represents and warrants that it has the power to grant the licenses granted herein. Yahoo! makes no warranties as to the merchantability or fitness of the Technology for a particular purpose or non-infringement thereby.

Annex B - 5

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

EXHIBIT B-1

Technology

•	Specified technology used solely and exclusively for Algorithmic Search Services and Paid Search Services for Personal Computers and not utilized by Yahoo! in other parts of its business:

•

Listed source and object code modules, together with architectural documents and specifications, source code comments and developer notes, and any other technical documentation required for code being transferred;

•	Development and test tools necessary for use with code being transferred, as specifically identified; and

•	Specified data within Yahoo! databases necessary to the Algorithmic Search Services and Paid Search Services for Personal Computers to the extent Yahoo! may transfer or license.

Exhibit B - 1

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

ANNEX C

[INTENTIONALLY DELETED]

Annex C

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

ANNEX D

DEFINITIONS

As used in the Letter Agreement, the following terms have the meaning set forth below:

“AAA” has the meaning set forth in Section 7(a)(i) of the Letter Agreement.

“Adjusted Microsoft Percentage” has the meaning set forth in Section 6(c) of Annex A.

“Advertiser Data” has the meaning set forth in Section 13 (g) of Annex A.

“Advertiser Segments” means two groups of advertisers for each country—a group of Premium Direct Advertisers and a group of non-Premium Direct Advertisers—created in accordance with the criteria and processes set forth in Section 11(b).

“Algorithmic Index” means the indices used to draw Results for Microsoft’s Algorithmic Search Services.

“Algorithmic Listings” means the results generated by Microsoft’s Algorithmic Search Services for a given Query.

“Algorithmic Search Services” means Web site Internet Search services that (a) utilize general indices of a predominant portion of the World Wide Web for (i) Web pages; (ii) images, and (iii) video; and (b) are accessed by users via Queries. Algorithmic Search Services excludes, without limitation, Yahoo! Excluded Services, Microsoft Excluded Services and search services via a search engine that has indexed predominantly a specific topic, or that search closed databases or data feeds, or content located only within a domain or portion thereof.

“Antitrust Laws” has the meaning set forth in Section 10(b) of the Letter Agreement.

“Applications” means Microsoft functionality provided on or in connection with the Microsoft Results Page, but that is not a feature or function of the Microsoft API itself, that enables an end user to interact with the Algorithmic Search Services Result Page in a manner that either (a) requires user authentication or identification, or (b) provides user-specific functionality that is persistent across multiple Queries. For example, an “email this search” feature or a user search history or search pad feature would be an Application but related searches and categories would not be.

“Block” means the contiguous group of Algorithmic Listings returned by the Microsoft API, in the rank order in which they are provided by the Microsoft API.

“Breaching Party” has the meaning set forth in Section 20(b) of Annex A.

“BSM” has the meaning set forth in Section 1(g) of Annex A.

“Combined Queries” means all Queries from Microsoft O&O Properties and Yahoo! Properties in the United States.

Annex D - 1

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

“Combined Queries Share” means the market share, expressed as a percentage, of Combined Queries relative to total Queries originating in the United States as measured by Comscore, or if Comscore changes the way it calculates its query share or is no longer in business, then by a mutually agreed substitute.

“Commencement Date” means a date as mutually agreed by the parties, but not more than five business days following the satisfaction or waiver of the last to be fulfilled of the conditions to the parties’ respective obligations to commence performance under the Definitive Agreements as set forth in Section 12 of Letter Agreement.

“Communications Plan” has the meaning set forth in Section 3 of the Letter Agreement.

“Contextual Advertising Services” means services providing Paid Listings, the selection of which is based upon matching a keyword or keywords derived from concepts purchased from or through the Core Platform marketplace to the content and/or context of the Web Page on which such Paid Listings appear, and not as a direct result of a Query. For the avoidance of doubt, “Contextual Advertising Services” excludes, without limitation, Microsoft Excluded Services.

“Control Bucket” is a random sample of the Eligible Traffic from Yahoo!’s O&O Web Search that will be controlled in each country throughout the Reference Period and the Guarantee Term. For the US, the control bucket will be statistically representative to measure RPS at a partition level. In non-US countries, the control bucket will be restricted to no more than [*]% of total Eligible Traffic from Yahoo!’s O&O Web Search for major countries (UK, KR and TW) and no more than [*]% of the total Eligible Traffic from Yahoo!’s O&O Web Search for the rest of the countries (e.g. FR, DE, etc). The Control Bucket will have the same average advertisement placement and prominence (including footprint, bolding of matched terms, total number of text characters per line in the ad creative, total number of lines per ad, size of the fonts, background color, etc.).

“Core Platform” means the adCenter advertising platform and database for Paid Search Services and Contextual Advertising Services (and any enhancements and improvements thereto related in the Paid Search Services and Contextual Advertising Services, or if adCenter is no longer the principal platform for Microsoft’s Paid Search Services and Contextual Advertising Services, such substitute platform(s) in addition to adCenter at Yahoo!’s discretion.

“Core Platform APIs” mean all present and future APIs (and any future enhancements, replacements, successors, and improvements thereto) to enable programmatic access to the Core Platform for Paid Search Services and Contextual Advertising Services to enable the functionality of Sales Tools, and Marketplace Tools to the extent that such functionality is not wholly contained within the tools themselves and which will be made available to Yahoo!.

“Covered Marginal Costs” means direct i) reasonable incremental capital costs as agreed by both parties to meet actual business needs (e.g., depreciation & amortization will be charged not the capex); ii) incremental operating expenses such as people costs (which includes facilities, Payroll & Payroll Taxes , Distributed cost pools for Infrastructure, WW IT Distributions, Travel & Entertainment, Freight/Supply, Benefits/Services), vendors, power and bandwidth expenses and content costs; and iii) incremental data center costs. Depreciation for existing capital equipment is not a covered marginal cost. The parties recognize that power, bandwidth and data center costs

Annex D - 2

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

are allocated costs, but that in the foregoing, “direct” means the allocated costs directly used by the service being provided.

“Dedicated Resources” means [*] US full time Microsoft employees (or, if reasonable under the circumstances and consistent with what Microsoft would do for its own development projects, their cash equivalent in other human resources, such as contractors, vendors, or non-US FTEs, with such equivalency disclosed to and approved in advance by Yahoo!) dedicated solely to working on Yahoo!-defined projects relating to the Services.

“Defensive Termination” has the meaning set forth in Section 1(e) of Annex B.

“Definitive Agreements” has the meaning set forth in Section 1 of the Letter Agreement.

“Delivery Date” has the meaning set forth in Section 7(b)(v) of the Letter Agreement.

“Discretionary Displays” has the meaning set forth in Section 3(d)(i) of Annex A.

“Dispute” has the meaning set forth in Section 7(a)(i) of the Letter Agreement.

“DOJ” has the meaning set forth in Section 10(a) of the Letter Agreement.

“Domain Match” means services that deliver Paid Listings from Paid Search Services marketplaces in response to keyword terms mapped to a URL or in response to clicks on links appearing on the Web site associated with such mapped URL.

“EC” has the meaning set forth in Section 10(a) of the Letter Agreement.

“Editorial” means creation and enforcement of marketplace creative advertisement policies, auditing and removal of non-conforming advertisements based on such advertising policies and the Search Agreement, management of process and tools needed to provide feedback to sales and account management regarding the removal of non-confirming advertisements.

“Effective Date” has the meaning set forth in the closing of the Letter Agreement.

“Eligible Traffic” means all Yahoo! O&O Queries other than non-monetizable Queries (e.g., traffic from robots, traffic with 3rd party restrictions, internal test traffic) and excludes traffic from vertical search properties that do not result in a Yahoo! Web Search Results Page.

“Emerging Markets” means a Region comprising (collectively) Latin America, Southeast Asia, Indian Subcontinent, Middle East, Eastern Europe, and Africa.

“Errors” has the meaning set forth in Section 7(b)(vi) of the Letter Agreement.

“Error Channel” means services that deliver Paid Listings from Paid Search Services marketplaces in response to keyword terms mapped to non-existent domains or other terms entered by users typing an erroneous URL or keyword into the address bar or clicking on a dead link that, in either case, does not resolve to a registered, live website. Such entries or queries may include without limitation keywords in the address bar, erroneous or incomplete URLs,

Annex D - 3

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

misspellings of top level domains, the wrong number of w’s (e.g., ww, wwww), wrong capitalization or punctuation (Xyz,com), or the wrong number of forward slashes (////).

“Escalation Period” has the meaning set forth in Section 7(a)(iii) of the Letter Agreement.

“Executive Steering Committee” has the meaning given in Section 4(a) of Annex A.

“Expanded Field of Use” means [*].

“Ex-TAC Amount” has the meaning set forth in Section 5(a)(iv) of Annex A.

“Field of Use” means [*].

“Final Decision Terms” has the meaning set forth in Section 7(b)(vi) of the Letter Agreement.

“FMV Dispute” has the meaning set forth in Section 1(k) of Annex B.

[*].

“Governmental Authority” means any United States or non-United States federal, national, provincial, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supernational organization of sovereign state exercising such functions for such sovereign states.

“Guaranteed Amount” is the amount calculated in accordance with Section 9.

Formula and Example for calculating the “Guarantee Amount”

[*]

Where “j” denotes the traffic from sources defined in section (c)(ii) above and Vj is the corresponding volume.

As a simple example using only four Partitions in a country (recognizing that the parties agree there will be many more Partitions than four in any given country):

[*]

“Guarantee Term” means, for any given country, the 18-month period commencing on the Initial Implementation Date in such country.

“HSR Act” has the meaning set forth in Section 10(b) of the Letter Agreement.

“Inconsistencies” has the meaning set forth in Section 7(b)(vi) of the Letter Agreement.

“Initial Announcements” has the meaning set forth in Section 3 of the Letter Agreement.

Annex D - 4

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

“Initial Implementation Date” means the date upon which Microsoft first begins to provide Paid Listings from its Paid Search Services in response to Queries originating from Yahoo! Properties in a given country.

“Internet Search” means search via a search engine that has indexed a predominant portion of the World Wide Web. For the avoidance of doubt, a search via a search engine that has indexed predominantly a specific topic or category of information or only a specific site is not an Internet Search.

“License Agreement” has the meaning set forth in the preamble of Annex B.

“Licensed Non-Patent IPR” has the meaning set forth in Section 1(a) of Annex B.

“Limited Patent Cross License” has the meaning set forth in Section 1(b) of Annex B.

“License Price” has the meaning set forth in Section 1(c) of Annex B.

“License Transaction” has the meaning set forth in the preamble of the Letter Agreement.

“Limited Technology Patent License” has the meaning set forth in Section 5(a) of Annex A.

“Make Good Period” has the meaning set forth in Section 5(a) of Annex A.

“Mapping Services” means the services by which Microsoft causes a driving direction, maps, geographic imagery, and/or other maps-related functionalities to be displayed in response to a user query request.

“Marketing” means customer communications, demand generation, trade events, Web Site content, advertising, and any other form of positioning, communication, and evangelism to existing and prospective search advertising customers. Marketing also includes the messages and content used in sales presentation, sales collateral, and other documentation that describe Paid Search Services and Contextual Advertising Services for the Core Platform. For clarity Marketing is not sales or reselling, with Marketing being the activities included herein that are usually executed in such a way that they are substantially “one to many” (e.g., a Marketing message is designed for communication to and is usually communicated to multiple advertisers; whereas sales pitches are communicated, by a human, to an Advertiser in a 1:1 manner.)

“Marketplace Tools” means all current and future tools supporting Paid Search Services and Contextual Advertising Services for the Core Platform to track, monitor and support incorporated Paid Listings, and the health of the combined marketplace. Examples of functionality that would be included in Marketplace Tools include all available tools that provide visibility into current and future Paid Listing pricing, forecasting, keyword generation, Sales Reporting, marketplace optimization, and selection for Paid Search Services and Contextual Advertising Services on the Core Platform.

“Material Adverse Effect” means, with respect to each party, any event, change, effect, development, condition or occurrence that has, or would or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial benefit that such party reasonably expects to derive from the Definitive Agreements as of the date hereof;

Annex D - 5

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

provided, however, that “Material Adverse Effect” shall exclude any event, change, effect, development, condition or occurrence resulting from or arising in connection with (A) changes in U.S. or international economic conditions, (B) the execution of the Letter Agreement, the announcement of the Letter Agreement or the pendency or consummation of the Definitive Agreements (including without limitation reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees), (C) any natural disaster, act of war, terrorism or sabotage, military action or the escalation thereof or force majeure event, (D) any change in GAAP, the interpretation of GAAP or the accounting rules and regulations of the SEC, (E) any action required by law or contemplated by the Letter Agreement including without limitation under Section 10 thereof (“Antitrust Laws”), (F) any action taken at by or at the direction of the other party, or (G) any change in law.

“Material Decline” means (i) the Relative Gap is [*]% or greater when measured on a trailing 12 month average in the United States or (ii) the Combined Queries Share is [*]% or less measured on a trailing 12 month average.

“Microsoft” has the meaning set forth in the preamble of the Letter Agreement.

“Microsoft API” means the application programming interfaces that enable Microsoft and third parties to implement, access and use Microsoft’s Algorithmic Search Services and Paid Search Services and receive an XML feed of Results and other data, content and information related to such services. The current (as of the date of this letter) version of the Microsoft API is more fully described at http://msdn.Microsoft.com/en-us/library/dd251056.aspx.

“Microsoft API Function” means any feature or function of or relating to the Services that is accessed by or available through the Microsoft API, regardless of where such feature or function is rendered by Microsoft on Microsoft Results Pages.

“Microsoft Brand Elements” means the trademark, logos and other unique business identifiers of Microsoft that are displayed on the Microsoft Results Pages.

“Microsoft Employees” has the meaning set forth in Section 11(d) of the Letter Agreement.

“Microsoft Excluded Employees” has the meaning set forth in Section 11(e) of the Letter Agreement.

“Microsoft Excluded Services” means (a) search that is restricted to Microsoft domains or Microsoft properties or a portion thereof (for example Autos, Movies, Shopping, Health, Farecast/Travel, Weather, News & MSNBC, Dating, X-Rank, Powerset, etc.) and, (b) searches of Microsoft’s databases or feeds incidental to the operation, programming, maintenance, or support of non-search Microsoft Properties (for example, queries of Microsoft databases or feeds undertaken to render links to available news content for display on an Microsoft Property or querying stored user preferences and data).

“Microsoft Front End Team” means the engineering, product and business teams that are responsible for Microsoft’s front end for the Services as implemented on the Microsoft O&O Properties.

“Microsoft Integrated Apps” has the meaning set forth in Section 2(i)(ii) of Annex A.

Annex D - 6

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

“Microsoft Network” means all properties receiving the Services, including Microsoft O&O Properties, Microsoft’s syndication partners’ properties, the Yahoo! Properties and the Syndication Properties.

“Microsoft O&O Properties” means all Web sites owned or operated by or for Microsoft, its subsidiaries and its joint venture relationships during the Term.

“Microsoft Reseller” means a reseller for Microsoft’s Paid Search Services and/or Contextual Advertising Services who manages the placement of orders for Paid Listings for such services via a self-serve Web site or APIs provided by Microsoft.

“Microsoft Results Pages” means all Web pages within the Microsoft O&O Properties on which Microsoft displays Results in response to a Query.

“Migration” or “Migrate” means the process of moving the accounts and micro-marketplace categories of paid search and contextual advertising accounts participating in Yahoo!’s Panama system to the Core Platform.

“Migration Date” means (a) for paid search and contextual marketing advertisers who are in both Yahoo!’s Panama system and the Core Platform, or are only in the Panama system, the date on which an advertiser’s account is migrated from Panama to the Core Platform, and (b) for paid search advertisers who are only in the Core Platform, the date on which an advertiser’s micro-marketplace category moves to the Core Platform.

“Mobile Properties” means all current and future Web sites, applications and other properties which are specifically designed for use and consumption by mobile telephony devices.

“Mobile Search Services” means versions of Microsoft’s Algorithmic Search Services, Paid Search Services, and Mapping Services which are specifically designed for use and consumption by mobile telephony devices.

“Negotiating Team Members” has the meaning set forth in Section 7(b)(iii) of the Letter Agreement.

“Negotiation Period” has the meaning set forth in Section 6 of the Letter Agreement.

“Net Revenues” means [*].

“Net Syndication Revenues” means, with respect to each Syndication Partner, the Net Revenues from [*] displayed on such Syndication Partner’s Syndication Properties, multiplied by one hundred percent minus such Syndication Partner’s Syndication Partner Rev Share Rate.

“New York Courts” has the meaning set forth in Section 7(a)(iv) of the Letter Agreement.

“Non-Breaching Party” has the meaning set forth in Section 20(b) of Annex A.

“Non-Internet Search Query” means any single request that is submitted by an individual end user that is not an Internet Search (e.g., a search within a vertical, such as shopping or travel).

Annex D - 7

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

“Paid Listing” means any advertisement for which the review, cataloguing, collection, maintenance, indexing, ranking, or display is paid, regardless of the method by which that payment is counted (whether cost for review, cost per click, cost per action, cost per impression, paid inclusion, pay-for-placement, or otherwise).

“Paid Search Services” means services that deliver Paid Listings in response to Queries. For the avoidance of doubt, Paid Search Services excludes Yahoo! Excluded Services.

“Partitions” means segments of Eligible Traffic originating from search entry points on the Yahoo! Properties as defined by the parties, which in aggregate represent all Eligible Traffic in the Control Bucket.

“Patents” means any and all existing and future patents and patent applications owned or licensable by the relevant party, and filed or issued anywhere in the world.

“Patent License” has the meaning set forth in Section 1(c) of Annex B.

“Personal Computer” means a general purpose computer, such as a desktop, laptop or netbook, that is (a) not primarily designed to serve as a mobile telephone device, regardless of whether it can be used to access the Internet, send email or text messages, or enable voice or video calls, but that (b) is primarily designed to be used by a single individual or small group of individuals at one time and to perform a multiplicity of general purpose computing functions at the direction of the user through applications.

“Premium Direct Advertisers” means for each country, (a) all advertisers who meet or exceed the Spending Threshold for such country or are designated as a Premium Direct Advertiser in such Advertiser Segment for a country and who participate in or express a desire to participate in Microsoft’s Paid Search Services or Yahoo!’s Paid Search Services or either party’s Contextual Advertising Services by placing or seeking to place orders for such services through a human being; (b) all agencies that specialize in search engine marketing in any part of their practice, or that offer search engine marketing as a service, and all of their advertisers in such country, and (c) Resellers and all of their advertisers, when such Resellers participate in or express a desire to participate in Microsoft’s Paid Search Services or Yahoo!’s Paid Search Services or either party’s Contextual Advertising Services by placing or seeking to place orders for such services through a human being in such country. To the extent that advertisers, agencies or Resellers place orders for Paid Search Services and Contextual Advertising Services solely via a self-serve Web site or APIs (whether operated or offered by Microsoft or a Reseller), such advertisers, agencies or Resellers are not Premium Direct Advertisers in connection with such online, self-service orders. Advertisers, agencies, and Resellers who are not Premium Direct Advertisers, are non-Premium Direct Advertisers.

“Product Updates” has the meaning set forth in Section 1(b) of Annex A.

“Privacy Laws” means those domestic and international laws and regulations relating to data privacy, data protection, or data retention; regulatory statements or enforcement actions that convey guidance concerning appropriate data handling and disclosures; regulatory guidance for industry best practices; governmental frameworks adopted by Microsoft or Yahoo! for extra-territorial transfers of personal data (e.g., the “Safe Harbor Principles” as adopted by the United

Annex D - 8

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

States Department of Commerce on or about July 21, 2000) and industry based self-regulatory principles to which Microsoft or Yahoo!, respectively, publicly declare its adherence.

“Quality Testing” has the meaning set forth in Section 4(c)(i) of Annex A.

“Query” means a single Internet Search request that is submitted by an individual end user.

“Reference RPS” has the meaning set forth in Section 9(c) of Annex A.

“Regions” means North America (the U.S. and Canada), Europe, Asia Pacific, and Emerging Markets.

“Relative Gap” means [*].

“Relative RPS Formula” has the meaning set forth in Section 20(c) of Annex A.

“Rendering Code” means the code developed by or for Microsoft that enables the rendering of Results passed by the Microsoft API on a Web page, but excludes Microsoft Brand Elements.

“Required Antitrust Approvals” means any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and by the European Commission under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings (and, in the event that the European Commission does not have jurisdiction pursuant to that Regulation, the German merger control statutes).

“Resellers” means third parties authorized by Yahoo! or Microsoft to sell to, and provided incentives to acquire, new advertisers for Paid Search Services and/or Contextual Advertising Services.

“Results” means Paid Listings and Algorithmic Listings.

“Retention Employees” has the meaning set forth in Section 13(b) of the Letter Agreement.

“Rev Share Rate” means the percentage of Net Revenues and Net Syndication Revenues that Yahoo! or a Syndication Partner is entitled to receive under the Search Services Agreement or Syndication Partnership, as applicable.

“RPS” has the meaning set forth in Section 20(a) of Annex A.

“Sales Reporting” means (a) ordinary and customary online advertising industry features for reporting and exporting data on advertiser Paid Search Services and Contextual Advertising Services campaigns including, without limitation, an advertiser’s spend and performance by campaign, country, and region, (b) all reporting and exporting Advertiser Data enabled by the Core Platform as exist today and as the same shall be improved over time, and (c) such customized features as are reasonably required for Yahoo! to service Premium Direct Advertisers of the Paid Search and Contextual Advertising Services and as prioritized by Microsoft consistent with Section [1(b)(v)(1)].

Annex D - 9

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

“Sales Tools” means all current and future tools used by a sales force for the Paid Search and Contextual Advertising Services to manage campaign planning, inventory visibility, inventory booking, campaign performance, optimization, campaign analytics (such as customer view, account view, position analysis, etc), and which may extend the base capabilities of the Core Platform built and supported by Microsoft.

“Schedule” means a schedule memorializing (a) the features, development schedule and launch schedule of the Marketplace Tools, Sales Tools, Tier 1 and Tier 2 and Core Platform APIs to service accounts upon Migration to the Core Platform, (b) the Migration Dates for accounts in each country to the Core Platform, and (c) a schedule for determining the Advertiser Segments for each country prior to the first Migration Date for any account in such country.

“Search Agreement” has the meaning set forth in the preamble of Annex A.

“Search Business” means Yahoo!’s business of Algorithmic Search Services, Paid Search Services, and Contextual Advertising Services.

“SEC” means the United States Securities and Exchange Commission.

“Senior Technical Program Manager” has the meaning set forth in Section 1(b)(v)(3).

“Services” means Microsoft’s Algorithmic Search Services, Paid Search Services and Contextual Advertising Services.

“Shortfall Employees” has the meaning set forth in Section 13(d) of the Letter Agreement.

“Spending Threshold” means an average monthly amount that an advertiser must spend on Paid Search Services and/or Contextual Advertising Services in each country to qualify for inclusion in the Premium Direct Advertiser Segment in such country on the basis of spend, which will be set in accordance with Section 11.

“Syndication Partner” means a third party with whom Yahoo! has contracted to provide Algorithmic Search Services or Paid Search Services or both.

“Syndication Partner Rev Share Rate” means, with respect to each Syndication Partner, the percentage of revenues Yahoo! is obligated to pay to such Syndication Partner pursuant to its Syndication Partnerships.

“Syndication Partnerships” means the agreements pursuant to which Yahoo! provides to a Syndication Partner Algorithmic Search Services or Paid Search Services or both.

“Syndication Properties” means all current and future (1) Web sites, applications and other online digital properties owned or operated by or on behalf of Syndication Partners and that are included in Syndication Partnerships and (2) software applications developed or distributed by Syndication Partners that provide access to or enable Algorithmic Search Services or Paid Search Services or both. Notwithstanding the foregoing, Syndication Properties do not include Web sites, applications and other online digital properties that are specifically designed for use and consumption by devices which are not Personal Computers.

Annex D - 10

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

“Technology” has the meaning set forth in Section 1(a) of Annex B.

“Technology License” has the meaning set forth in Section 1(a) of Annex B.

“Term” has the meaning set forth in Section 20(a) of Annex A.

“Termination Date” has the meaning set forth in Section 2 of the Letter Agreement.

“Test Passage Date” has the meaning set forth in Section 4(c)(i) of Annex A.

“Tier 1 Customer Support Tools” means tools required by Yahoo! to perform Tier 1 customer support functions utilizing, where needed, the Core Platform APIs or such other access to the Core Platform that Microsoft makes available (which will be at all times will be the most robust version of such other access made available through Microsoft’s tools without limitation in terms of user interface, access and visibility).

“Tier 2 Customer Support Tools” means tools required by Microsoft to perform Tier 2 customer support functions utilizing, where needed, the Core Platform APIs or such other access to the Core Platform that Microsoft makes available.

“Tier 1 Services” means all account management services related to Paid Search Services and Contextual Advertising Services, and other direct customer-facing functions such as account set-up, account structure, account troubleshooting, booking orders, optimizing campaigns, account termination, creative development, creative optimization, bid management, and strategy. Tier 1 Services do not include Tier 2 Services.

“Tier 2 Services” means backend support services for Paid Search Services and Contextual Advertising Services, including Editorial policy development and enforcement, technical support, click fraud detection and investigations, Core Platform API tool set up, Core Platform API tool management, Core Platform API tool troubleshooting, custom data feed development and platform management impacting Premium Direct Advertisers. Tier 2 Services do not include Tier 1 Services.

“Transferred Employees” has the meaning set forth in Section 13(a) of the Letter Agreement.

“Transition Plan” has the meaning set forth in Section 4(c) of Annex A.

“UI Normalized RPS” means an RPS measurement mutually agreed by the Parties based on a form of results pages that are normalized based on a common footprint of Paid Listings using mechanisms similar to those in the Relative RPS Formula and should be adjusted over time to achieve apples to apples comparison.

“Web Content Derived Metadata” means all metadata derived by Microsoft via processing of the raw Web content for addition to the Algorithmic Index. Derived metadata can be at the document level, or across the entire Web content corpus. As an example, the Microsoft Web Map describing the link structure of the documents is part of the Web Content Derived Data. The derived metadata (and associated semantics for metadata generally) will be subject to constant revision by Microsoft according to Microsoft’s business needs and Microsoft is not responsible for maintaining compatibility with previous versions. Microsoft will provide adequate

Annex D - 11

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

notification of these changes to Yahoo! and Yahoo! will assign as one of the responsibilities of the Dedicated Resources to track and adapt to these changes.

“Web Crawl Cache” means a copy of the entire set of content utilized by Microsoft in connection with the Algorithmic Search Services. This content is comprised of a set of documents. Each document represents the raw data pulled from external servers by the Microsoft programs which are traversing the web to refresh the Microsoft catalog of web content data (or content obtained via a feed and that is incorporated into the Algorithmic Index). Such data will include the following, to the extent collected by Microsoft, as well as other similar data;

a. Content and headers as well as body content extracted for formats such as PDF, Microsoft Word, etc.

b. Basic page processing: codepage conversion, language ID, region ID, outlinks, any information on boilerplate/templates, or any available page geometry information

c. Output of any per-page classifiers, key phrases, or other per-page document analysis available at this stage

d. Host IP and DNS info

e. Redirect chain

f. Page quality or authority score

g. In-lined content for any frames

h. Javascript and CSS required to render the page

i. Raw and canonical form of the URL

j. Inlinks (with anchortext)

k. Information that is known by Microsoft about the site or page, including multi-dimensional host quality information, classifications such as authority, adult, spam, topics, and basic aggregations (number of 404’s, language ID distribution, etc), change-rate, mirroring sites, page changes information such as discovery date, first crawl time, and similar information that is known to Microsoft

“Yahoo!” has the meaning set forth in the preamble of the Letter Agreement.

“Yahoo! Employees” has the meaning set forth in Section 11(a) of the Letter Agreement.

“Yahoo!’s Excluded Employees” has the meaning set forth in Section 11(b) of the Letter Agreement.

“Yahoo! Excluded Services” means (a) search that is restricted to one or more Yahoo! domains or Yahoo! Properties or a portion thereof (for example, searches from Yahoo! Properties solely of Yahoo!-branded news, weather, mail, Flickr, Del.icio.us, personals, jobs, or sports sites), (b)

Annex D - 12

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

searches of Yahoo!’s databases or feeds incidental to the operation, programming, maintenance, or support of Yahoo! Properties (for example, queries of Yahoo! databases or feeds undertaken to render links to available news content for display on a Yahoo! Property, such as links to “related AP stories,” or querying stored user preferences), or (c) for the avoidance of doubt, any other search functionality that is not an Algorithmic Search Service or Paid Search Service.

“Yahoo! Properties” means all current and future (1) Web sites, applications and other online digital properties owned or operated by or on behalf of Yahoo!, Yahoo! subsidiaries and Yahoo! joint venture relationships and (2) software applications developed or distributed by Yahoo! or Yahoo! subsidiaries that provide access to or enable Algorithmic Search Services or Paid Search Services, or both. Notwithstanding the foregoing, Yahoo! Properties do not include Web sites, applications and other online digital properties which are specifically designed for use and consumption by devices that are not Personal Computers.

“Yahoo! Results Pages” means all Web pages within the Yahoo! Properties on which Yahoo! displays Results in response to a Query.

“Yahoo! Search Data” means any data or information collected or derived by Microsoft through or in connection with the Services that are implemented on the Yahoo! Properties and the Syndication Properties, and any data or information derived therefrom by Microsoft (except for reports or conclusions derived from combinations of such data with similar data from Microsoft O&O Properties; provided that such data from the Yahoo! Properties and the Syndication Properties is not identified or identifiable as such). Yahoo! Search Data includes both data on end user activities occurring on the Yahoo! Properties that is collected directly by Microsoft as well as similar data that is collected by Yahoo! and then passed to by Yahoo! to the Microsoft API and thereby collected indirectly in that manner.

Annex D - 13

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.